Registration No.  333-63373
      Filed with the Securities and Exchange Commission on November 9, 1998
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        Pre-Effective Amendment No. 2 to
                                    FORM S-1


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 LINCOLN BANCORP
             (Exact name of registrant as specified in its charter)

    Indiana                          6712                        35-2055553
(State or other         (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of           Classification Code No.)           Identification No.)
incorporation
or organization)

       1121 East Main Street                            T. Tim Unger
           P.O. Box 510                                Lincoln Federal
  Plainfield, Indiana  46168-0510                       Savings Bank
          (317) 839-6539                            1121 East Main Street
                                                        P.O. Box 510
                                               Plainfield, Indiana  46168-0510
                                                        (317) 839-6539

                                    Copy to:
                             Claudia V. Swhier, Esq.
                               Barnes & Thornburg
                            11 South Meridian Street
                           Indianapolis, Indiana 46204


     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                       Proposed               Proposed Maximum         Amount of
   Title of each Class of             Amount to be    Maximum Offering       Aggregate Offering      Registration
 Securities to be Registered           Registered      Price Per Unit             Price (2)               Fee
------------------------------------------------------------------------------------------------------------------
   Common Stock, without par value (1) 8,926,875         $10.00                   $89,268,750         $26,334.28(3)
==================================================================================================================

(1) Includes 200,000 shares of Common Stock which may be issued to the Lincoln Federal Charitable Foundation, Inc. for no cash consideration
(2)  Estimated solely for the purpose of computing the registration fee.
(3)  Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS-REFERENCE SHEET


                     Item in Form S-1                                           Caption in Prospectus
                     ----------------                                           ---------------------
1.     Forepart of Registration Statement and Outside                  Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus                                  Front Cover Page of Prospectus
2.     Inside Front and Outside Back Cover Pages of                    Inside Front and Outside Back Cover Pages of
       Prospectus                                                      Prospectus
3.     Summary Information, Risk Factors, and Ratio of                 "QUESTIONS AND ANSWERS ABOUT
       Earnings to Fixed Charges                                       THE STOCK OFFERING"; "SUMMARY"; "RISK
                                                                       FACTORS"
4.     Use of Proceeds                                                 "USE OF PROCEEDS"
5.     Determination of Offering Price                                 "THE CONVERSION - Stock Pricing"
6.     Dilution                                                        Not Applicable
7.     Selling Security Holders                                        Not Applicable
8.     Plan of Distribution                                            "SUMMARY"; "THE CONVERSION - Subscription
                                                                       Offering," "- Community Offering," "-Marketing
                                                                       Arrangements," "- Selected Dealers"
9.     Description of Securities to be Registered                      "DESCRIPTION OF CAPITAL STOCK"
10.    Interests of Named Experts and Counsel                          Not Applicable
11.    Information with Respect to Registrant
       (a)    Description of Business                                  "LINCOLN BANCORP"; "LINCOLN FEDERAL
                                                                       SAVINGS BANK", "BUSINESS OF LINCOLN FEDERAL
                                                                       SAVINGS BANK"
       (b)    Description of Property                                  "BUSINESS OF LINCOLN FEDERAL SAVINGS BANK
                                                                        - Properties"
       (c)    Legal Proceedings                                        "BUSINESS OF LINCOLN FEDERAL SAVINGS
                                                                       BANK - Legal Proceedings"
       (d)    Market Price of and Dividends on the                     "MARKET FOR THE COMMON STOCK;"
              Registrant's Common Equity and Related                   "DIVIDENDS;" "PROPOSED PURCHASES
              Stockholder Matters                                      BY DIRECTORS AND EXECUTIVE OFFICERS";
                                                                       "DESCRIPTION OF CAPITAL STOCK"
       (e)    Financial Statements                                     "CONSOLIDATED FINANCIAL STATEMENTS";
                                                                       "PRO FORMA DATA"
       (f)    Selected Financial Data                                  "SELECTED CONSOLIDATED FINANCIAL
                                                                       DATA OF LINCOLN FEDERAL SAVINGS BANK
                                                                       AND SUBSIDIARY"
       (g)    Supplementary Financial Information                      Not Applicable
       (h)    Management's Discussion and Analysis of                  "MANAGEMENT'S DISCUSSION AND
              Financial Condition and Results of Operations            ANALYSIS OF FINANCIAL CONDITION AND
                                                                       RESULTS OF OPERATIONS OF LINCOLN FEDERAL
                                                                       SAVINGS BANK"
       (i)    Changes in and Disagreements with Accountants            Not Applicable
              on Accounting and Financial Disclosure
       (j)    Directors and Executive Officers                         "MANAGEMENT OF LINCOLN BANCORP";
                                                                       "MANAGEMENT OF LINCOLN FEDERAL SAVINGS
                                                                       BANK"
       (k)    Executive Compensation                                   "EXECUTIVE COMPENSATION
                                                                       AND RELATED TRANSACTIONS OF LINCOLN
                                                                       FEDERAL"
       (l)    Security Ownership of Certain Beneficial                 "PROPOSED PURCHASES BY DIRECTORS AND
              Owners and Management                                    EXECUTIVE OFICERS"
       (m)    Certain Relationships and Related Transactions          "EXECUTIVE COMPENSATION AND RELATED
                                                                       TRANSACTIONS OF LINCOLN FEDERAL --
                                                                       Transactions with Certain Related Persons"
12.    Disclosure of Commission Position on                            Not Applicable
       Indemnification for Securities Act Liabilities

PROSPECTUS
Up to 6,809,250 Shares of Common Stock
                                                                 Lincoln Bancorp
                                                           1121 East Main Street
                                                       Plainfield, Indiana 46168
                                                                  (317) 839-6539


================================================================================
         Lincoln Federal Savings Bank based in Plainfield, Indiana is converting from the mutual form to the stock form of organization. Upon completion of the conversion, Lincoln Federal Savings Bank will become a wholly-owned subsidiary of Lincoln Bancorp, which was formed in September, 1998. The common stock of Lincoln Bancorp is being offered to the public under the terms of a Plan of Conversion which must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by members of Lincoln Federal Savings Bank. The offering will not go forward if Lincoln Federal Savings Bank does not receive these approvals. Lincoln Bancorp has received conditional approval to have its common stock listed for quotation on the Nasdaq National Market System under the symbol "LNCB."
================================================================================



                                TERMS OF OFFERING


         An independent appraiser has estimated the market value of the converted Lincoln Federal Savings Bank to be between $43,050,000 and $58,950,000, which establishes the number of shares to be offered based upon a price of $10 per share. This estimate assumes a contribution by Lincoln Bancorp of 200,000 shares of common stock to Lincoln Federal Charitable Foundation, Inc. Subject to Office of Thrift Supervision approval, the maximum number of shares to be offered may be increased to 6,809,250 shares. Based on these estimates, we are making the following offering of shares of common stock.




                                                                           Minimum        Maximum         Supermaximum

          o   Price Per Share:                                                     $10             $10                $10
          o   Number of Shares                                               4,305,000       5,895,000          6,809,250
          o   Conversion Expenses                                           $1,208,048      $1,358,717         $1,445,350
          o   Net Proceeds to Lincoln Bancorp                              $41,841,952     $57,591,283        $66,647,150
          o   Net Proceeds per share to Lincoln Bancorp                          $9.72           $9.77              $9.79
              (excluding the shares issued to Lincoln Federal
              Charitable Foundation, Inc.)


Please refer to Risk Factors beginning on page 16 of this document.


These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


Charles Webb and Company will use its best efforts to help Lincoln Bancorp sell at least the minimum number of shares but does not guarantee this number will be sold. All funds received from subscribers will be held in an escrow savings account at Lincoln Federal Savings Bank earning interest at the passbook rate of 2.72% until the completion or termination of the Conversion.

For information on how to subscribe, call the Stock Information Center at (317) 837-5036.


                             CHARLES WEBB & COMPANY
                   A Division of Keefe, Bruyette & Woods, Inc.


                       Prospectus dated November 12, 1998

                                TABLE OF CONTENTS
                                                                            Page


Questions and Answers.......................................................   4
Summary.....................................................................   6
Selected Consolidated Financial Data of
   Lincoln Federal Savings Bank and Subsidiary..............................   9
Recent Developments of Lincoln Federal Savings Bank.........................  12
Risk Factors................................................................  16
Proposed Purchases by Directors and Executive Officers......................  21
Lincoln Bancorp.............................................................  22
Lincoln Federal Savings Bank................................................  22
Market Area.................................................................  22
Lincoln Federal Charitable Foundation, Inc..................................  23
Use of Proceeds.............................................................  25
Dividends...................................................................  26
Market for the Common Stock.................................................  27
Competition.................................................................  27
Capitalization..............................................................  27
Pro Forma Data..............................................................  29
Comparison of Valuation and Pro Forma Information With No Foundation........  36
Regulatory Capital Compliance...............................................  37
The Conversion..............................................................  38
       Establishment of the Foundation......................................  39
       Offering of Common Stock.............................................  45
       Subscription Offering................................................  46
       Community Offering...................................................  48
       Limitations on Common Stock Purchases................................  50
Management's Discussion and Analysis of Financial Condition and Results
   of Operations of
   Lincoln Federal Savings Bank and Subsidiary..............................  54
Business of Lincoln Federal Savings Bank....................................  74
Management of Lincoln Bancorp...............................................  95
Management of Lincoln Federal Savings Bank..................................  95
Executive Compensation and Related Transactions of
     Lincoln Federal Savings Bank...........................................  97
Regulation.................................................................. 101
Taxation.................................................................... 108
Restrictions on Acquisition of the Holding Company.......................... 109
Description of Capital Stock................................................ 114
Transfer Agent.............................................................. 115
Registration Requirements................................................... 115
Legal and Tax Matters....................................................... 115
Experts..................................................................... 115
Additional Information...................................................... 115
Index to Consolidated Financial Statements.................................. F-1
Glossary.................................................................... G-1


         This document contains forward-looking statements which involve risks and uncertainties. Lincoln Bancorp's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 11 of this Prospectus.

         Please see the Glossary beginning on page G-1 for the meaning of capitalized terms that are used in this Prospectus.

  [map of Indiana with Clinton, Hendricks and Montgomery Counties highlighted]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       What is the purpose of the offering?

A: The offering means that you will have the opportunity to share in our future as a shareholder of the newly formed holding company named Lincoln Bancorp which will own Lincoln Federal Savings Bank. The stock offering will increase our capital and the amount of funds available to us for lending and investment activities. This will give us greater flexibility to diversify operations and expand into other geographic markets if we choose to do so. As a stock savings association operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. In addition, our shareholders might also receive dividends and benefit from any long-term appreciation of our stock price if our earnings are sufficient in the future.

Q:       How do I purchase the stock?


A: You must complete and return the Stock Order Form to us, together with your payment, on or before Noon, Plainfield time, on December 14, 1998.


Q:       How much stock may I purchase?

A: The minimum purchase is 25 shares (or $250). Each person with subscription rights, in his capacity as such, may purchase up to 25,000 shares (or $250,000) in the Subscription Offering, subject to an overall maximum of 68,093 shares ($680,930). Joint account holders ordering through a single account may not collectively exceed these purchase limitations. Joint account holders ordering through more than one account may each purchase up to 25,000 shares, subject to the overall maximum of 68,093 shares.

         For example, if you have more than one account at Lincoln Federal Savings Bank, each in the same name, you may purchase up to 25,000 shares in the Subscription Offering. If you have only one account at Lincoln Federal Savings Bank held jointly with your spouse, together you and your spouse may only purchase up to 25,000 shares in the Subscription Offering. If you and your spouse hold two or more joint accounts, you may each purchase up to 25,000 shares, subject to the overall maximum of 68,093 shares.

         If we have a Community Offering, each purchaser may purchase up to 25,000 shares in that offering. However, your total purchases in the Conversion may not exceed 68,093 shares (or $680,930). In certain instances, your purchase may be grouped together with purchases by other persons who are associated with you. We may increase or decrease the maximum purchase limitation. If the offering is oversubscribed, shares will be allocated based upon a formula.

Q:       What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription, the stock will be offered on a priority basis to the following persons:

         o        Persons who had a deposit  account  with us on June 30,  1997.
                  (Lincoln Bancorp's employee stock ownership plan will have priority over such persons if more than 5,895,000 shares are sold, to the extent of any shares sold over 5,895,500 and up to the number of shares subscribed for by such plan). Any remaining shares will be offered to:

         o The employee stock ownership plan of Lincoln Bancorp. Any remaining shares will be offered to:

         o Persons who had a deposit account with us on September 30, 1998. Any remaining shares will be offered to:


         o Other depositors of ours, as of October 31, 1998, and our borrowers as of June 19, 1984 who remain borrowers on October 31, 1998.


         If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public in a Community Offering, with preference given to people who live in Hendricks, Montgomery and Clinton Counties, Indiana.

Q: What particular factors should I consider when deciding whether or not to buy the stock?

A: Before you decide to purchase stock, you should read this Prospectus. In particular, you should read and consider the Risk Factors section on pages 16 to 21 of this document.

Q: As a depositor of Lincoln Federal Savings Bank, what will happen if I do not purchase any stock?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. Even if you do purchase stock, your voting rights will depend on the amount of stock that you own and not on your deposit account at Lincoln Federal Savings Bank. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will not otherwise be affected by the Conversion.

Q: Can I purchase stock on behalf of someone else who does not have an account or is not a borrower at Lincoln Federal Savings Bank?

A: No. You may not transfer the subscription rights that you have as a depositor or borrower at Lincoln Federal Savings Bank. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares of the Common Stock by anyone known to us to be a party to such an agreement and we will pursue all legal remedies against any person who is a party to such an agreement.

Q:       How may I pay for my shares of stock?

A: First, you may pay for stock by check, cash (only if presented in person) or money order. Interest will be paid by Lincoln Federal Savings Bank on these funds at its passbook rate, which is currently 2.72% per annum, from the day the funds are received until the completion or termination of the Conversion. Second, you may authorize us to withdraw funds from your savings account(s) or certificate(s) of deposit at Lincoln Federal Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Conversion.

Q:       Can I purchase shares using funds in any IRA accounts I hold?

A: Applicable regulations do not permit the purchase of common stock from your existing Lincoln Federal Savings Bank IRA account. To accommodate our depositors, however, we have made arrangements with an outside trustee to allow such purchases. Please call our Stock Information Center for additional information.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. After reading this document, if you have questions or need assistance, you should contact:


                            Stock Information Center
                          Lincoln Federal Savings Bank
                                  P.O. Box 720
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 837-5036

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the consolidated financial statements and the notes to the consolidated financial statements of Lincoln Federal Savings Bank. References in this document to "we", "us", "our" and "Lincoln Federal" refer to Lincoln Federal Savings Bank. In certain instances where appropriate, "us" or "our" refer collectively to Lincoln Bancorp and Lincoln Federal Savings Bank. References in this document to "the Holding Company" refer to Lincoln Bancorp.

The Companies
                                 Lincoln Bancorp
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539

         Lincoln Bancorp is not currently an operating company and has not engaged in any significant business to date. It was formed in September, 1998, as an Indiana corporation to be the holding company for Lincoln Federal Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page 22.

                          Lincoln Federal Savings Bank
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539

         We are a community- and customer-oriented federal mutual savings bank. We provide financial services to individuals, families and small business. Historically, we have attracted deposits from the general public and have emphasized residential mortgage lending, primarily one- to four-family mortgage loans. We also offer commercial real estate loans, real estate construction loans, land loans, multi-family residential loans, home equity loans and other types of consumer loans, and commercial loans. On June 30, 1998, we had total assets of $304.5 million, deposits of $211.2 million, and equity capital of $42.8 million. See page 22.

The Stock Offering

         Lincoln Bancorp is offering for sale between 4,305,000 and 5,895,000 shares of its Common Stock at $10 per share. This offering may be increased to 6,809,250 shares without further notice to you if market or financial conditions change prior to the completion of this stock offering or if additional shares of stock are needed to fill the order of our employee stock ownership plan.

Stock Purchases

         Lincoln Bancorp will offer shares of its Common Stock to our depositors who held deposit accounts as of certain dates and to our borrowers with outstanding loans as of certain dates. The shares will be offered first in a Subscription Offering and any remaining shares may be offered in a Community Offering to members of the general public with preference given to residents of Hendricks, Montgomery and Clinton Counties. See pages 45 to 51. We have engaged Charles Webb & Company to assist in the marketing of the Common Stock.

Prohibition on Transfer of Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the Office of Thrift Supervision.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the pro forma market value of the Common Stock by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings associations. Keller & Company, Inc. has estimated that, in its opinion, as of August 14, 1998, and as updated as of October 23, 1998, the aggregate pro forma market value of the Common Stock ranged between $43,050,000 and $58,950,000 (with a mid-point of $51,000,000).
This appraisal assumes that the Holding Company issues 200,000 shares of Common Stock to Lincoln Federal Charitable Foundation, Inc. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of Common Stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings associations. If the pro forma market value of the Common Stock changes to either below $43,050,000 or above $68,092,500, we will notify you and provide you with the opportunity to modify or cancel your order. See pages 52 to 53.

Termination of the Offering


         The Subscription Offering will terminate at 12:00 noon, Plainfield time, on December 14, 1998. The Community Offering, if any, may terminate at any time without notice but no later than January 28, 1999, without approval by the OTS.


Benefits to Management from the Offering


         Our full-time employees will participate in our employee stock ownership plan, which is a form of retirement plan that will purchase shares of Lincoln Bancorp's Common Stock. We also intend to implement a management recognition and retention plan and a stock option plan following completion of the Conversion, which will benefit our officers and directors. If we award shares under the recognition and retention plan and the stock option plan out of our authorized but unissued shares of Common Stock, your ownership and voting interests would be diluted by 3.9% or 9.1%, respectively, assuming the sale of
5.1 million shares and the contribution of 200,000 shares to the Foundation. Net income per share and book value per share will also decrease if shares are awarded from authorized but unissued shares. However, the management recognition and retention plan and stock option plan may not be adopted until at least six months after the Conversion and are subject to shareholder approval and compliance with OTS regulations. See page 99 to 101.


         The following chart indicates the amount of Common Stock we expect will be held by the recognition and retention plan, the employee stock ownership plan and the stock option plan following the Conversion. The chart assumes that 4% of the number of shares sold in the Conversion (including the 200,000 shares issued to Lincoln Federal Charitable Foundation, Inc.) will be awarded under the recognition and retention plan, 8% will be issued to the employee stock ownership plan and 10% will be issued pursuant to the stock option plan.

                                     Number of Shares (1)    Value of Shares (2)
Recognition and Retention Plan                212,000           $2,120,000
Employee Stock Ownership Plan                 424,000           $4,240,000  (3)
Stock Option Plan                             530,000                  N/A  (4)


1 Assumes the sale of 5,100,000 shares of Common Stock, the midpoint of the Estimated Valuation Range, and the issuance of 200,000 shares to Lincoln Federal Charitable Foundation, Inc.

2 Assumes a value of $10 per share of Common Stock. Actual amounts will depend upon the future market value of the Common Stock, which cannot be determined at this time.

3 The Trustee of the ESOP will be required to vote nondirected shares and the shares held in the suspense account to reflect the instructions it has received fom participants in the ESOP regarding allocated shares.

4 The value of awards issued under the Stock Option Plan will depend upon the exercise price of the stock options and the market value of the Common Stock when the options are exercised, neither of which can be determined at this time.

         We also have entered into a three-year employment contract with T. Tim Unger, our President and Chief Executive Officer, in connection with the Conversion which provides for an annual salary of $135,000, subject to increases by our board of directors. The employment contract also provides for severance pay in an amount up to three times his annual salary in the event his employment is terminated without cause following a change in control of the Holding Company. See page 97. We also intend to issue 200,000 shares of stock to Lincoln Federal Charitable Foundation, Inc. We expect, however, that as a condition to its approval of the establishment of the Foundation, the OTS will require that all shares of Common Stock held by the Foundation be voted in the same ratio as all other shares of Common Stock on all proposals considered by the shareholders of the Holding Company. See pages 23 to 25.

Lincoln Federal Charitable Foundation, Inc.


         Our  Plan of  Conversion  provides  for the  establishment  of  Lincoln
Federal Charitable Foundation, Inc. to provide grants or donations for charitable activities in our market area. We have historically made donations to charitable organizations in our primary market area. During the 12-month period ended December 31, 1997, we made charitable donations of $31,900, and during the nine-month period ended September 30, 1998 we made charitable donations of $16,400. Lincoln Federal Charitable Foundation, Inc. is incorporated under Indiana law as a nonprofit corporation without members and operates under the guidance of its Board of Directors. Upon the completion of the Conversion, the Board will initially consist of three members of the Board of Directors of Lincoln Bancorp. Lincoln Bancorp intends to issue 200,000 shares, or $2 million, of Common Stock to Lincoln Federal Charitable Foundation, Inc. immediately following the Conversion. This issuance of additional shares of Common Stock to Lincoln Federal Charitable Foundation, Inc. will dilute the ownership and voting interests of any shares you may purchase by 3.8%, assuming the sale of 5,100,000 shares of Common Stock. See pages 23 to 25. Use of the Proceeds Raised from the Sale of Common Stock


         Lincoln Bancorp intends to use a portion of the proceeds from the stock offering to make a loan to our employee stock ownership plan to fund its purchase of 8% of the Common Stock sold in the Conversion and issued to the Foundation. Lincoln Bancorp will use 50% of the proceeds that remain after it pays expenses incurred in connection with the Conversion to purchase all of the capital stock to be issued by Lincoln Federal Savings Bank. Lincoln Bancorp will retain the balance of the proceeds as a possible source of funds for the payment of dividends, if any, to shareholders, to repurchase shares of Common Stock in the future, to acquire one or more other financial institutions or assets of other financial institutions, or for other general corporate purposes. The Holding Company has no present plans, agreements or understandings to acquire another financial institution or the assets of another financial institution or to repurchase shares of Common Stock. Lincoln Federal intends to use the proceeds it receives in the Conversion to support its lending activities, to repay advances from the Federal Home Loan Bank of Indianapolis and to purchase mortgage-backed securities and, possibly, loan participations from other financial institutions. On a short-term basis, both the Holding Company and Lincoln Federal may invest the net proceeds that they retain in short- or intermediate-term investments. See pages 25 to 26.

Dividends

         The Holding Company currently has not adopted a policy regarding the payment of dividends, if any, on the Common Stock. Following consummation of the Conversion, the Board of Directors of the Holding Company intends to implement a policy of paying quarterly cash dividends on the Common Stock. Declarations of dividends by the Holding Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Holding Company in the Conversion, investment opportunities available to the Holding Company or to Lincoln Federal, capital requirements, the Holding Company's and Lincoln Federal's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. There can be no assurances that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See pages 26 to 27.

Market for the Common Stock

         Lincoln Bancorp has received conditional approval to have its Common Stock listed for quotation on the Nasdaq National Market System under the symbol "LNCB." Even though we expect that the shares of Common Stock will be quoted on the Nasdaq National Market System, there can be no guarantee that an active and liquid trading market for the shares will develop and be maintained. The Common Stock may not be appropriate as a short-term investment. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See page 27.

Important Risks in Owning the Holding Company's Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 16 to 21 of this document.

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                   LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY

         The following selected consolidated financial data of Lincoln Federal and its subsidiary is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. Information at June 30, 1998 and for the six months ended June 30, 1998 and 1997 is unaudited but, in the opinion of management, includes all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of and for such dates. The results of operations at and for the six months ended June 30, 1998 are not necessarily indicative of the results of operations for the entire year.



                                             AT JUNE 30,                                     AT DECEMBER 31,
                                                1998              1997           1996            1995         1994          1993
                                                ----              ----           ----            ----         ----          ----
                                                                                            (In thousands)
Summary of Financial Condition Data:
Total assets...............................    $304,500         $321,391       $345,552        $319,777      $309,010     $225,500
Cash and interest bearing
     deposits in other banks (1)...........      23,765           18,958         10,394           8,882        21,488        5,937
Investment securities available for sale...      58,940           29,399            118             116           114          115
Investment securities held to maturity.....       3,500            9,635         15,185          11,600        12,748        9,748
Mortgage loans held for sale...............      19,264(2)           ---         24,200          15,534        16,141        8,779
Loans......................................     184,850          249,996        282,813         270,933       245,159      190,131
Allowance for loan losses..................      (1,432)          (1,361)        (1,241)         (1,121)       (1,046)      (1,056)
Net loans..................................     183,418(3)       248,635 (3)    281,572         269,812       244,113      189,075
Investment in limited partnerships.........       2,633            2,706          3,187           3,583         5,019        5,432
Deposits...................................     211,160          203,852        210,823         196,117       185,219      177,498
Borrowings.................................      47,889           72,827         94,412          85,604        90,294       17,645
Equity capital - substantially restricted..      42,795           41,978         37,919          34,930        31,546       28,165

(1)      Includes certificates of deposits in other financial institutions.

(2) Loans held for sale at June 30, 1998 consist of loans sold to a private investor in a transaction that closed in July, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lincoln Federal Savings Bank and Subsidiary -- Asset/Liability Management."

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lincoln Federal Savings Bank and Subsidiary -- Asset/Liability Management" for a discussion of the decline in our net loans.


                                                          SIX MONTHS
                                                         ENDED JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                       1998        1997       1997        1996       1995       1994       1993
                                                       ----        ----       ----        ----       ----       ----       ----
                                                                                 (In thousands)
Summary of Operating Data:
Total interest income............................... $11,413      $12,867    $25,297    $24,453     $22,065    $18,309    $15,713
Total interest expense..............................   6,855        7,745     15,652     15,119      14,486      9,418      7,512
                                                    --------       ------     ------     ------      ------     ------     ------
   Net interest income..............................   4,558        5,122      9,645      9,334       7,579      8,891      8,201
Provision for loan losses...........................     410           50        298        120         100         (1)       369
                                                    --------       ------     ------     ------      ------     ------     ------
   Net interest income after provision
     for losses on loans............................   4,148        5,072      9,347      9,214       7,479      8,892      7,832
                                                    --------       ------     ------     ------      ------     ------     ------
Other income (losses):
   Net realized-and unrealized-gain (loss) on loans
     held for sale..................................    (114)         (18)       299       (160)      1,463     (1,380)       643
   Net realized- and unrealized-gains on securities
     available for sale.............................     105          ---        118        ---         ---        ---        ---
   Equity in losses of limited partnerships.........    (268)        (327)      (681)      (596)     (1,595)      (663)      (450)
   Other............................................     378          285        674        503         473        529        684
                                                    --------       ------     ------     ------      ------     ------     ------
     Total other income (loss)......................     101          (60)       410       (253)        341     (1,514)       877
                                                    --------       ------     ------     ------      ------     ------     ------
Other expenses:
   Salaries and employee benefits...................   1,318        1,022      2,247      1,719       1,529      1,360      1,156
   Net occupancy expenses...........................     135          133        272        236         272        287        273
   Equipment expenses...............................     300          249        526        361         176        174        156
   Deposit insurance expense........................     100           85        194      1,725         438        408        284
   Data processing expense..........................     369          268        581        313         228        201        180
   Professional fees................................     177          140        238         69          48         41         54
   Mortgage servicing rights amortization...........     126            5         67         12           9         54        267
   Other............................................     570          546        960        668         544        375        232
                                                    --------       ------     ------     ------      ------     ------     ------
     Total  other expenses..........................   3,095        2,448      5,085      5,103       3,244      2,900      2,602
                                                    --------       ------     ------     ------      ------     ------     ------
   Income before income taxes, extraordinary item
     and cumulative effect of change in
     accounting principle...........................   1,154        2,564      4,672      3,858       4,576      4,478      6,107
   Income taxes.....................................     187          701      1,159        870       1,193      1,095      2,287
                                                    --------       ------     ------     ------      ------     ------     ------
Income before extraordinary item and cumulative
   effect of change in accounting principle.........     967        1,863      3,513      2,988       3,383      3,383      3,820
Extraordinary item-early extinguishment of debt,
   net of income taxes of $99.......................     150          ---        ---        ---         ---        ---        ---
Cumulative effect of change
     in accounting principle........................     ---          ---        ---        ---         ---        ---        356
                                                    --------       ------     ------     ------      ------     ------     ------
     Net income.....................................$    817       $1,863     $3,513     $2,988      $3,383     $3,383     $4,176
                                                    ========       ======     ======     ======      ======     ======     ======


                                                         SIX MONTHS
                                                       ENDED JUNE 30,                             YEAR ENDED DECEMBER 31,
                                                   1998            1997        1997        1996        1995       1994         1993
                                                   ----            ----        ----        ----        ----       ----         ----

Supplemental Data:
Return on assets (1) (2)........................     .53           1.07        1.02         .90        1.09        1.32        2.06
Return on equity (1) (3)........................    3.81           9.52        8.71        8.08        9.92       11.08       15.84
Equity to assets (4)............................   14.05          11.25       13.06       10.97       10.92       10.21       12.49
Interest rate spread during period (1) (5)......    2.39%          2.53%       2.41%       2.36%       1.99%       3.24%       3.86%
Net yield on interest-earning assets (1) (6)....    3.06           3.05        2.92        2.91        2.55        3.67        4.34
Efficiency ratio (7)............................   66.43          48.36       50.57       56.19       40.96       39.31       28.66
Other expenses to average assets (1)(8).........    2.15           1.40        1.47        1.54        1.05        1.13        1.29
Average interest-earning assets to average
   interest-bearing liabilities.................  114.59         111.21      110.88      111.80      111.31      111.18      112.05
Non-performing assets to total assets (4).......     .57            .99        1.14         .73         .75         .04         .13
Allowance for loan losses to total loans
   outstanding (4) (9)..........................     .70            .40         .54         .40         .39         .40         .53
Allowance for loan losses to
   non-performing loans (4).....................   87.16          36.91       37.56       50.80       46.81      780.60      350.08
Net charge-offs to average
   total loans outstanding .....................     .15            ---         .06         ---         .01         ---         .01
Number of full service offices (4)..............    4              4           4           4           4           4           4

(1) Information for six months ended June 30, 1998 and 1997 has been annualized. Interim results are not necessarily indicative of the results of operations for an entire year.

(2)      Net income divided by average total assets.

(3)      Net income divided by average total equity.

(4)      At end of period.

(5) Interest rate spread is calculated by substracting combined average interest cost from combined average interest rate earned for the period indicated.

(6)      Net interest income divided by average interest-earning assets.

(7) Other expenses (excluding federal income tax expense) divided by the sum of net interest income and noninterest income. Excluding the effect of the one-time SAIF assessment, the efficiency ratio would have been 42.28% for the year ended December 31, 1996.

(8)      Other expenses divided by average total assets.

(9)      Total loans include loans held for sale.

               RECENT DEVELOPMENTS OF LINCOLN FEDERAL SAVINGS BANK

         The following table sets forth selected consolidated financial condition data for Lincoln Federal and its subsidiary at September 30, 1998, and December 31, 1997, and selected consolidated operating data for Lincoln Federal and its subsidiary for the three months and nine months ended September 30, 1998 and 1997. Information at September 30, 1998 and for the three and nine months ended September 30, 1998 and 1997 is unaudited but, in the opinion of management, includes all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of and for such dates. The selected financial and other data of Lincoln Federal set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements and related notes thereto, appearing elsewhere herein. The operating results for the three and nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

                                                                     At September 30,                At December 31,
Summary of Financial Condition Data:                                        1998                          1997
                                                                     ----------------                ---------------
                                                                                        (In Thousands)
Total assets                                                             $321,825                       $321,391
Cash and interest bearing deposits in other banks (1)                      42,765                         18,958
Investment securities available for sale                                   74,843                         29,399
Investment securities held to maturity                                      2,250                          9,635
Mortgage loans held for sale                                                   --                             --
Loans                                                                     187,497                        249,996
Allowance for loan losses                                                  (1,482)                        (1,361)
Net loans                                                                 186,015                        248,635
Investment in limited partnerships                                          2,454                          2,706
Deposits                                                                  212,623                        203,852
Borrowings                                                                 52,889                         72,827
Equity capital - substantially restricted                                  43,239                         41,978

(1)  Includes certificates of deposit in other financial institutions


Three Months Ended                                             Nine Months Ended
                                                                 September 30,                      September 30,
Summary of Operating Data:                                   1998             1997              1998              1997
                                                          --------            ------         --------          --------
                                                                                   (In thousands)
Total interest income                                     $  5,564            $6,475          $16,977           $19,342
Total interest expense                                       3,384             4,145           10,239            11,890
                                                          --------            ------         --------          --------
Net interest income                                          2,180             2,330            6,738             7,452
Provision for loan losses                                       41                30              451                80
                                                          --------            ------         --------          --------
Net interest income after provision
     for losses on loans                                     2,139             2,300            6,287             7,372
Other income                                                    99               460              200               400
Other expenses                                               1,343               956            4,438             3,404
                                                          --------            ------         --------          --------
Income before income taxes and extraordinary item              895             1,804            2,049             4,368
Income taxes                                                   214               632              401             1,333
                                                          --------            ------         --------          --------
Income before extraordinary item                               681             1,172            1,648             3,035
Extraordinary item - early extinguishment
   of debt, net of income taxes of $99                                                            150
                                                          --------            ------         --------          --------
Net income                                                $    681            $1,172         $  1,498          $  3,035
                                                          ========            ======         ========          ========


                                                                             At or for the                       At or for the
                                                                           Three Months Ended                  Nine Months Ended
                                                                              September 30,                      September 30,
                                                                           1998           1997               1998             1997
                                                                           ----           ----               ----             ----
Supplemental Data:
Return on assets (ratio of net income to average
   total assets (1)..................................................       .88 %          1.32 %             .65 %          1.15 %
Return on equity  (ratio of net income to
   average total equity (1)..........................................      6.32           11.37              4.65           10.11
Equity to assets at end of period....................................     13.44           12.06             13.44           12.06
Interest rate spread during period (1) (2)...........................      2.26            2.43              2.33            2.50
Net yield on interest-earning assets (1) (3).........................      2.96            2.83              3.02            2.98
Efficiency ratio (4).................................................     58.93           34.27             63.97           43.35
Other expenses to average assets (1).................................      1.75            1.08              1.91            1.29
Average interest-earning assets to average
   interest-bearing liabilities......................................    115.23          107.95            115.08          110.12
Non-performing assets to total assets at end of period...............       .49            1.28               .49            1.28
Allowance for loan losses to total loans
   outstanding at end of period (5)..................................       .79             .53               .79             .53
Allowance for loan losses to
   non-performing loans at end of period.............................     95.61           30.37             95.61            3.37
Net charge-offs to average
   total loans outstanding ..........................................        ---             ---              .15 %            ---


(1) Ratios have been annualized. Interim results are not necessarily indicative of the results of operations for an entire year.

(2) Interest rate spread is calculated by substracting combined average interest cost from combined average interest rate earned for the period indicated.

(3)      Net interest income divided by average interest-earning assets.

(4) Other expenses (excluding federal income tax expense) divided by the sum of net interest income and noninterest income.

(5)      Total loans include loans held for sale.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Financial Condition at September 30, 1998 Compared to Financial Condition at December 31, 1997

         Our total assets increased by $434,000, or .14%, to $321.8 million at September 30, 1998 from $321.4 million at December 31, 1997. Our loans receivable decreased $62.5 million, or 25.0% due primarily to the securitization of approximately $39.9 million of one- to four-family residential loans and the sale of an additional $19.3 million of loans. Subsequent to the loan securitization, we sold $21.1 million of these mortgage-backed securities available for sale and retained the remaining $18.8 million in our mortgage-backed securities available-for-sale portfolio. Cash and interest-bearing deposits in other banks increased by $23.8 million and mortgage-backed securities available for sale and other investment securities available for sale and held to maturity increased by $38.1 million at September 30, 1998, compared to December 31, 1997. These increases were primarily due to the loan securitization and the loan sale. Deposits increased by $8.8 million, or 4.3% due primarily to a certificate of deposit promotion in February of 1998 that produced $4.3 million of new deposits. FHLB advances decreased $19.9 million, or 27.4%, at September 30, 1998 compared to December 31, 1997. Proceeds from the sales of mortgage-backed securities available for sale were used to repay a portion of the FHLB advances. Equity capital increased $1.3 million, or 3.0%, to $43.2 million. The increase was due to net income of $1.5 million offset by a decrease in unrealized gains on securities available for sale.

Comparison of Operating Results for the Three Months Ended September 30, 1998 and 1997


         Net Income. Net income decreased $491,000 to $681,000 for the three-month period ended September 30, 1998 from $1.2 million for the same period in 1997. The decrease was primarily a result of a decrease in net interest income and other income and an increase in other expense. Our net interest income declined primarily because we securitized certain loans in our portfolio and sold the resulting mortgage-backed securities on the secondary market. Because we no longer hold these loans in our portfolio, we expect our net interest income to remain at reduced levels in the future as well. The decrease in net income during the 1998 period compared to the 1997 period was also due to increased non-interest income during 1997 that resulted from a gain of approximately $280,000 on loans held for sale and $110,000 on the sale of securities. These gains resulted from declining interest rates during the 1997 period. Non-interest expense increased during the 1998 period as a result of the additional personnel we have hired recently.


         Net Interest Income. Net interest income decreased $150,000, or 6.4%, to $2.2 million for the three-month period ended September 30, 1998, from $2.3 million for the comparable period in 1997. Net interest income declined $8,000 due to a decrease in our volume of net interest earning assets and liabilities and decreased $142,000 as a result of a reduction in interest rate spread. Our interest rate spread was 2.26% and 2.43% for the 1998 and 1997 periods, respectively. Our net yield on interest-earning assets was 2.96% and 2.83%, for the 1998 and 1997 periods, respectively. Although our interest rate spread decreased by 17 basis points during the 1998 period, our yield on interest-earning assets increased 13 basis points because our average interest-earning assets as a percentage of interest-bearing liabilities increased from 108.0% for the 1997 period to 115.2% for the 1998 period.

         Provision for Loan Losses. Our provisions for loan losses for the three months ended September 30, 1998 and for the comparable period in 1997 were $41,000 and $30,000, respectively, an increase of $11,000. During the 1998 period, we had net recoveries of $9,000. There were no charge-offs or recoveries during the 1997 period.

         Other Income. Our other income decreased $361,000 for the three-month period ended September 30, 1998 as compared to the comparable period in 1997. This decrease in other income was primarily due to the recovery of unrealized losses on loans held for sale recorded during the third quarter in 1997 of approximately $266,000.

         Other Expenses. Our non-interest expense increased $387,000 to $1.3 million from $956,000 in 1997. A significant portion of the increase was attributable to an increase in salaries and employee benefits. Salaries and employee benefits were $683,000 for the three months ended September 30, 1998 compared to $502,000 for the three months ended September 30, 1997, an increase of $181,000, or 36.1%. We have increased our number of employees and added personnel with specialized skills to more effectively service our existing customers and to position us for future customer and product growth. The remaining increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense decreased $418,000, or 66.1%, from the three months ended September 30, 1997 to the same period in 1998. This variation in income tax expense was directly related to the decrease in our taxable income and to the low income housing credits earned during those periods.

Comparison of Operating Results for the Nine Months Ended September 30, 1998 and 1997

         Net Income. Net income decreased $1.5 million to $1.5 million for the nine-month period ended September 30, 1998 from $3.0 million for the same period in 1997. The decrease was primarily a result of a decrease in net interest income and an increase in our provision for loan losses and other expense.

         Net Interest Income. Net interest income decreased $714,000, or 9.6%, to $6.7 million for the nine-month period ended September 30, 1998, from $7.5 million for the comparable period in 1997. Net interest income declined $237,000 due to a decrease in our volume of net interest earning assets and liabilities and decreased $477,000 as a result of a reduction in our net interest rate spread. Our interest rate spread was 2.33% and 2.50% for the 1998 and 1997 periods, respectively. Our net yield on interest-earning assets was 3.02% and 2.98%, for the 1998 and 1997 periods, respectively. Although our interest rate spread decreased by 17 basis points during the 1998 period, our yield on interest-earning assets increased 4 basis points because our average interest-earning assets as a percentage of interest-bearing liabilities increased from 110.1% for the 1997 period to 115.1% for the 1998 period.

         Provision for Loan Losses. Our provisions for loan losses for the nine months ended September 30, 1998 and for the comparable period in 1997 were $451,000 and $80,000 respectively, an increase of $371,000. We maintain an allowance for loan losses based upon a quarterly evaluation of the size and known inherent risk in the components of our loan portfolio, our past loan loss experience, adverse situations which may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, current and, to a lesser extent, expected future economic conditions and peer comparisons. We increased our provision for loan losses in 1998 compared to 1997 primarily because of our more aggressive collection efforts to reduce nonperforming and delinquent loans, our higher concentration of delinquent loans in the remaining portfolio after our securitization and loan sale, our higher mix of consumer and development loans in our portfolio and our high level of nonperforming loans as compared to our peer groups. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

         Other Income. Our other income decreased $200,000 for the nine-month period ended September 30, 1998 as compared to the comparable period in 1997. This decrease in other income was primarily due to the recovery of unrealized losses on loans held for sale recorded during 1997 of approximately $266,000 offset by an increase in loan servicing income of $131,000.

         Other Expenses. Our non-interest expense increased $1.0 million to $4.4 million from $3.4 million in 1997. A significant portion of the increase was attributable to an increase in salaries and employee benefits. Salaries and employee benefits were $2.0 million for the nine months ended September 30, 1998 compared to $1.5 million for the nine months ended September 30, 1997, an increase of approximately $500,000, or 33.3%. We have increased our number of employees and added personnel with specialized skills to more effectively service our existing customers and to position us for future customer and product growth. In addition, mortgage servicing rights amortization increased $153,000 due to increased servicing activity and the adoption of new accounting standards. The remaining increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense decreased $932,000, or 69.9%, from the nine months ended September 30, 1997 to the same period in 1998. This variation in income tax expense was directly related to our decrease in taxable income and to the low income housing credits earned during those periods.

          Extraordinary Item - Early Extinguishment of Debt, Net of Income Taxes. Prepayment penalties of $249,000 on FHLB advances were recorded during the nine months ended September 30, 1998. Due to the securitization of loans and loans held for sale and the subsequent sales of a portion of these mortgage-backed securities, funds were available to prepay a portion of our FHLB advances.

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

Commercial Real Estate and Multi-Family Lending


         As of June 30, 1998, we had commercial real estate and multi-family loans of $14.5 million and $1 million, respectively, or 7.0% and .5% of our total loan portfolio. Although commercial real estate and multi-family loans provide higher interest rates and shorter terms, these loans have higher credit risks than one- to four-family residential loans. Commercial and multi-family real estate loans often involve large loan balances to single borrowers or groups of related borrowers. In addition, payment experience on loans secured by such properties typically depends upon the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the real estate market or in the general economy. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate. We have no commercial or multi-family real estate loans that were non-performing as of June 30, 1998. Although we believe that our current level of reserves is adequate, if a significant number of borrowers under these types of loans develop problems, we may be required to increase by a significant amount our allowance for loan losses because of the relatively large size of these loans. This, in turn, would reduce our net income. See "Business of Lincoln Federal Savings Bank - Lending Activities," and "- Non-Performing and Problem Assets."


Risks Related to Construction Loans


         As of June 30, 1998, we had 48 real estate construction loans in our portfolio in an aggregate amount of $7.7 million, including loans in the aggregate amount of $3.4 million to builders to acquire and develop residential real estate projects, $4.0 million for the construction of one- to four-family residential properties, a substantial portion of which were for the construction of speculative projects, and $368,000 for the construction of commercial real estate. Construction lending generally is considered riskier than one- to four-family residential lending because construction loans may have larger loan balances and, in the case of loans to developers, may depend upon the successful completion of the project and the ability of the developer to sell the property. In addition, risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project. As of June 30, 1998, we had $808,000 of non-performing construction loans, all of which were loans for the acquisition and development of residential real estate projects. We generally intend to increase the amounts of real estate construction loans in our portfolio following the Conversion. See "Business of Lincoln Federal Savings Bank - Non-Performing and Problem Assets."


Geographic Concentration of Loans

         All of our real estate mortgage loans are secured by properties located in Indiana, mostly in Hendricks, Montgomery and Clinton Counties. The economy in those counties is based on a mixture of agriculture and industry, as well as a variety of service, wholesale and retail businesses. A weakening in the local real estate market or in the local or national economy, or a reduction in the workforce at the manufacturing facilities in our market area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing the loans, which could reduce our earnings.

Lack of Active Market for Common Stock


         Even though we expect that the Common Stock will be listed for quotation on the Nasdaq National Market System, there can be no guarantee that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The Common Stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion Which Could Adversely Affect Trading Price of Common Stock

         Return on average equity (net income divided by average equity) is a ratio commonly used to compare the performance of a savings association to its peers. For the six-month periods ended June 30, 1998 and 1997, our returns on average equity (on an annualized basis) were 3.81% and 9.52%, respectively. As a result of the Conversion, our equity will increase substantially and our expenses will likely increase because of the costs associated with our employee stock ownership plan ("ESOP"), proposed management recognition and retention plan ("RRP"), and the costs of being a public company. Initially, we intend to invest the Conversion proceeds in short-term investments, which generally have lower yields. Because of the increases in our equity and expenses, our return on equity is likely to decrease as compared to our performance in previous years. A lower return on equity could adversely affect the trading price of our shares.

         Assuming that the market value of the shares of Common Stock remains at $10 per share, that 5,300,000 shares of Common Stock are sold in the Conversion and issued to the Foundation, that an amount of stock equal to 4% of the shares issued in the Conversion are awarded under the RRP and that 8% of the shares issued in the Conversion are issued to the ESOP, we would incur expenses in connection with the RRP in the aggregate amount of $2,120,000 over the 5-year period following shareholder approval of the RRP. Using these assumptions, we would also incur expenses in connection with the ESOP in the aggregate amount of $4,240,000 over the 20-year period commencing upon the effective date of the Conversion. In each case, the actual expense will depend on the actual number of awards made under the plans, the number of shares issued in the Conversion and the actual market value of the Common Stock. These factors cannot be determined at this time. We also expect to incur additional costs as a public company for such matters as mailing material to shareholders, holding an annual meeting and increased legal and accounting fees. We cannot estimate the amount of these expenses at this time, however. Because we expect the income we earn with the capital we receive in the Conversion to exceed these increased expenses, we do not expect that these additional expenses will cause a material decrease in our annual net income from historical amounts.

Limited Growth Potential and Difficulty in Fully Leveraging Capital

         We experience strong competition in our local market area in both originating loans and attracting deposits, primarily from commercial banks, thrifts and credit unions. We also face competition from other types of financial service companies such as mortgage bankers and securities firms. See "Competition." Management believes that we must grow in the future to leverage the new capital raised in the Conversion. Due to strong competition in our market area, we may be able to sustain future growth only at modest levels. As a result, our ability to leverage quickly the net proceeds from the Conversion is likely to be quite limited. Accordingly, for the near term, return on equity is likely to be modest or could even decline from present levels due to the limited growth prospects discussed above. In addition, we anticipate that the Conversion proceeds will be invested initially in short- or intermediate-term investment securities, which generally carry a lower yield than residential mortgage loans. Any increase in the proportion of our assets consisting of these securities would adversely affect our asset yield and interest rate spread.



Competition in Primary Market Area

         We face strong competition in our primary market area from state and national banks, state and federal savings associations, credit unions, and certain nonbanking consumer lenders. We also face competition from mutual funds and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources than are available to us and may offer services that we do not or cannot provide. This competitive environment for both loans and deposits may limit our ability to significantly increase our market share in our primary market area.

Market for Common Stock

         Because our income depends to a large extent upon the spread between the interest rates we pay for deposits and the interest we earn on our loans, our stream of earnings relies to a large extent upon overall trends in interest rates. Due to uncertainty among investors as to interest rate trends and to the recent volatility in the stock market, as well as to various recent proposals to overhaul the federal banking statutes, many recent conversions of mutual savings associations to the stock form of ownership have encountered inconsistent and unpredictable subscription levels. In addition, the offering of Common Stock may compete with similar stock offerings by other converting mutual savings associations, which could reduce demand for the Common Stock. Because of these uncertainties, there can be no assurance that there will be sufficient demand to sell the minimum number of shares of Common Stock that we offer in the Conversion.

Allowance for Loan Losses

         We have maintained our allowance for loan losses based upon historical practice and in accordance with generally accepted accounting principles. We determine the adequacy of our allowance for loan losses based upon estimates that are particularly susceptible to significant changes in the economic environment and changes in market conditions. Thus, a weakening in the local or national economy would likely require us to increase our allowance for loan losses to account for the increased likelihood that we would experience losses from our loan portfolio. At June 30, 1998, our allowance for loan losses was $1.4 million, or .7% of total loans outstanding, which is near the levels maintained by our peer group of savings associations. Our ratio of allowances for loan losses to non-performing assets is 82.3%, however, which is below our peer group level. Although this discrepancy between us and our peer group is largely attributable to two non-performing loans in our portfolio, one of which we recently partially charged-off, this ratio indicates we may be required to increase our loan loss allowances in the future in light of our level of non-performing assets. In addition, there can be no assurance that our allowance for loan losses will be adequate in the event of a protracted economic decline in our market area or that banking regulators, when reviewing our loan portfolio in the future, will not require us to increase our allowance for loan losses. In either event, any future increase in our allowance for loan losses would adversely affect earnings.

Dependence on New Management

         Our successful operations depend to a considerable degree upon our new management, including T. Tim Unger, who became our President and Chief Executive Officer in January, 1996, and John M. Baer, who became our Chief Financial Officer in June, 1997. We have established several other key positions in the past two years which have been filled by persons hired from outside Lincoln Federal. These positions include our Accounting Supervisor, Branch Coordinator, Loan Customer Service Supervisor, Secondary Marketing Manager, Compliance Officer, Marketing Director and Auditor. In addition, we are currently in the process of seeking to hire a Vice President to oversee our lending function. We believe that the addition of these key personnel will allow us to provide quality service to our customers in the future and will address concerns raised by regulators regarding inadequate staffing levels in light of our growth over the past several years. There can be no assurance, however, that our new management will be successful in operating Lincoln Federal or that staffing levels will be adequate once all of these positions are filled.

         We have entered into a three-year employment agreement with Mr. Unger, who is 58 years of age. The employment agreement requires certain payments to Mr. Unger if he is terminated without "just cause" by us or by an entity that acquires us, or if Mr. Unger terminates the employment agreement "for cause." The loss of Mr. Unger's services could adversely affect us. While the board of directors is seeking to attract and retain additional management either as a successor or supplement to Mr. Unger, there is no assurance that such individuals will be attracted or retained. If such individuals are retained, their participation in our management could result in changes to our operating strategy which could affect our profitability. We do not carry key-man insurance on Mr. Unger. See "Management of Lincoln Federal Savings Bank" and "Executive Compensation and Related Transactions of Lincoln Federal- Employment Contract."

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in the Holding Company's articles of incorporation and bylaws, the corporation law of the state of Indiana, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which our management opposes. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Holding Company, or the appointment of new directors to the Board, more difficult. For example, the Holding Company's Bylaws provide that directors must be residents of Hendricks, Montgomery or Clinton County, Indiana, must have maintained a deposit or loan relationship with us for at least nine months and, with respect to a non-employee director, must have served as a member of a civic or community organization in Hendricks, Montgomery or Clinton County for at least 12 months in the five-year period prior to being nominated to the Board (or in the case of existing directors, prior to September 10, 1998). The Holding Company's Board may waive one or more of these requirements for new directors appointed in connection with the acquisition of another financial institution or the acquisition or opening of a new branch. Further restrictions include: restrictions on the acquisition of the Holding Company's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to meetings of shareholders; denial of cumulative voting by shareholders in the election of directors; the issuance of preferred stock and additional shares of Common Stock without shareholder approval; and super majority provisions for the approval of certain business combinations. These provisions may adversely affect the trading price of our stock. See "Restrictions on Acquisition of the Holding Company."

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment


         Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans) and the interest expense we pay on our interest-bearing liabilities (such as deposits). As of June 30, 1998, approximately 63.2% of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rate") and which we generally originate with terms of up to 30 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally had fixed rates of interest and longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lincoln Federal Savings Bank and Subsidiary - Asset/Liability Management."


         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Possible Voting Control by Directors and Officers


         Our directors and executive officers intend to subscribe for 360,000 shares of Common Stock which, at the midpoint of the Estimated Valuation Range, would constitute 6.8% of the outstanding shares (including the shares to be issued to the Foundation). When aggregated with the shares of Common Stock our executive officers and directors expect to acquire through the Stock Option Plan and RRP, subject to shareholder approval, at the first shareholder meeting following the Conversion, our executive officers and directors would own approximately 990,700 shares of Common Stock, or 17.2% of the outstanding shares at the midpoint of the Estimated Valuation Range (including the shares to be issued to the Foundation and assuming that shares issued pursuant to the RRP are acquired on the open market and shares issued pursuant to the Stock Option Plan are issued from authorized but unissued shares). This ownership of Common Stock by our management could make it difficult to obtain majority support for shareholder proposals which are opposed by management. See "Proposed Purchases by Directors and Executive Officers," "Executive Compensation and Related Transactions of Lincoln Federal," "Description of Capital Stock," "Restrictions on Acquisition of the Holding Company," and "Lincoln Federal Charitable Foundation, Inc. - Potential Anti-Takeover Effect."


Possible Dilutive Effect of RRP and Stock Options

         If the Conversion is completed and shareholders approve the RRP and Stock Option Plan, we intend to issue shares to our officers and directors through these plans. If the shares for the RRP are issued from our authorized but unissued stock, your voting control could be diluted by up to approximately 3.9% at the midpoint of the Estimated Valuation Range. If the shares for the Stock Option Plan are issued from our authorized but unissued stock, your voting control could be diluted by up to approximately 9.1% at the midpoint of the Estimated Valuation Range. In either case, the trading price of our Common Stock may be reduced. See "Pro Forma Data" and "Executive Compensation and Related Transactions of Lincoln Federal."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Several bills have been introduced in the Congress that would consolidate the OTS with the Office of the Comptroller of the Currency. If a version of one of these bills is approved, we may be required to become a state or national commercial bank and become subject to regulation by a different government agency. As a result of these bills, our investment authority and the ability of the Holding Company to engage in diversified activities may be limited or prohibited, which could affect our profitability. It is impossible at this time to predict the impact of any such legislation on our operations. See "Regulation."

Impact of Proposed Legislation on Holding Company Activities

         Current law generally does not impose any restrictions on the permissible business activities of a unitary savings and loan holding company. See "Regulation - Savings and Loan Holding Company Regulation." The U.S. House of Representatives recently approved a bill (H.R. 10) which includes a provision that would generally prohibit a company that filed a holding company application with the OTS after March 31, 1998 from engaging in diversified business activities. If this provision were to become law, the Holding Company would not be regulated as a unitary savings and loan holding company but, rather, would be subject to the activities restrictions that apply to savings and loan holding companies that control more than one savings association. Such restrictions, if enacted, could adversely affect our ability to enter into new lines of business, although we have no current intentions to do so.

Restrictions on Repurchase of Shares

         During the first year following the Conversion, the Holding Company may not generally repurchase its shares except in unusual circumstances as permitted by the OTS. During each of the second and third years following the Conversion, the Holding Company may repurchase up to 5% of its outstanding shares. During those periods, if we decide that repurchases above those limits would be a good use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion - Restrictions on Repurchase of Stock by the Holding Company."

Risk of Delayed Offering

         Although we expect to complete the Conversion within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors could significantly delay the completion of the Conversion, which could significantly increase our Conversion costs. In this case, however, you would have the right to modify or rescind your subscription and to have your subscription funds returned to you promptly, with interest. In the event that the Conversion is not completed, we will remain a mutual savings bank, and all subscription funds will be promptly returned to subscribers, with interest. See "The Conversion."

Income Tax Consequences of Subscription Rights

         If the Internal Revenue Service were to determine that the subscription rights offered to you in connection with the Conversion have an ascertainable value, your exercise of your subscription rights could result in the recognition of taxable income. In the opinion of Keller & Company, Inc. ("Keller"), however, the subscription rights do not have an ascertainable fair market value. See "The Conversion - Principal Effects of Conversion - Tax Effects."

Year 2000 Compliance

         As the year 2000 approaches, concerns have been raised that existing computer software programs and operating systems may not be able to process data containing dates after December 31, 1999. Many existing software products were designed to accommodate only a two digit year (e.g., 1998 is reflected as "98"). Our operating, processing and accounting operations are maintained on computers and could be affected by Year 2000 issues. We also rely on third-party vendors for data processing. We are currently working with our third-party vendors to assess their Year 2000 readiness. While no assurance can be given that our third-party vendors will be Year 2000 compliant, we have been advised that our vendors are taking appropriate steps to address the issues on a timely basis. Based on certain preliminary estimates, we believe that our expenses related to upgrading our systems and software for Year 2000 issues will not exceed $300,000. We also believe that our testing for Year 2000 compliance should be completed by the second quarter of 1999. While we currently have no reason to believe that the cost of addressing these issues will materially affect our products, services or our ability to compete effectively, no assurance can be made that we or our third-party vendors will successfully and timely become Year 2000 compliant. We do not believe, however, that the cost of addressing Year 2000 issues presents a material event or uncertainty reasonably likely to affect our future financial results.

Establishment of the Foundation


         Consistent with our commitment to the communities we serve, the Plan of Conversion provides for the establishment of Lincoln Federal Charitable Foundation, Inc. (the "Foundation"), which has been incorporated under Indiana law as a nonprofit corporation without members. The Foundation will provide grants and donations to support not-for-profit community groups and other types of organizations or projects in our local community. We expect that these activities by the Foundation will enhance our visibility and reputation in the communities we serve and will enhance the long-term value of our community banking franchise. Immediately following the Conversion, we intend to fund the Foundation with 200,000 authorized but unissued shares of Common Stock. We will be unable to recover these shares of Common Stock once they have been contributed to the Foundation. We have received an opinion of our special counsel, Barnes & Thornburg, Indianapolis, Indiana ("Barnes & Thornburg") that the Holding Company may deduct this contribution of Common Stock to the Foundation from its income. We have also received confirmation from the Internal Revenue Service (the "IRS") that the Foundation qualifies as an exempt organization under section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). There can be no assurance, however, that in the event a challenge is made to the establishment of the Foundation in connection with the Conversion, such a challenge would not be successful or would not cause a delay in the consummation of the Conversion.


         Assuming the sale of shares at the midpoint of the Estimated Valuation Range and the issuance of shares to the Foundation, the Holding Company will have 5,300,000 shares issued and outstanding, of which the Foundation will own 200,000 shares, or 3.8%. The issuance of additional shares of Common Stock to the Foundation will dilute the value of any shares of Common Stock that you purchase in the Conversion by 3.8% and will adversely affect the reported earnings of the Holding Company in 1998, the year in which we expect the Foundation will be established. In addition, under certain circumstances the establishment of the Foundation may have an anti-takeover effect. See "Lincoln Federal Charitable Foundation, Inc.," "Pro Forma Data" and "The Conversion - Establishment of the Foundation."

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the intended purchases of Common Stock by each director and executive officer of Lincoln Federal and their Associates in the Conversion. All directors and executive officers will pay the same Purchase Price as all subscribers and will be subject to the same terms and conditions. In addition, directors and executive officers may not re-sell the shares of Common Stock that they purchase in the Conversion for at least one year from the date of the Conversion. All shares will be purchased for investment purposes and not for purposes of resale. The table assumes that 5,100,000 shares (the midpoint of the Estimated Value Range) of the Common Stock will be sold at $10.00 per share, 200,000 shares will be issued to the Foundation and that sufficient shares will be available to satisfy subscriptions.


                                                                       Aggregate                 Total
                                                                       Price of             Shares Proposed
                                                                       Intended            to be Subscribed             Percent
Name                       Position                                    Purchases                For (1)              of Shares (2)
----                       --------                                    ---------                -------              -------------

Lester N. Bergum           Director                                  $   200,000                20,000                    .38%
W. Thomas Harmon           Director                                      500,000                50,000                    .94
Jerry R. Holifield         Director                                      200,000                20,000                    .38
Wayne E. Kessler           Director                                      100,000                10,000                    .19
David E. Mansfield         Director                                      200,000                20,000                    .38
John C. Milholland         Director                                      500,000                50,000                    .94
T. Tim Unger               Director, President and
                             Chief Executive Officer                     500,000                50,000                    .94
Edward E. Whalen           Chairman                                      300,000                30,000                    .57
John L. Wyatt              Director                                      300,000                30,000                    .57
Frank A. Beardsley         Emeritus Director                             300,000                30,000                    .57
Charles Jones              Emeritus Director                             250,000                25,000                    .47
All Other Executive
   Officers                                                              250,000                25,000                    .47
                                                                      ----------               -------                   ----
All Directors and
   Executive Officers
   as a group (12 persons)(3)                                         $3,600,000               360,000                   6.79%
                                                                      ==========               =======                   ====




(1) Does not include shares subject to stock options which may be granted under the Stock Option Plan, or shares which may be awarded under the RRP.

(2)      Based upon the midpoint of the Estimated  Valuation  Range of 5,100,000
         shares,   plus  the  200,000  shares  expected  to  be  issued  to  the
         Foundation.


(3) Assuming that all shares awarded under the RRP are purchased on the open market and all shares subject to stock options are issued from authorized but unissued shares, and upon (i) the full vesting of the restricted stock awards to directors and executive officers contemplated under the RRP and (ii) the exercise in full of all options expected to be granted to directors and executive officers under the Stock Option Plan, all directors and executive officers as a group would beneficially own 896,095 shares (18.3%), 990,700 shares (17.2%), 1,085,305 shares (16.4%), and 1,194,101 shares (15.7%) upon sales at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively. These percentages take into account shares expected to be issued to the Foundation. See "Executive Compensation and Related Transactions of Lincoln Federal - RRP" and "- Stock Option Plan."


                                 LINCOLN BANCORP

         The Holding Company was formed in September, 1998 as an Indiana corporation to be the holding company for Lincoln Federal. The Holding Company has not engaged in any significant business to date and, for that reason, its financial statements are not included herein. The Holding Company has received approval from the OTS to become a savings and loan holding company through the acquisition of all of the capital stock of Lincoln Federal to be issued upon completion of the Conversion.


         The Holding Company will initially receive 50% of the net Conversion proceeds after payment of expenses incurred in connection with the Conversion. Under current law, the holding company structure will provide the Holding Company with greater flexibility than Lincoln Federal to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. The Holding Company has no present plans regarding diversification, acquisitions or expansion, however. The Holding Company initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize Lincoln Federal's support staff from time to time.


         The office of the Holding Company is located at 1121 East Main Street, P.O. Box 510, Plainfield, Indiana, 46168. The telephone number is (317) 839-6539.

                          LINCOLN FEDERAL SAVINGS BANK

         We have operated for more than 110 years as an independent, community-oriented savings association. We were originally organized in 1884 as Ladoga Federal Savings and Loan Association, located in Ladoga, Indiana. In 1979 we merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, we changed our name to Lincoln Federal Savings and Loan Association and, in 1984, we changed our name to its current form, Lincoln Federal Savings Bank. We currently conduct our business from four full-service offices located in Hendricks, Montgomery and Clinton Counties, Indiana, with our main office located in Plainfield. We expect to open a new office in Avon, Indiana in January, 1999. We offer a variety of lending, deposit and other financial services to our retail and commercial customers.

         We attract deposits from the general public and originate mortgage loans, most of which are secured by one- to four-family residential real property in Hendricks, Montgomery and Clinton Counties. We also offer commercial real estate loans, real estate construction loans, land loans, multi-family residential loans, consumer loans (including home equity loans and automobile loans) and commercial loans. We derive most of our funds for lending from deposits of our customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

         We have attained our strong capital position by focusing primarily on one- to four-family residential real estate mortgage lending in Hendricks, Montgomery and Clinton Counties, Indiana and, to a limited extent, in other nearby counties. At June 30, 1998, we had total assets of $304.5 million, deposits of $211.2 million and equity capital of $42.8 million, or 14.1% of assets. For the fiscal year ended December 31, 1997, we had net income of $3.5 million, a return on assets of 1.0% and a return on equity of 8.7%, and for the six-month period ended June 30, 1998, we had net income of $817,000, a return on assets of .5% and a return on equity of 3.8%, on an annualized basis.

                                   MARKET AREA

         Our primary market area is Hendricks, Montgomery and Clinton Counties, Indiana. Our main office is located in Plainfield, which is located in Hendricks County in central Indiana, approximately 15 miles west of Indianapolis. We also have offices in Crawfordsville, the county seat of Montgomery County, which is approximately 45 miles west of Indianapolis, in Frankfort, the county seat of Clinton County, located approximately 50 miles northwest of Indianapolis, and in Brownsburg, which is approximately 20 miles west of Indianapolis. In January, 1999, we intend to open our newest office in Avon, which is approximately 20 miles west of Indianapolis. Most of our deposits and lending activities come from individuals residing in, and entities located in our three-county market area.

         Hendricks, Montgomery and Clinton counties had a combined population of 162,000 in 1997, representing growth of 15% from the 1990 population of 141,000. The per capital income for those counties was $20,000 in 1997, compared to a per capita income for all of Indiana of $17,700 and for the United States of $18,100. The combined unemployment rate in the three counties was 2.4% in 1997, compared to an unemployment rate in Indiana of 3.5% and a national unemployment rate of 4.9%. The primary industries in our primary market area include agriculture, manufacturing and services.

                   LINCOLN FEDERAL CHARITABLE FOUNDATION, INC.

         Pursuant to the Plan, the Holding Company intends to establish a charitable foundation in connection with the Conversion. The Plan provides that Lincoln Federal and the Holding Company will establish the Foundation, which was incorporated under Indiana law as a nonprofit corporation without members in June, 1998, and which will be funded with shares of Common Stock contributed by the Holding Company. The contribution of Common Stock to the Foundation will dilute the interests of shareholders and will have an adverse impact on the reported earnings of the Holding Company in 1998, the year in which we anticipate the Foundation will be established.

         Dilution of Shareholders' Interests. The Holding Company proposes to fund the Foundation with 200,000 shares of Common Stock. Assuming the sale of Common Stock at the midpoint of the Estimated Valuation Range, upon completion of the Conversion and establishment of the Foundation, the Holding Company will have 5,300,000 shares issued and outstanding of which the Foundation will own 200,000 shares of Common Stock, or 3.8%. Using these assumptions, persons purchasing shares of Common Stock in the Conversion would have their ownership and voting interests in the Holding Company diluted by 3.8%. See "Pro Forma Data."

         Impact on Earnings. The Holding Company will recognize as an expense the full amount of its contribution of Common Stock to the Foundation during the quarter in which the contribution is made. As a result, the Holding Company's contribution of Common Stock to the Foundation will have an adverse impact on its earnings for the quarter and the year in which the contribution is made. We currently expect that the Holding Company will contribute 200,000 shares of Common Stock to the Foundation in the fourth quarter of 1998. This $2.0 million expense will be partially offset by the tax benefit related to the expense.

         We have been advised by Barnes & Thornburg that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. Assuming a contribution of $2.0 million in Common Stock, the Holding Company estimates a net tax effected expense of $1.3 million (based on a 34% marginal tax rate). Management expects that the establishment and funding of the Foundation will have an adverse impact on the Holding Company's earnings for that year. In light of the expected contribution of Common Stock to the Foundation, we expect that the direct charitable contributions that we make in the future will be restricted to nominal, tax-deductible donations to local charitable organizations. In addition, we do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

         Tax Considerations. We have been advised by Barnes & Thornburg that an organization created for the above-described purposes would qualify as a Section 501(c)(3) exempt organization under the Code, and would be classified as a private foundation. We have received confirmation from the IRS that the Foundation will be recognized as an exempt organization. The Foundation has received a determination letter from the Internal Revenue Service that it qualifies as a Section 501(c)(3) exempt organization under the Code.

         Barnes & Thornburg's opinion further provides that the Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Holding Company would be entitled to a deduction in the amount of the fair market value of the Common Stock at the time of the contribution, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Thus, the Holding Company expects to receive a tax benefit of approximately $680,000 in 1998 and/or over the subsequent five-year period based upon a contribution of $2.0 million of Common Stock to the Foundation.

         Assuming  the sale of  Common  Stock at the  maximum  of the  Estimated
Valuation Range, the Holding Company estimates that for federal income tax purposes, all of the deduction should be deductible over the six-year period. Although we have received the opinion of Barnes & Thornburg that the Holding Company will be entitled to the deduction of the charitable contribution, there can be no assurances that the IRS will permit such a deduction. In such event, the Holding Company's tax benefit related to the contribution of Common Stock to the Foundation would have to be fully expensed, resulting in further reduction in earnings in the year in which the IRS makes such a determination.


         Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion. In making its independent appraisal of the estimated pro forma market value of the Common Stock, Keller took into account the establishment of the Foundation. The pro forma aggregate price of the Common Stock being offered for sale in the Conversion, assuming the issuance of 200,000 shares to the Foundation, is currently estimated to be between $43.1 million and $59.0 million, subject to increase to $68.1 million, with a midpoint of $51 million. The pro forma price to book ratio and the pro forma price to annualized earnings ratio, at and for the six months ended June 30, 1998, are 61.1% and 16.1x, respectively, at the midpoint of the Estimated Valuation Range.

         In the event that the Foundation were not included in the Conversion, Keller has estimated that the pro forma market value of the Common Stock would be $55 million at the midpoint of the Estimated Valuation Range based on a pro forma price to book ratio and the pro forma price to earnings ratio at 61.2% and 16.1x, respectively. Based upon this estimate, the $2,000,000 of Common Stock to be contributed to the Foundation would reduce the amount of Common Stock to be offered in the Conversion by 370,000 shares (or $3,700,000), 400,000 shares (or $4,000,000), 430,000 shares (or $4,300,000) or 464,500 shares (or $4,645,000) at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, from the amount of Common Stock that would be offered in the Conversion without the Foundation. Accordingly, certain of our account holders who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of the depositor's stock order and the amount of his or her qualifying deposits with us and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information with No Foundation" and "Pro Forma Data." This estimate by Keller was prepared solely for purposes of providing Eligible Account Holders and subscribers with information with which to make an informed decision on the Conversion.


     The decrease in the amount of Common Stock being offered as a result of the issuance of Common Stock to the Foundation will not significantly affect our capital position. Our regulatory capital currently exceeds applicable requirements and will further exceed such requirements following the Conversion. Our tangible, core and risk-based capital ratios at June 30, 1998 would be 19.0%, 19.0% and 34.5%, respectively, and our pro forma net income for the six months ended June 30, 1998, would be $1.5 million at the midpoint of the Estimated Valuation Range, taking into account the proceeds from the Conversion. On a consolidated basis, the Holding Company's pro forma book value at June 30, 1998 would be $86.8 million, or approximately 24.9% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Valuation Range. Pro forma book value per share and pro forma net income per share for the six months ended June 30, 1998, would be $16.38 and $.31, respectively. If the Foundation were not established in the Conversion, based on the Keller estimate, the Holding Company's pro forma book value would be approximately $89.9 million, or approximately 25.6% of pro forma consolidated assets at the midpoint of the Estimated Valuation Range, and pro forma net income would be $1.6 million. Pro forma book value per share and pro forma net income per share would be substantially similar with or without the establishment of the Foundation. See "Comparison of Valuation and Pro Forma Information with No Foundation."


         Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation will own 3.8% of the total shares of the Common Stock outstanding, based upon the midpoint of the Estimated Valuation Range. We anticipate that the OTS will require, as a condition to its approval of the Conversion, that the shares of Common Stock held by the Foundation be voted in the same ratio as all other shares of the Common Stock on all proposals considered by the shareholders of the Holding Company. Because of this condition, we do not believe the Foundation will have an anti-takeover effect on the Holding Company. However, in the event that the OTS were to waive this voting restriction, the Foundation's Board of Directors would exercise sole voting power over the shares of Common Stock held by the Foundation and would no longer be subject to the restriction. See "The Conversion-Establishment of the Foundation-Regulatory Conditions Imposed on the Foundation."


         As the Foundation's Board of Directors will initially consist of three members of our Board of Directors, if the OTS were to waive this voting restriction (although we do not currently anticipate that we will seek such a waiver), our management may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by our management. In that case, assuming the sale of shares at the midpoint of the Estimated Valuation Range, the shares held by the Foundation, when aggregated with shares purchased directly by our officers and directors, shares expected to be held by the RRP and by the ESOP, and shares subject to stock options assumed to be fully exercised by our directors and officers, would exceed 20% of the outstanding Common Stock, which could enable management to defeat shareholder proposals requiring 80% approval.


         This potential voting control by management may preclude takeover attempts that certain shareholders deem to be in their best interest and may tend to perpetuate management. However, since the ESOP shares are allocated to all of our eligible employees, and any unallocated shares will be voted by the Trustee in the same proportions as allocated shares are voted, and because the RRP and the Stock Option Plan must first be approved by shareholders no sooner than six months following completion of the Conversion, management of the Holding Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. See "Executive Compensation and Related Transactions of Lincoln Federal." Moreover, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Holding Company is expected to decrease.


         Potential Challenges. To date, there has been limited precedent with respect to the establishment and funding of a charitable foundation as part of a conversion of a mutual savings association to stock form. As such, the
Foundation and the OTS's non-objection to the Conversion may be subject to potential challenges notwithstanding that the Boards of Directors of Lincoln Federal and the Holding Company have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion. See "The Conversion-Establishment of the Foundation-Purpose of the Foundation." If challenges were to be instituted seeking to require us to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against Lincoln Federal and the Holding Company. In addition, if we are forced to eliminate the Foundation, the Holding Company may be required to resolicit subscribers in the offering of Common Stock.


         Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of our members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If our members approve the Plan of Conversion, but not the establishment of the Foundation, we intend to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering since the Estimated Valuation Range, as set forth herein, takes into account the proposed contribution to the Foundation. If the pro forma market value of the Holding Company without the Foundation is either greater than $68.1 million or less than $43.1 million, or if the OTS otherwise requires a resolicitation of subscribers, we will establish a new Estimated Valuation Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Valuation Range must be approved by the OTS. See "The Conversion - Stock Pricing" and "- Number of Shares to be Issued."

                                 USE OF PROCEEDS


         The Holding Company will retain 50% of the net proceeds from the offering, after payment of expenses incurred in connection with the Conversion, and will use the balance of the proceeds to purchase all of the capital stock issued by Lincoln Federal in connection with the Conversion. A portion of the net proceeds to be retained by the Holding Company will be loaned to our ESOP to fund its purchase of 8% of the shares of the Holding Company sold in the Conversion and issued to the Foundation. On a short-term basis, the balance of the net proceeds retained by the Holding Company initially may be invested in cash and short-term investments. The Holding Company may also use the proceeds as a source of funds to acquire one or more other financial institutions, to acquire assets from other financial institutions, to pay dividends, if any, to shareholders or to repurchase shares of Common Stock. The Holding Company does not, however, have any present plans, negotiations or agreements to acquire another financial institution or to acquire assets from another financial institution. Neither Lincoln Federal nor the Holding Company will take any action to further the payment of a return of capital dividend for one year following the Conversion. In the event the Foundation is approved by our members, the Holding Company proposes to fund the Foundation with 200,000 shares of the Holding Company's Common Stock.


         Lincoln Federal intends to use a portion of the net proceeds that it receives from the Holding Company to support its lending activities and possibly to acquire loan participations from other financial institutions. Lincoln Federal may also use a portion of the net proceeds to fund the purchase of up to 4% of the shares for the RRP which we anticipate will be adopted by our Board following the Conversion, subject to shareholder approval, and to repay approximately $17.0 million in FHLB advances that mature in December, 1998. We anticipate that the balance of the proceeds may be used to purchase mortgage-backed securities in the secondary market or loan participations from other financial institutions. On an interim basis, we may use some of the net proceeds to invest in short- or intermediate-term U.S. government securities and other federal agency securities. See "Business of Lincoln Federal Savings Bank - Investments."

         The following table shows estimated gross and net proceeds based upon shares of Common Stock being sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

                                                                                                                       15% Above
                                                      Minimum,              Midpoint,            Maximum,              Maximum,
                                                      4,305,000             5,100,000            5,895,000             6,809,250
                                                       Shares                Shares               Shares                Shares
                                                    Sold at Price         Sold at Price        Sold at Price         Sold at Price
                                                      of $10.00             of $10.00            of $10.00           of $10.00(2)
                                                      ---------------------------------------------------------------------------
                                                                                      (in thousands)
Gross Proceeds..........................              $43,050               $51,000               $58,950               $68,093
Less:
   Estimated Underwriting Commissions
   and Other Expenses(1) (2)............                1,208                 1,283                 1,359                 1,445
                                                      -------               -------               -------               -------
Estimated net Conversion
   proceeds(1)..........................               41,842                49,717                57,591                66,648

Purchase by Holding Company of
   100% of Capital Stock of
   Lincoln Federal......................               20,921                24,859                28,796                33,324
                                                      -------               -------               -------               -------
Net proceeds retained by
   Holding Company......................              $20,921               $24,858               $28,795               $33,324
                                                      =======               =======               =======               =======

(1) In calculating estimated net Conversion proceeds, it has been assumed that no sales will be made through selected dealers, that all shares are sold in the Subscription Offering, that 70% of the shares of Common Stock are acquired by residents of Indiana and 30% are acquired by residents of other states, that executive officers and directors of Lincoln Federal and their Associates purchase 360,000 shares of Common Stock, that the ESOP acquires 8% of the shares of Common Stock sold in the Conversion and issued to the Foundation, and that 200,000 shares of Common Stock are issued to the Foundation.

(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and the Community Offering, if any.

     The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the Conversion, commissions paid for sales made through other dealers, and the actual number of shares of Common Stock sold in the Conversion. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.

                                    DIVIDENDS


         Although the Holding Company has not established a dividend policy, the Holding Company's management intends to implement a policy regarding the payment of cash dividends on the Common Stock following the Conversion. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by us to the Holding Company, general business practices and other factors. In addition, from time to time in an effort to manage capital at a desirable level, the board may determine to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. Neither Lincoln Federal nor the Holding Company will take any action to further the payment of a return of capital dividend for one year following the Conversion. In any event, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Regulation - Savings Association Regulatory Capital" and "- Dividend Limitations."


         The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends depend in part upon the receipt of dividends from Lincoln Federal. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and that will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of Common Stock.

         In addition to the foregoing, the portion of Lincoln Federal's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used to pay cash dividends to the Holding Company without the payment of federal income taxes by Lincoln Federal at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation - Federal Taxation" and the Notes to the Consolidated Financial Statements at page F-9. The Holding Company does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

         The Holding Company has never issued Common Stock to the public. Consequently, there is no established market for the Common Stock. The Holding Company has received conditional approval to have the Common Stock listed for quotation on the Nasdaq National Market System under the symbol "LNCB" upon the successful closing of the offering, subject to certain conditions which we believe will be met. We have been advised that Keefe, Bruyette and Woods, Inc. ("Keefe, Bruyette") intends to act as a market maker for the Common Stock. In order for the Common Stock to be traded on the Nasdaq National Market System, there must be at least three market makers for the Common Stock. We anticipate that we will be able to secure two other market makers to enable the stock to be listed for quotation on the Nasdaq National Market System.

         The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Holding Company nor any broker or dealer has control. Although the shares issued in the Conversion are expected to be traded on the Nasdaq National Market System, there can be no guarantee that an active or liquid trading market for the Common Stock will be developed and be maintained. Further, the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

         The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the Purchase Price.

                                   COMPETITION

         We originate most of our loans to and accept most of our deposits from residents of Hendricks, Montgomery and Clinton Counties, Indiana. We are subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, and certain nonbanking consumer lenders that provide similar services in those counties with significantly larger resources than are available to us. We also compete with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

         The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. We compete for loan originations primarily through the efficiency and quality of the services that we provide borrowers and through interest rates and loan fees charged. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that we cannot readily predict.

                                 CAPITALIZATION

         The following table presents our historical capitalization at June 30, 1998, and the pro forma consolidated capitalization of the Holding Company as of that date, giving effect to the sale of Common Stock offered by this Prospectus based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range and to the expected issuance to the Foundation of 200,000 shares of Common Stock, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time the Holding Company completes the Conversion due to, among other factors, a change in the Estimated Valuation Range or a change in the current estimated expenses of the Conversion. If the Estimated Valuation Range changes so that between 4,305,000 and 6,809,250 shares are not sold in the Conversion, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions during the offering at the revised Estimated Valuation Range.

                                                                                At June 30, 1998
                                                                                     Pro Forma Holding Company
                                                                                  Capitalization Based on Sale of
                                                                   4,305,000        5,100,000         5,895,000        6,809,250
                                                                    Shares           Shares            Shares           Shares
                                                                    Sold at          Sold at           Sold at          Sold at
                                              Lincoln Federal      Price of         Price of          Price of         Price of
                                                Historical          $10.00           $10.00            $10.00         $10.00 (8)
                                                ----------          ------           ------            ------         ----------
                                                                                 (In thousands)
Deposits (1).....................................  $211,160         $211,160         $211,160          $211,160         $211,160
Federal Home Loan Bank advances..................  $ 45,686        $  45,686        $  45,686         $  45,686        $  45,686
Note payable.....................................  $  2,203        $   2,203       $    2,203        $    2,203       $    2,203
Equity Capital:
  Preferred stock, without par
   value, 2,000,000 shares
   authorized, none issued.......................
  Common Stock, without par
   value, 20,000,000 shares
   authorized:  sold in the Conversion(2) .......                  $  41,842        $  49,717         $  57,591        $  66,648
     Shares issued to Foundation (3).............                      2,000            2,000             2,000            2,000
  Equity capital and net unrealized gain on
   securities available for sale  (4)............ $  42,795           42,795           42,795            42,795           42,795
Expense of contribution to Foundation (5)........                     (1,320)          (1,320)           (1,320)          (1,320)
  Common Stock acquired by ESOP(6) ..............                     (3,604)          (4,240)           (4,876)          (5,607)
  Common Stock acquired by the RRP (7)...........                     (1,802)          (2,120)           (2,438)          (2,804)
                                                  ---------        ---------        ---------           -------         --------
Equity Capital................................... $  42,795        $  79,911        $  86,832           $93,752         $101,712
                                                  =========        =========        =========           =======         ========

(1) Excludes accrued interest. Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Such withdrawals will reduce pro forma deposits by the amount thereof.

(2) The number of shares to be issued in the Conversion may be increased or decreased based on market and financial conditions prior to the completion of the Conversion. Assumes estimated expenses of $1,208,000, $1,283,000, $1,359,000 and $1,445,000 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. See "Use of Proceeds."

(3) Reflects 200,000 shares to be issued to the Foundation at an assumed value of $10.00 per share.


(4) Equity capital is substantially restricted. See Notes to Lincoln Federal's Consolidated Financial Statements. See also "The Conversion - Principal Effects of Conversion - Effect on Liquidation Rights." Equity capital does not reflect the federal income tax consequences of the restoration to income of Lincoln Federal's special bad debt reserve for income tax purposes which would be required in the unlikely event of a liquidation or if a substantial portion of equity capital were otherwise used for a purpose other than absorption of bad debt losses and are required as to post-1987 reserves under a recently enacted law. See "Taxation - Federal Taxation."


(5) Net of the tax effect of the contribution of Common Stock based upon a 34% marginal tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Holding Company's annual taxable income, subject to the ability of the Holding Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.


(6) Assumes purchases by the ESOP of a number of shares equal to 8% of the shares sold in the Conversion and issued to the Foundation. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. See "Use of Proceeds." Lincoln Federal intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The Common Stock acquired by the ESOP is reflected as a reduction of equity capital. See "Executive Compensation and Related Transactions of Lincoln Federal - Employee Stock Ownership Plan and Trust."

(7) Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the Common Stock sold in the Conversion and issued to the Foundation for issuance to directors and officers of the Holding Company and Lincoln Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market. Under the terms of the RRP, assuming it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma equity captial. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 5,100,000 shares of Common Stock, the midpoint of the Estimated Valuation Range, are issued in the Conversion, 200,000 shares are issued to the Foundation and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $.63 per share, or 3.9% on a pro forma basis as of June 30, 1998 at the midpoint of the Estimated Valuation Range. The dilution would be $.68 per share (3.8%) and $.59 per share (3.8%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis at June 30, 1998.


(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and Community Offering, if any.

                                 PRO FORMA DATA

         We estimate that we will receive net Conversion proceeds in an amount ranging from $41.8 million to $66.6 million. This estimate assumes (i) that all shares of Common Stock are sold in the Subscription Offering, (ii) that 70% of the shares are acquired by residents of Indiana and 30% are acquired by residents of other states, (iii) that our executive officers and directors and their Associates purchase 360,000 shares of Common Stock, (iv) that 200,000 shares of common Stock are issued to the Foundation, and (v) that the ESOP acquires 8% of the shares of Common Stock sold in the Conversion and issued to the Foundation. The following tables set forth the pro forma combined consolidated net income of the Holding Company for the six months ended June 30, 1998 and for the year ended December 31, 1997 as though the Conversion offering had been consummated at the beginning of those periods, respectively, and the investable net proceeds had been invested at 5.59% for the six months ended June 30, 1998 and 5.86% for the year ended December 31, 1997 (the yield on one-year U.S. government securities). The actual net proceeds to the Holding Company from the sale of Common Stock cannot be determined until the Conversion is completed. OTS regulations specify that the pro forma yield on net proceeds be calculated as the arithmetic average of the average yield on Lincoln Federal's interest-earning assets and the average cost of deposits. Lincoln Federal did not use this methodology to calculate pro forma yield, however, and instead assumed a yield based on one-year U.S. government securities. This latter methodology more accurately reflects Lincoln Federal's and the Holding Company's intent to invest the net proceeds initially in U.S. government securities. The pro forma after-tax return for the Holding Company on a consolidated basis is assumed to be 3.35% for the six months ended June 30, 1998 and 3.52% for the year ended December 31, 1997, after giving effect to (i) the yield on investable net proceeds from the Conversion offering and (ii) adjusting for taxes using a federal statutory tax rate of 34% and a net state statutory income tax rate of 6%. Historical and per share amounts have been calculated by dividing historical amounts and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP and the effect of the issuance of shares to the Foundation, assuming that such number of shares had been outstanding during each of the entire periods.

         Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of the Holding Company computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. See "The Conversion - Principal Effects of Conversion - Effect on Liquidation Rights." Book value also does not reflect the federal income tax consequences of the restoration to income of our special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses. See "Taxation - Federal Taxation." Pro forma book value includes only net proceeds from the Conversion offering as though it occurred as of the indicated dates and does not include earnings on the proceeds for the periods then ended.

          The following table gives effect to the issuance of authorized but unissued shares of the Holding Company's Common Stock to the Foundation concurrently with the completion of the Conversion. The pro forma book values at the dates indicated should not be considered as reflecting the potential trading value of the Holding Company's stock. There can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at prices within the range of the pro forma book values of the Common Stock or at or above the Purchase Price. The pro forma net income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such periods and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. Actual Conversion expenses may vary from the estimates set forth below. In addition, the following tables do not reflect withdrawals from deposit accounts for the purchase of Common Stock. Such withdrawals will reduce pro forma deposits by the amount thereof.

                                                            At or for the Six Months Ended June 30, 1998
                                    4,305,000 Shares           5,100,000 Shares          5,895,000 Shares       6,809,250 Shares (1)
                                         Sold at                    Sold at                   Sold at                   Sold at
                                    $10.00 Per Share           $10.00 Per Share          $10.00 Per Share          $10.00 Per Share
                                    ----------------           ----------------          ----------------          ----------------
                                                                (In thousands, except share data)

Gross proceeds.....................       $43,050                   $51,000                   $58,950                  $68,093
Plus:
  Shares contributed to Foundation
   (200,000 shares)................         2,000                     2,000                     2,000                    2,000
                                        ---------                 ---------                 ---------                ---------
  Pro forma market capitalization..       $45,050                   $53,000                   $60,950                  $70,093
                                        =========                 =========                 =========                =========
Gross proceeds.....................       $43,050                    51,000                    58,950                   68,093
Less offering expenses.............        (1,208)                   (1,283)                   (1,359)                  (1,445)
                                        ---------                 ---------                 ---------                ---------
Estimated net conversion proceeds (2)      41,842                    49,717                   57,591                    66,648
  Less:
   Common Stock acquired
     by ESOP (3)...................        (3,604)                   (4,240)                   (4,876)                  (5,607)
   Common Stock acquired
     by the RRP (4)................        (1,802)                   (2,120)                   (2,438)                  (2,804)
Investable net proceeds............       $36,436                   $43,357                   $50,277                  $58,237
Consolidated net income (5):
  Historical ......................          $967                      $967                      $967                     $967
  Pro forma income on investable
   net proceeds (6)................           610                       726                       842                      975
  Pro forma ESOP adjustment (3)....           (54)                      (64)                      (73)                     (84)
  Pro forma RRP adjustment (4) ....          (108)                     (127)                     (146)                    (168)
                                        ---------                 ---------                 ---------                ---------
  Pro forma net income ............        $1,415                    $1,502                    $1,590                   $1,690
                                        =========                 =========                 =========                =========
Consolidated net income per share (8)(9):
   Historical .....................         $0.23                     $0.20                     $0.17                    $0.15
  Pro forma income on investable
   net proceeds....................          0.15                      0.15                      0.15                     0.15
  Pro forma ESOP adjustment (3)....         (0.01)                    (0.01)                    (0.01)                   (0.01)
  Pro forma RRP adjustment (4).....         (0.03)                    (0.03)                    (0.03)                   (0.03)
                                        ---------                 ---------                 ---------                ---------
  Pro forma net income per share...         $0.34                     $0.31                     $0.28                    $0.26
                                        =========                 =========                 =========                =========
Consolidated book value (7) :
  Historical.......................       $42,795                   $42,795                   $42,795                  $42,795
  Estimated net conversion
    proceeds (2)...................        41,842                    49,717                    57,591                   66,648
  Plus: Shares contributed
   to Foundation...................         2,000                     2,000                     2,000                    2,000
  Less:  Contribution to Foundation        (2,000)                   (2,000)                   (2,000)                  (2,000)
  Plus:  Tax benefit of the contribution
   to Foundation...................           680                       680                       680                      680
  Less:
   Common Stock acquired
     by ESOP (3)...................        (3,604)                   (4,240)                   (4,876)                  (5,607)
   Common Stock acquired
     by the RRP (4)................        (1,802)                   (2,120)                   (2,438)                  (2,804)
                                        ---------                 ---------                 ---------                ---------
  Pro forma book value.............       $79,911                   $86,832                   $93,752                 $101,712
                                        =========                 =========                 =========                =========
Consolidated book value per share (7)(9):
  Historical ......................         $9.50                     $8.07                     $7.02                    $6.11
  Estimated net conversion proceeds          9.29                      9.38                      9.45                     9.51
  Plus: Shares contributed
   to Foundation...................          0.44                      0.38                      0.33                     0.29
  Less:  Contribution to Foundation         (0.44)                    (0.38)                    (0.33)                   (0.29)
  Plus:  Tax benefit of the contribution
   to Foundation...................          0.15                      0.13                      0.11                     0.10
  Less:
   Common Stock acquired
     by the ESOP (3)...............         (0.80)                    (0.80)                    (0.80)                   (0.80)
   Common Stock acquired
     by the RRP (4)................         (0.40)                    (0.40)                    (0.40)                   (0.40)
                                        ---------                 ---------                 ---------                ---------
  Pro forma book value per share...        $17.74                    $16.38                    $15.38                   $14.52
                                        =========                 =========                 =========                =========
Offering price as a percentage of pro
  forma book value per share.......         56.37%                    61.05%                    65.02%                   68.87%
                                        =========                 =========                 =========                =========
Ratio of offering price to pro forma net
  income per share (annualized) ...         14.71x                    16.13x                    17.86x                   19.23x
                                        =========                 =========                 =========                =========
Number of shares used in
  calculating net income per share (8)  4,162,620                 4,897,200                 5,631,780                6,476,585
                                        =========                 =========                 =========                =========
Number of shares used in
  calculating book value...........     4,505,000                 5,300,000                 6,095,000                7,009,205
                                        =========                 =========                 =========                =========


(Footnotes on following page.)

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any.

(2) See "Use of Proceeds" for assumptions utilized to determine the investable net proceeds of the sale of Common Stock.


(3) It is assumed that 8% of the shares of Common Stock sold in the Conversion and issued to the Foundation will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed by the ESOP from the Holding Company (see "Use of Proceeds"). Lincoln Federal intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements on the debt. Lincoln Federal's total annual expense in payment of the ESOP debt is based upon 20 equal annual installments of principal with an assumed tax benefit of 40%. The pro forma net income assumes: (i) Lincoln Federal's total contributions are equivalent to the debt service requirement for the year; (ii) that 18,020, 21,200, 24,380 and 28,035 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 1998 at an average fair value of $10.00 per share in accordance with SOP 93-6; (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations; and (iv) the effective tax rate applicable to the debt was 40%. Expense for the ESOP will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year. Accordingly, Lincoln Federal's total annual expense in payment of the ESOP for such years may be higher than that discussed above. The loan to the ESOP is reflected as a reduction of book value.

(4) Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the Common Stock sold in the Conversion and issued to the Foundation, or 180,200, 212,000, 243,800 and 280,400
     shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, for issuance to directors and officers of the Holding Company and Lincoln Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market, and the estimated net Conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under the terms of the RRP, if it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. A tax benefit of 40% has been assumed. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma book value. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired by the RRP, the interests of existing shareholders will be diluted. Assuming that 5,100,000 shares of Common Stock are issued in the Conversion, the midpoint of the Estimated Valuation Range, that 200,000 shares of Common Stock are issued to the Foundation, and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $.63 per share, or 3.9% on a pro forma basis as of June 30, 1998, at the midpoint of the Estimated Valuation Range. The dilution would be $.68 per share (3.8%) and $.59 per share (3.8%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of June 30, 1998.

(5) Represents income from continuing operations before the extraordinary item of $150,000 for early extinguishment of debt, net of tax. Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. The Holding Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.3 million. Assuming the issuance to the Foundation was expensed during the six months ended June 30, 1998, pro forma net income per share would be $.02, $.04, $.05, and $.06, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(6) Assuming investable net proceeds had been invested since the beginning of the period at 5.59% for the six months ended June 30, 1998 (the yield on one-year U.S. government securities) and an assumed effective tax rate of 40%.

(7) Book value represents the excess of assets over liabilities. The effect of the liquidation account is not reflected in these computations. (For additional information regarding the liquidation account, see "The Conversion - Principal Effects of Conversion - Effect on Liquidation Rights.")


(8) The number of shares used in calculating net income per share was calculated using the indicated number of shares sold and the shares issued to the Foundation reduced by the assumed number of ESOP shares that would be unallocated at the end of the first allocation period. Allocation of ESOP shares is assumed to occur on the first day of the fiscal year.


(9) Assuming the receipt of shareholder approval, the Holding Company intends to implement the Stock Option Plan. Assuming such implementation, Common Stock in an aggregate amount equal to 10% of the shares sold in the Conversion and issued to the Foundation will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. No effect has been given to the shares of Common Stock reserved for issuance under the Stock Option Plan. Upon the exercise of stock options granted under the Stock Option Plan, the interest of existing shareholders will be diluted. The Holding Company estimates that the per share book value for the Common Stock would be diluted $.58 per share, or 3.5% on a pro forma basis as of June 30, 1998, assuming the sale of 5.1 million shares in the Conversion, the midpoint of the Estimated Valuation Range, the issuance of 200,000 shares to the Foundation and the exercise of 530,000 options at an exercise price of $10.00 per share. This dilution further assumes that the shares will be issued from authorized, but unissued, shares. The dilution would be $.71 per share (4.0%) and $.49 per share (3.2%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of June 30, 1998.



                                                             At or for the Year Ended December 31, 1997
                                    4,305,000 Shares           5,100,000 Shares          5,895,000 Shares       6,809,250 Shares (1)
                                         Sold at                    Sold at                   Sold at                   Sold at
                                    $10.00 Per Share           $10.00 Per Share          $10.00 Per Share          $10.00 Per Share
                                    ----------------           ----------------          ----------------          ----------------
                                                                (In thousands, except share data)

Gross proceeds.....................       $43,050                   $51,000                   $58,950                  $68,093
Plus:
  Shares contributed to Foundation
   (200,000 shares)................         2,000                     2,000                     2,000                    2,000
  Pro forma market capitalization..       $45,050                   $53,000                   $60,950                  $70,093
Gross proceeds.....................       $43,050                   $51,000                   $58,950                  $68,093
Less offering expenses.............        (1,208)                   (1,283)                   (1,359)                  (1,445)
Estimated net conversion proceeds (2)                                41,842                    49,717                   57,591
66,648
  Less:
   Common Stock acquired
     by ESOP (3)...................        (3,604)                   (4,240)                   (4,876)                  (5,607)
   Common Stock acquired
     by the RRP (4)................        (1,802)                   (2,120)                   (2,438)                  (2,804)
Investable net proceeds............       $36,436                   $43,357                   $50,277                  $58,237
Consolidated net income (5):
  Historical ......................        $3,513                    $3,513                    $3,513                   $3,513
  Pro forma income on investable
   net proceeds (6)................         1,283                     1,526                     1,770                    2,050
  Pro forma ESOP adjustment (3)....          (108)                     (127)                     (146)                    (168)
  Pro forma RRP adjustment (4) ....          (216)                     (254)                     (293)                    (336)
  Pro forma net income ............        $4,472                    $4,658                    $4,844                   $5,059
Consolidated net income per share (8)(9):
   Historical .....................         $0.84                     $0.72                     $0.62                    $0.54
  Pro forma income on investable
   net proceeds....................          0.31                      0.31                      0.31                     0.32
  Pro forma ESOP adjustment (3)....         (0.03)                    (0.03)                    (0.03)                   (0.03)
  Pro forma RRP adjustment (4).....         (0.05)                    (0.05)                    (0.05)                   (0.05)
  Pro forma net income per share...         $1.07                     $0.95                     $0.85                    $0.78


Consolidated book value (7) :
  Historical.......................       $41,978                   $41,978                   $41,978                  $41,978
  Estimated net conversion
    proceeds (2)...................        41,842                    49,717                    57,591                   66,648
  Plus: Shares contributed
   to Foundation...................         2,000                     2,000                     2,000                    2,000
  Less:  Contribution to Foundation        (2,000)                   (2,000)                   (2,000)                  (2,000)
  Plus:  Tax benefit of the contribution
   to Foundation...................           680                       680                       680                      680
  Less:
   Common Stock acquired
     by ESOP (3)...................        (3,604)                   (4,240)                   (4,876)                  (5,607)
   Common Stock acquired
     by the RRP (4)................        (1,802)                   (2,120)                   (2,438)                  (2,804)
  Pro forma book value.............       $79,094                   $86,015                   $92,935                 $100,895
Consolidated book value per share (7)(9):
  Historical ......................         $9.32                     $7.92                     $6.89                    $5.99
  Estimated net conversion proceeds          9.29                      9.38                      9.45                     9.51
  Plus:  Shares contributed
   to Foundation...................          0.44                      0.38                      0.33                     0.29
  Less:  Contribution to Foundation         (0.44)                    (0.38)                    (0.33)                   (0.29)
  Plus:  Tax benefit of the contribution
   to Foundation...................          0.15                      0.13                      0.11                     0.10
  Less:
   Common Stock acquired
     by the ESOP (3)...............         (0.80)                    (0.80)                    (0.80)                   (0.80)
   Common Stock acquired
     by the RRP (4)................         (0.40)                    (0.40)                    (0.40)                   (0.40)
                                        ---------                 ---------                 ---------                ---------
  Pro forma book value per share...        $17.56                    $16.23                    $15.25                   $14.40
                                        =========                 =========                 =========                =========
Offering price as a percentage of pro
  forma book value per share.......         56.95%                    61.61%                    65.57%                   69.44%
                                        =========                 =========                 =========                =========
Ratio of offering price to pro forma
  net income per share ............          9.35x                    10.53x                    11.76x                   12.82x
                                        =========                 =========                 =========                =========
Number of shares used in
  calculating net income per share (8)  4,162,620                 4,897,200                 5,631,780                6,476,585
                                        =========                 =========                 =========                =========
Number of shares used in
  calculating book value...........     4,505,000                 5,300,000                 6,095,000                7,009,250
                                        =========                 =========                 =========                =========

(Footnotes on following page.)

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any.

(2) See "Use of Proceeds" for assumptions utilized to determine the investable net proceeds of the sale of Common Stock.


(3) It is assumed that 8% of the shares of Common Stock sold in the Conversion and issued to the Foundation will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed by the ESOP from the Holding Company (see "Use of Proceeds"). Lincoln Federal intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements on the debt. Lincoln Federal's total annual expense in payment of the ESOP debt is based upon 20 equal annual installments of principal with an assumed tax benefit of 40%. The pro forma net income assumes: (i) Lincoln Federal's total contributions are equivalent to the debt service requirement for the year; (ii) that 18,020, 21,200, 24,380 and 28,035 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share in accordance with SOP 93-6; (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations; and (iv) the effective tax rate applicable to the debt was 40%. Expense for the ESOP will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year. Accordingly, Lincoln Federal's total annual expense in payment of the ESOP for such years may be higher than that discussed above. The loan to the ESOP is reflected as a reduction of book value.

(4) Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the Common Stock sold in the Conversion and issued to the Foundation, or 180,200, 212,000, 243,800 and 280,400
     shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, for issuance to directors and officers of the Holding Company and Lincoln Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market, and the estimated net Conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under the terms of the RRP, if it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. A tax benefit of 40% has been assumed. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma book value. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired by the RRP, the interests of existing shareholders will be diluted. Assuming that 5,100,000 shares of Common Stock are issued in the Conversion, the midpoint of the Estimated Valuation Range, that 200,000 shares of Common Stock are contributed to the Foundation, and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $.62 per share, or 3.8% on a pro forma basis as of December 31, 1997, at the midpoint of the Estimated Valuation Range. The dilution would be $.68 per share (3.9%) and $.59 per share (3.9%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of December 31, 1997.

(5) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. The Holding Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.3 million. Assuming the issuance to the Foundation was expensed during the year ended December 31, 1997, pro forma net income per share would be $.75, $.68, $.63, and $.58, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.


(6) Assuming investable net proceeds had been invested since the beginning of the period at 5.86% for the year ended December 31, 1997 (the yield on one-year U.S. government securities) and an assumed effective tax rate of 40%.

(7) Book value represents the excess of assets over liabilities. The effect of the liquidation account is not reflected in these computations. (For additional information regarding the liquidation account, see "The Conversion - Principal Effects of Conversion - Effect on Liquidation Rights.")

(8) The number of shares used in calculating net income per share was calculated using the indicated number of shares sold and the shares issued to the Foundation reduced by the assumed number of ESOP shares that would be unallocated at the end of the first allocation period. Allocation of ESOP shares is assumed to occur on the first day of the fiscal year.

(9) Assuming the receipt of shareholder approval, the Holding Company intends to implement the Stock Option Plan. Assuming such implementation, Common Stock in an aggregate amount equal to 10% of the shares sold in the Conversion and issued to the Foundation will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. No effect has been given to the shares of Common Stock reserved for issuance under the Stock Option Plan. Upon the exercise of stock options granted under the Stock Option Plan, the interest of existing shareholders will be diluted. The Holding Company estimates that the per share book value for the Common Stock would be diluted $.57 per share, or 3.5% on a pro forma basis as of December 31, 1997, assuming the sale of 5.1 million shares in the Conversion, the midpoint of the Estimated Valuation Range, the issuance of 200,000 shares to the Foundation and the exercise of 530,000 options at an exercise price of $10.00 per share. This dilution further assumes that the shares will be issued from authorized, but unissued, shares. The dilution would be $.69 per share (3.9%) and $.48 per share (3.2%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of December 31, 1997.

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION


         In the event that the  Foundation  were not  established as part of the
Conversion, Keller has estimated that the pro forma aggregate market capitalization of the Holding Company would be approximately $55 million at the midpoint, which is approximately $2.0 million greater than the pro forma aggregate market capitalization of the Holding Company if the Foundation is included, and would result in an approximately $4 million increase in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to net income ratio would be approximately the same under both the current appraisal and the estimate of the value of the Holding Company without the Foundation. Further, assuming the midpoint of the Estimated Valuation Range, pro forma book value per share and pro forma net income per share would be $16.38 and $.31, respectively and $16.34 and $.31, respectively, with the Foundation or without the Foundation. The pro forma price to book ratio at the midpoint of the Estimated Valuation Range with and without the Foundation would be 61.1% and 61.2%, respectively. The pro forma price to net income ratio at the midpoint of the Estimated Valuation Range with and without the Foundation would be, in each case, 16.13x. There is no assurance that, in the event that the Foundation were not formed, the appraisal prepared at the time would have concluded that the pro forma market value of the Holding Company would be the same as the estimate herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.


         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, assuming the Conversion was completed at June 30, 1998.


                                                                 At or for the Six Months Ended June 30, 1998
                                                                                                                     15% Above
                                  At the Minimum             At the Midpoint           At the Maximum               the Maximum,
                                  With          No          With          No          With          No           With         No
                               Foundation   Foundation   Foundation   Foundation   Foundation   Foundation    Foundation  Foundation
                               ----------   ----------   ----------   ----------   ----------   ----------    ----------  ----------
                                                        (Dollars in thousands, except per shares amounts)



Estimated offering amount......$ 43,050      $46,750      $51,000       $55,000      $58,950      $63,250      $68,093     $72,738
Pro forma market
     capitalization............  45,050       46,750       53,000        55,000       60,950       63,250       70,093      72,738
Total assets................... 341,616      344,395      348,537       351,577      355,457      358,759      363,417     367,018
Total liabilities.............. 261,705      261,705      261,705       261,705      261,705      261,705      261,705     261,705
Pro forma book value...........  79,911       82,690       86,832        89,872       93,752       97,054      101,712     105,313
Pro forma consolidated
   net income..................   1,415        1,467        1,502         1,558        1,590        1,648        1,690       1,752
Pro forma book value per share.   17.74        17.68        16.38         16.34        15.38        15.35        14.52       14.48
Pro forma consolidated net
   income per share............    0.34         0.33         0.31          0.31         0.28         0.29         0.26        0.26
Pro forma pricing ratios:
   Offering price as a percentage
     of pro forma book value
      per share................   56.37%       56.56%       61.05%        61.20%       65.02%       65.15%       68.87%      69.06%
Offering price to pro forma
     net income per share
     (annualized) (1)..........   14.71x       15.15x       16.13x        16.13x       17.86x       17.24x       19.23x      19.23x
   Pro forma market
     capitalization to assets..   13.19%       13.57%       15.21%        15.64%       17.15%       17.63%       19.29%      19.82%
   Pro forma financial ratios:
   Return on assets
     (annualized) (2)..........    0.81%        0.84%        0.85%         0.87%        0.88%        0.90%        0.91%       0.94%
   Return on equity
     (annualized) (3)..........    3.54%        3.54%        3.45%         3.46%        3.39%        3.39%        3.32%       3.32%
Equity to assets...............   23.39%       24.01%       24.91%        25.56%       26.38%       27.05%       27.99%      28.69%
------------------

(1) If the contribution to the Foundation had been expensed during the six months ended June 30, 1998, the offering price to pro forma net income per share would have been 27.57x, 29.08x, 30.28x and 31.44x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(2) If the contribution to the Foundation had been expensed during the six months ended June 30, 1998, return on assets would have been .43%, .47%, .51% and .56% at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(3) If the contribution to the Foundation had been expensed during the six months ended June 30, 1998, return on equity would have been 1.89%, 1.94%, 1.98% and 2.02% at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

                          REGULATORY CAPITAL COMPLIANCE

     The following table compares Lincoln Federal's historical and pro forma regulatory capital levels as of June 30, 1998 to Lincoln Federal's capital requirements historically and after giving effect to the Conversion.


                                                                                At June 30, 1998
                                                                                Pro Forma Capital Based on Sale of
                                                   4,305,000 Shares     5,100,000 Shares    5,895,000 Shares      6,809,250 Shares
                             Lincoln Federal       Sold at Price of     Sold at Price of    Sold at Price of      Sold at Price of
                               Historical               $10.00               $10.00              $10.00              $10.00 (1)
                            Amount   Ratio (2)  Amount (4) Ratio (2)  Amount (4)Ratio (2)   Amount (4)Ratio (2) Amount (4) Ratio (2)
                            --------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Equity capital based upon
   generally accepted
   accounting principles.   $42,795    14.1%     $58,990     18.4%    $61,974      19.1%     $64,957    19.9%     $68,388     20.7%
                            =======    ====       ======     ====     =======      ====      =======    ====      =======     ====
Tangible capital :
   Historical or
     pro forma...........   $42,248    13.9%     $58,443     18.2%    $61,427      19.0%     $64,410    19.7%     $67,841     20.5%
   Required..............     4,569     1.5%       4,812      1.5%      4,857       1.5%       4,901     1.5%       4,953      1.5%
                            -------    ----       ------     ----     -------      ----      -------    ----      -------     ----
     Excess..............   $37,679    12.4%     $53,631     16.7%    $56,570      17.5%     $59,509    18.2%     $62,888     19.0%
                            =======    ====       ======     ====     =======      ====      =======    ====      =======     ====
Core capital :
   Historical or
     pro forma ..........   $42,248    13.9%     $58,443     18.2%    $61,427      19.0%     $64,410    19.7%     $67,841     20.5%
   Required..............     9,138     3.0%       9,624      3.0%      9,713       3.0%       9,803     3.0%       9,906      3.0%
                            -------    ----       ------     ----     -------      ----      -------    ----      -------     ----
     Excess..............   $33,110    10.9%     $48,819     15.2%    $51,714      16.0%     $54,607    16.7%     $57,935     17.5%
                            =======    ====       ======     ====     =======      ====      =======    ====      =======     ====
Risk-based capital (3):
   Historical or
     pro forma ..........   $43,680    24.6%     $59,875     33.0%    $62,859      34.5%     $65,842    36.0%     $69,273     37.8%
   Required..............    14,217     8.0%      14,520      8.0%     14,568       8.0%      14,616     8.0%      14,670      8.0%
                            -------    ----       ------     ----     -------      ----      -------    ----      -------     ----
     Excess..............   $29,463    16.6%      45,355     25.0%    $48,291      26.5%     $51,226    28.0%     $54,603     29.8%
                            =======    ====       ======     ====     =======      ====      =======    ====      =======     ====

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15%, including 200,000 shares to be issued to the Foundation, to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any.

(2) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) Pro forma risk-based capital amounts and percentages assume net proceeds have been invested in 20% risk-weighted assets. Computations of ratios are based on historical adjusted total assets of $304,599,000 and risk-weighted assets of $177,718,000.


(4) Capital levels are increased for contribution of 50% of the net proceeds of the Offering by the Holding Company and reduced for charges to capital resulting from the ESOP and RRP. See notes (3) and (4) on page 34.

                                 THE CONVERSION

         THE BOARDS OF DIRECTORS OF LINCOLN FEDERAL AND THE HOLDING COMPANY AND THE OTS HAVE APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY OUR MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

General


         On July 2, 1998, our Board of Directors adopted a Plan of Conversion (the "Plan") pursuant to which we will convert from a federal mutual savings bank to a federal stock savings bank, and become a wholly-owned subsidiary of the Holding Company. The Conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Holding Company and the Common Stock of the Holding Company is being offered to our customers and, if necessary, to the general public, with a preference given to residents of Hendricks, Montgomery and Clinton Counties, Indiana. The Plan has also been approved by the OTS, subject to approval of the Plan by our members. A Special Meeting of Members (the "Special Meeting") has been scheduled for that purpose on December 21, 1998. The approval of the Plan by the OTS does not constitute a recommendation or endorsement of the Plan by the OTS.


         We have mailed to each person eligible to vote at the Special Meeting a proxy statement (the "Proxy Statement"). The Proxy Statement contains information concerning the business purposes of the Conversion and the effects of the Plan and the Conversion on voting rights, liquidation rights, the continuation of our business and existing savings accounts, FDIC insurance and loans. The Proxy Statement also describes the manner in which the Plan may be amended or terminated.

         In furtherance of our commitment to the communities we serve, the Plan provides for the establishment of the Foundation as part of the Conversion. The Foundation is intended to complement our existing community reinvestment activities and to establish a common bond between us and the communities that we serve, thereby enabling those communities to share in the growth and profitability of the Holding Company over the long term. Consistent with our goal, the Holding Company intends to donate to the Foundation immediately following the Conversion 200,000 shares of its authorized but unissued Common Stock. See "Establishment of the Foundation."

Reasons for Conversion

         As a stock  institution,  we will be  structured  in the  form  used by commercial banks, most business entities, and a growing number of savings associations. Converting to the stock form is intended to have a positive effect on our future growth and performance by: (i) affording our depositors and employees the opportunity to become shareholders of the Holding Company and thereby participate more directly in our future and the Holding Company's future; (ii) providing the Holding Company with the flexibility to grow through mergers and acquisitions by permitting the offering of the Holding Company's stock to the shareholders of acquired companies; (iii) providing substantially increased net worth and equity capital for investment in our business, thus enabling management to pursue new and additional lending and investment opportunities and to expand operations; and (iv) providing future access to capital markets through the sale of stock of the Holding Company in order to generate additional capital to accommodate or promote future growth. We believe that the increased capital and operating flexibility will enhance our competitiveness with other types of financial services organizations. Although our current members will, upon Conversion, lose the voting and liquidation rights they presently have as members (except to the limited extent of their rights in the liquidation account established in the Conversion), they are being offered a priority right to purchase shares in the Conversion and thereby obtain voting and liquidation rights in the Holding Company.

         The net proceeds to us from the sale of Common Stock offered hereby, after retention by the Holding Company of 50% of the net proceeds after payment of expenses incurred in connection with the Conversion, will increase our existing net worth and thus provide an even stronger capital base to support our lending and investment activities. This increase in our net worth, when combined with the extra expenses we will incur as a publicy-traded company, will also, however, likely cause our return on equity to decrease in comparison with our performance in previous years. The net proceeds will also enable us to take advantage of new opportunities that may arise, including the possible acquisition of another financial institution or the acquisition of assets from another financial institution, although we have no such present plans, discussions or agreements with respect to any such acquisitions. In addition, the Conversion will provide us with new opportunities to attract and retain talented and experienced personnel by offering stock incentive programs.

         Our Board of Directors believes that the Conversion to a holding company structure is the best way to enable us to diversify our business activities should we choose to do so. Currently, there are no plans, written or oral, for the Holding Company to engage in any material activities apart from holding our shares of stock that it acquires in connection with the Conversion, although the Board may determine to further expand the Holding Company's activities after the Conversion.

         The additional Common Stock of the Holding Company being authorized in the Conversion will be available for future acquisitions (although the Holding Company has no current plans, discussions or agreements with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without shareholder approval. The Holding Company's ability to raise additional funds through the sale of equity or debt securities to the public or institutional investors should also be enhanced by the increase in its equity capital base provided by the Conversion. Although the Holding Company currently has no plans with respect to future issuances of equity or debt securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist us in competing aggressively with other financial institutions in our market area.

         The Conversion will also permit our members who subscribe for shares of Common Stock to become shareholders of the Holding Company, thereby allowing members to indirectly own stock in the financial institution in which they maintain deposit accounts. Such ownership may encourage shareholders to promote us to others, thereby further contributing to our growth.

Establishment of the Foundation


                  General. In furtherance of our commitment to the communities we serve, the Plan provides that Lincoln Federal and the Holding Company will establish the Foundation, which was incorporated under Indiana law as a nonprofit corporation without members, and will fund the Foundation with Common Stock of the Holding Company. By further enhancing our visibility and reputation in the communities that we serve, we believe that the Foundation will enhance the long-term value of our community banking franchise. The Foundation will be dedicated to charitable purposes, including community development activities within the communities that we serve.


         Purpose of the Foundation. We intend for the Foundation to provide funding to support charitable causes and community development activities. In recent years, we have emphasized community lending and community development activities within the communities that we serve. The Foundation is being formed as a complement to our existing community activities, not as a replacement for those activities. While we intend to continue to emphasize community lending and community development activities following the Conversion, those activities are not our sole corporate purpose. The Foundation, on the other hand, will be completely dedicated to engaging in community activities and promoting charitable causes, and may be able to support such activities in ways that are not currently available to us.

         We believe that the Foundation will enable us to assist our local communities in areas beyond community development and lending. We believe the establishment of the Foundation will enhance our current activities under the Community Reinvestment Act of 1977 (the "CRA"). In this regard, our Board of
Directors believes the establishment of a charitable foundation is consistent with our commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Holding Company will enable the communities that we serve to share in any future growth and success of the Holding Company upon completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and us, thereby forming a partnership with our community. The establishment of the Foundation will also enable the Holding Company and Lincoln Federal to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. We do not expect, however, that the contribution to the Foundation will take the place of our traditional community lending activities.


         Structure of the Foundation. The Foundation has been incorporated under Indiana law as a nonprofit corporation without members. The Foundation's Board of Directors will initially consist of three members of the Holding Company's Board of Directors: Wayne E. Kessler, Edward E. Whalen and John L. Wyatt. It is anticipated that at the time of the Conversion, at least one additional director independent of the Holding Company and its affiliates will be added to the Board. Each director, officer and employee of the Holding Company, as well as any person who has the power to direct the management or policies of the Holding Company or any other person who owes a fiduciary duty to the Holding Company, must comply with the regulations of the OTS regarding conflicts of interest if such person is also a director of the Foundation, a member of the distribution committee or an employee of the Foundation. For information concerning the intended purchases of Common Stock by members of the Foundation's Board, see "Proposed Purchases by Directors and Executive Officers." Upon completion of the Conversion, the Foundation and its directors will hold, in the aggregate, 270,000 shares of Common Stock, or 6.0%, 5.1%, 4.4% or 3.9% at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The Foundation's articles of incorporation and bylaws provide that, for a period of at least five years from the date of the Conversion, at least one seat on the Foundation's board of directors shall be reserved for a director of Lincoln Federal or any successor organization. In addition, the Foundation's articles of incorporation and bylaws provide that, for a period of at least five years from the date of the Conversion, at least one seat on the Foundation's board of directors shall be reserved for an independent director from the local community who is not affiliated with Lincoln Federal or the Holding Company who has appropriate experience with local grant making activities. The Foundation's board is in the process of selecting a person to serve on the board who is unaffiliated with Lincoln Federal and the Holding Company but who has business and community ties with our market area, and who has experience serving on local charities or other non-profit organizations.

         The members of the Foundation, consisting of its Board members, will elect the directors at the annual meeting of the Foundation. The Board may consist of between three and thirteen directors. Directors will be divided into three classes with each class appointed for staggered three-year terms. The articles of incorporation of the Foundation provide that the Foundation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's articles of incorporation further provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members, except that the Foundation may pay reasonable compensation for services rendered by such persons.


         The authority for the affairs of the Foundation will be vested in its Board of Directors, which will be responsible for establishing the Foundation's policies with respect to grants or donations, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

         The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Holding Company held by the Foundation. However, we expect that, as a condition to receiving the approval of the OTS to the Conversion, the Foundation will be required to commit to the OTS that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by shareholders of the Holding Company; provided, however, that, consistent with this condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Indiana and the OTS determines that federal law would not preempt the application of the laws of Indiana to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status, or cause the Internal Revenue Service to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinions(s) by the Holding Company or the Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Foundation.

         The Foundation's place of business will be located at our administrative offices. We expect that initially the Foundation will have no employees but, rather, will utilize the members of our staff who, generally, will not receive any additional compensation for work they perform on behalf of the Foundation. The Board of Directors of the Foundation has appointed Edward E. Whalen as president, and will appoint such other officers as may be necessary to manage the operations of the Foundation. In this regard, it is expected that we will be required to provide the OTS with a commitment that, to the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between us and the Foundation.

         The Holding Company intends to capitalize the Foundation with 200,000 shares of Common Stock. We elected to fund the Foundation with Common Stock rather than cash because we desired to form a bond with the communities we serve in a manner that would allow them to share in any future growth and success of the Holding Company and Lincoln Federal over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in any future growth and success of the Holding Company. As such, the contribution of Common Stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         The Foundation will receive working capital from any dividends that may be paid on the Common Stock in the future and, subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation generally will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a longer-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Holding Company would have 4,505,000, 5,300,000, 6,095,000 and 7,009,250 shares issued and outstanding at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. Because the Holding Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Holding Company's Common Stock would be diluted by 3.8% at the midpoint of the Estimated Valuation Range, as compared to their interests in the Holding Company if the Foundation were not established. For additional discussion of the dilutive effect, including the dilution in ownership and book value per share resulting from the contribution of the Holding Company's Common Stock to the Foundation, see "Pro Forma Data" and "Comparison of Valuation and Pro Forma Information with No Foundation."

         Tax Considerations. We have been advised by Barnes & Thornburg that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation. The IRS has approved the Foundation's request to be recognized as an exempt organization under Section 501(c)(3) of the Code, effective June 12, 1998, the date of the Foundation's organization.

         Barnes & Thornburg, however, has not rendered any advice on the condition that we expect will be imposed by the OTS requiring that all shares of Common Stock of the Holding Company held by the Foundation be voted in the same ratio as all other outstanding shares of Common Stock of the Holding Company on all proposals considered by shareholders of the Holding Company. Consistent with the expected condition, in the event that the Holding Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Holding Company or the Foundation satisfactory to the OTS. See "-Regulatory Conditions Imposed on the Foundation."

         Under Indiana law, the Holding Company is authorized by statute to make charitable contributions. Under the Code, the Holding Company is generally allowed a deduction for federal income tax purposes for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Holding Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations.


         We believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, we considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. Based on such consideration, we believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given our capital position and earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the communities that we serve. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Valuation Range, the Holding Company would have pro forma equity capital of $86.8 million, or 24.9% of pro forma consolidated assets, and Lincoln Federal's pro forma tangible, core and total risk-based capital ratios would be 19.0%, 19.0% and 34.5%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely affect the financial condition of the Holding Company and Lincoln Federal and we therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital positions. As such, we believe that the contribution does not raise safety and soundness concerns.

         We have received the opinion of Barnes & Thornburg that the Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the annual deduction limitation described above. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Barnes & Thornburg has not, however, rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Foundation had been established in 1997, the Holding Company would have received a tax benefit of approximately $680,000 in 1997 and/or over the subsequent five-year period (based on our pre-tax income for 1997, an assumed marginal tax rate of 34% and a deduction for the contribution of Common Stock equal to $2.0 million). The Holding Company is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. The Holding Company estimates that all of the deduction should be deductible over the six-year period. Neither the Holding Company nor Lincoln Federal expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, we may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the Foundation.

         Although we have received the opinion of Barnes & Thornburg that the Holding Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will allow the Holding Company to deduct its contribution of Common Stock to the Foundation. In such event, the Holding Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors-Establishment of the Foundation."

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant. The Foundation will also be required to file a bi-annual report with the Secretary of State of Indiana.

         Regulatory Conditions Imposed on the Foundation. We expect that, before the OTS will approve the Conversion, it will require the Foundation to agree to the following conditions: (i) the Foundation will be subject to examination by the OTS; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will operate in accordance with written policies adopted by the Board of Directors, including a conflict of interest policy; and
(iv) any shares of Common Stock held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by shareholders of the Holding Company; provided, however, that the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the laws of the State of Indiana and the OTS determines that federal law would not preempt the application of the laws of Indiana to the Foundation; (b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. There can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Foundation.


         Various OTS regulations may be deemed to apply to the Foundation including regulations regarding (i) transactions with affiliates, (ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to a mutual-to-stock conversion. Because at least initially only three of the nine directors of the Holding Company and Lincoln Federal are expected to serve as directors of the Foundation and, following the Conversion the Foundation and those three directors will hold less than 10% of the outstanding shares of the Holding Company's Common Stock, the Holding Company and Lincoln Federal do not believe that the Foundation should be deemed an affiliate of Lincoln Federal. The Holding Company and Lincoln Federal anticipate that the Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations and, in keeping therewith, Lincoln Federal's Board of Directors readopted the Plan of Conversion and approved the establishment of the Foundation with the three directors who also serve on the Board of the Foundation not participating in such action. Lincoln Federal has provided information to the OTS demonstrating that the initial contribution of Common Stock to the Foundation would be within the amount which Lincoln Federal would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by Lincoln Federal.


Principal Effects of Conversion

         General. Each savings depositor in a mutual savings bank such as Lincoln Federal has both a savings account and a pro rata ownership in the net worth of that institution, based upon the balance in his or her savings account. This ownership interest has no tangible market value separate from the savings account. Upon conversion to stock form, the ownership of our net worth will be represented by the outstanding shares of stock to be owned by the Holding Company. Certificates are issued to evidence ownership of the capital stock. These stock certificates are transferable and, therefore, the shares may be transferred with no effect on any account the seller may hold with us.

         Continuity. While the Conversion is being accomplished, we will continue without interruption our normal business of accepting deposits and making loans. After the Conversion, we will continue to provide services for account holders and borrowers under current policies carried on by our present management and staff.

         Our directors at the time of Conversion will continue to serve as our directors after the Conversion until the expiration of their current terms, and thereafter, if reelected. All of our executive officers at the time of Conversion will retain their positions after the Conversion.

         Effect on Deposit Accounts. Under the Plan, each of our depositors at the time of the Conversion will automatically continue as a depositor after the Conversion, and each deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each account will also continue to be insured by the FDIC in exactly the same way as before. Depositors will continue to hold their existing certificates, passbooks and other evidence of their accounts.

         Effect on Loans of Borrowers. None of our loans will be affected by the Conversion. The amount, interest rate, maturity and security for each loan will be unchanged.

         Effect on Voting Rights of Members. Currently in our mutual form, our depositor and certain borrower members have voting rights and may vote for the election of directors. Following the Conversion, depositors and borrowers will cease to have voting rights. All voting rights in Lincoln Federal will be vested in the Holding Company as our sole shareholder. Voting rights in the Holding Company will be vested exclusively in its shareholders, with one vote for each share of Common Stock. Neither the Common Stock to be sold in the Conversion nor the capital stock of Lincoln Federal will be insured by the FDIC or by any other government entity.

         Effect on Liquidation Rights. Current federal regulations and the Plan of Conversion provide for the establishment of a "liquidation account" by us for the benefit of our deposit account holders with balances of no less than $50.00 on June 30, 1997 ("Eligible Account Holders"), and our deposit account holders with balances of no less than $50.00 on September 30, 1998 ("Supplemental Eligible Account Holders"), who continue to maintain their accounts with us after the Conversion. The liquidation account will be credited with our net worth as reflected in the latest statement of financial condition in the final prospectus used in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the balance of the liquidation account. This inchoate interest is referred to in the Plan as a "subaccount balance." In the event of a complete liquidation of us after the Conversion (and only in such event), Eligible Account Holders and Supplemental Eligible Account Holders would be entitled to a distribution from the liquidation account in an amount equal to the then current adjusted subaccount balance then held, before any liquidation distribution would be made to the Holding Company as our sole shareholder. We believe that a liquidation of Lincoln Federal is unlikely.

         Each Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of June 30, 1997 (the "Eligibility Record Date"). Each Supplemental Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of September 30, 1998 (the "Supplemental Eligibility Record Date"). Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the liquidation account by a fraction, the numerator of which is the amount of the qualifying deposit (a deposit of at least $50 as of June 30, 1997, or September 30, 1998, respectively) of such deposit account, and the denominator of which is the total of all qualifying deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Lincoln Federal is less than the balance in such deposit account on any other annual closing date, or the balance in such account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, this interest in the liquidation account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's, as well as a Supplemental Eligible Account Holder's, interest in the liquidation account will cease to exist if the deposit account is closed. The liquidation account will never increase and will be correspondingly reduced as the interests in the liquidation account are reduced or cease to exist. In the event of liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied will be distributed to the Holding Company as our sole shareholder.

         A merger, consolidation, sale of bulk assets, or similar combination or transaction in which we are not the surviving entity would not be considered to be a "liquidation" under which distribution of the liquidation account could be made, provided the surviving institution is an FDIC-insured institution. In such a transaction, the liquidation account would be assumed by the surviving institution. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not an FDIC-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then-remaining balance in the liquidation account.

         The creation and maintenance of the liquidation account will not restrict the use of or application of any of the net worth accounts, except that we may not declare or pay a cash dividend on or repurchase our capital stock if the effect of such dividend or repurchase would be to cause our net worth to be reduced below the aggregate amount then required for the liquidation account.

         Tax Effects. We intend to proceed with the Conversion on the basis of an opinion from Barnes & Thornburg as to all tax matters that are material to the Conversion. The opinion is based, among other things, on certain representations made by us, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Conversion. We have received an opinion of Keller which, based on certain assumptions, concludes that the subscription rights to purchase the Common Stock issued in the Conversion do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a Community Offering takes place, and Barnes & Thornburg's opinion is given in reliance thereon. Barnes & Thornburg's opinion provides substantially as follows:

1. Our change in form from a mutual savings bank to a stock savings and bank will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to us in either our mutual form or our stock form by reason of the Conversion.

2. No gain or loss will be recognized by the converted savings bank upon receipt of money from the Holding Company for the converted savings bank's capital stock, and no gain or loss will be recognized by the Holding Company upon the receipt of money for Common Stock of the Holding Company.

3. The basis of the assets of the converted savings bank will be the same as the basis in our hands prior to the Conversion.

4. The holding period of the assets of the converted savings bank will include the period during which the assets were held by us in our mutual form prior to Conversion.

5. No gain or loss will be realized by our deposit account holders or borrowers, upon the constructive issuance to them of withdrawable deposit accounts of the converted savings bank immediately after the Conversion, interests in the liquidation account, and/or on the distribution to them of nontransferable subscription rights to purchase Common Stock.

6. The basis of an account holder's deposit accounts in the converted savings bank after the Conversion will be the same as the basis of his or her deposit accounts with us prior to the Conversion.

7. The basis of each account holder's interest in the liquidation account will be zero. The basis of the non-transferable subscription rights will be zero.

8. The basis of the Holding Company Common Stock to its shareholders will be the actual purchase price ($10.00) thereof, and a shareholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date on which the subscription rights are exercised.

9. No taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.

10. The converted savings bank in its stock form will succeed to and take into account our earnings and profits or deficit in earnings and profits, in our mutual form, as of the date of Conversion.

         The opinion also concludes in effect that:

1.       No  taxable   income  will  be  realized  by  us  on  the  issuance  of
         subscription rights to eligible subscribers to purchase shares of Common Stock at fair market value.

2. The converted savings bank will succeed to and take into account the dollar amounts of those accounts of Lincoln Federal in its mutual form which represent bad debt reserves in respect of which Lincoln Federal in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer.

3. The creation of the liquidation account will have no effect on our taxable income, deductions, or additions to bad debt reserves or distributions to shareholders under Section 593 of the Code.

         Barnes & Thornburg has also issued an opinion stating in essence that the Conversion will not be a taxable transaction to the Holding Company or to us under any Indiana tax statute imposing a tax on income, and that our depositors and borrowers will be treated under such laws in a manner similar to the manner in which they will be treated under federal income tax law.

         The opinions of Barnes & Thornburg and Keller, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed herein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Conversion, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

Offering of Common Stock


         Under the Plan of Conversion, up to 5,895,000 shares of Common Stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 6,809,250 shares). See "- Subscription Offering." The Plan of Conversion requires, with certain exceptions, that a number of shares equal to at least 4,305,000 be sold in order for the Conversion to be completed. Shares may also be offered to the public in a Community Offering which is expected to commence after the Subscription Offering terminates, but may begin at any time during the Subscription Offering. The Community Offering may expire at any time when orders for at least 4,305,000 shares have been received in the Subscription Offering and Community Offering, but no later than January 28, 1999, unless extended by us and the Holding Company. The offering may be extended, subject to OTS approval, until 24 months following the members' approval of the Plan of Conversion, or until December 21, 2000. The actual number of shares to be sold in the Conversion will depend upon market and financial conditions at the time of the Conversion, provided that no fewer than 4,305,000 shares or more than 6,809,250 shares will be sold in the Conversion. The per share price to be paid by purchasers in the Community Offering, if any, for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "- Stock Pricing."

         The Subscription Offering expires at 12:00 noon, Plainfield time, on December 14, 1998. OTS regulations and the Plan of Conversion require that we complete the sale of Common Stock within 45 days after the close of the Subscription Offering. This 45-day period expires on January 28, 1999. In the event we are unable to complete the sale of Common Stock within this 45-day period, we may request an extension of this time period from the OTS. No single extension granted by the OTS, however, may exceed 90 days. No assurance can be given that an extension would be granted if requested. The OTS has, however, granted extensions due to the inability of mutual financial institutions to complete a stock offering as a result of the development of adverse conditions in the stock market. If an extension is granted, we will promptly notify subscribers of the granting of the extension of time and will promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond December 21, 2000.


         As permitted by OTS regulations, the Plan of Conversion provides that if, for any reason, purchasers cannot be found for an insignificant residue of unsubscribed shares of the Common Stock, our Board of Directors will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS. If such other purchase arrangements cannot be made, the Plan of Conversion will terminate. In the event that the Conversion is not completed, we will remain a mutual savings bank, all subscription funds will be promptly returned to subscribers with interest earned thereon at our passbook rate, which is currently 2.72% per annum (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.

Subscription Offering


         In accordance with OTS regulations, nontransferable rights to subscribe for the purchase of the Holding Company's Common Stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) our Eligible Account Holders; (2) the ESOP; (3) our Supplemental Eligible Account Holders; and (4) our members other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on October 31, 1998, the voting record date for the Special Meeting, including holders of deposit accounts on October 31, 1998 and borrowers of Lincoln Federal on June 19, 1984, who remain borrowers on October 31, 1998 ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion (and described below). The June 30, 1997, date for determination of Eligible Account Holders and the September 30, 1998 date for determination of Supplemental Eligible Account Holders were selected in accordance with federal regulations applicable to the Conversion.


         Category I: Eligible Account Holders. Each Eligible Account Holder, in his capacity as such (counting all persons on a single joint account as one Eligible Account Holder), is permitted to subscribe for up to 25,000 shares of the Holding Company's Common Stock, provided that each Eligible Account Holder may not subscribe for more than 68,093 shares in the Conversion including shares subscribed for by such person's Associates or persons acting in concert as a group.

         If sufficient shares are not available in this Category I, shares will be allocated in a manner that will allow each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders.

         The "qualifying deposits" of an Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including demand deposit accounts, as of the close of business on June 30, 1997. Subscription rights received by directors and officers in this category based upon their increased deposits in Lincoln Federal during the year preceding June 30, 1997, are subordinated to the subscription rights of other Eligible Account Holders. Notwithstanding the foregoing, shares of Common Stock with a value in excess of $58,950,000, the maximum of the Estimated Valuation Range, may be sold to the ESOP before satisfying the subscriptions of Eligible Account Holders.

         Category II: The ESOP. The Holding Company's tax-qualified ESOP is permitted to subscribe for up to 10% of the aggregate number of shares of the Holding Company's Common Stock sold in the Conversion and issued to the Foundation, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders for up to $58,950,000. The ESOP intends to subscribe for a number of shares equal to 8% of the Holding Company's Common Stock sold in the Conversion and issued to the Foundation. The ESOP's right to purchase shares of Common Stock under this category shall be subordinated to all rights received by the Eligible Account Holders to purchase shares pursuant to Category I; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the ESOP shall have a priority right to purchase any such shares of Common Stock sold in the Conversion exceeding the maximum of the Estimated Valuation Range. If the ESOP is unable to purchase all or part of the shares of Common Stock for which it subscribes, the ESOP may purchase such shares on the open market or may purchase authorized but unissued shares of the Holding Company. Any purchase by the ESOP of authorized but unissued shares could dilute the interests of the Holding Company's shareholders.

         Category III: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder, in his capacity as such (counting all persons on a single joint account as one Supplemental Eligible Account Holder), is permitted to subscribe for up to 25,000 shares of the Holding Company's Common Stock, provided that each Supplemental Account Holder may not subscribe for more than 68,093 shares in the Conversion including shares subscribed for by such person's Associates or person acting in concert as a group, to the extent that shares of the Holding Company's Common Stock remain available for purchase after satisfaction of the subscription rights of all Eligible Account Holders and the ESOP. Any subscription rights received by a person as a result of his or her status as an Eligible Account Holder will reduce to the extent thereof the subscription rights granted to such person as a result of his or her status as a Supplemental Eligible Account Holder.

         If sufficient shares are not available in this Category III, shares will be allocated in a manner that will allow each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders.

         The "qualifying deposits" of a Supplemental Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50) in his or her deposit accounts, including demand deposit accounts, as of the close of business on September 30, 1998.


         Category IV: Other Members. Each savings account holder, other than an Eligible Account Holder or a Supplemental Eligible Account Holder, who is entitled to vote at the Special Meeting due to the existence of a savings account on October 31, 1998, and each borrower as of June 19, 1984 who remains a borrower on October 31, 1998 (an "Other Member"), in his capacity as such (counting all persons on a single joint account as one Other Member), is permitted to subscribe for up to 25,000 shares of the Holding Company's Common Stock, provided that each Other Member may not subscribe for more than 68,093 shares in the Conversion, including shares subscribed for by such person's Associates or persons acting in concert as a group, to the extent that shares remain available for purchase after satisfaction of the subscription rights of all Eligible Account Holders, the ESOP and all Supplemental Eligible Account Holders.


         If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.


         Timing of Offering and Method of Payment. The Subscription Offering will expire at 12:00 noon, Plainfield time, on December 14, 1998 (the "Expiration Date"). The Expiration Date may be extended by Lincoln Federal and the Holding Company for successive 90-day periods, subject to OTS approval, to December 21, 2000.


         Subscribers must, before the Expiration Date, or such date to which the Expiration Date may be extended, return an original Order Form to us, properly completed, together with checks or money orders in an amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the original Order Form of withdrawals from accounts with us (including a certificate of deposit, but excluding IRA accounts). Funds must actually be in the account when an order for the purchase of Common Stock is submitted. We have the right to reject any orders transmitted by facsimile or on copies of Order Forms and any payments made by wire transfer. The beneficiaries of IRA accounts are deemed to have the same subscription rights as other depositors. However, the IRA accounts maintained with us do not permit investment in the Common Stock. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA account. Since we do not offer such accounts, we will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds on deposit with us that he wishes to invest. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner that we now hold the depositor's IRA funds. An annual administrative fee would be payable to the new trustee.

         Depositors interested in using funds in a Lincoln Federal IRA to purchase Common Stock should contact us at (317) 837-5036 as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date of the Subscription Offering.

         In the event an Order Form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed Order Form within the time period specified. We may, but will not be required to, waive any irregularity on any Order Form within the time period specified. We may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an Order Form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, Order Form. Waivers will be considered on a case by case basis. Photocopies of Order Forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final. We have the right to investigate any irregularity on any Order Form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a prospectus.

         Until completion or termination of the Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with us will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Conversion. Interest at the passbook rate, which is currently 2.72% per annum will be paid on amounts submitted by check. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the Conversion, and the remaining balance will earn interest at the passbook savings rate. Stock subscriptions received and accepted by us are final and may not be revoked by the purchaser. Subscriptions may be withdrawn only in the event that we extend the Expiration Date of the Subscription Offering as described above.

         Members in Non-Qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, no person will be offered or sold or receive any stock pursuant to the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; (ii) the granting of subscription rights or the offer or sale of Common Stock to such persons would require us or the Holding Company or our respective officers and directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the Common Stock for sale in such state; and (iii) such registration, qualification or filing in our judgment or in the judgment of the Holding Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

         To assist in the Subscription Offering and the Community Offering, if any, the Holding Company has established a Stock Information Center that you may contact at (317) 837-5036. Callers to the Stock Information Center will be able to request a Prospectus and other information relating to the offering.

Community Offering

         To the extent shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of the Common Stock in a Community Offering to the general public, with preference given to residents of Hendricks, Montgomery and Clinton Counties, Indiana, the counties in which our banking offices are located. The right of any person to purchase shares in the Community Offering is subject to our right to accept or reject such purchase in whole or in part. We may terminate the Community Offering as soon as we have received orders for at least the minimum number of shares available for purchase in the Conversion.


         The Community Offering may expire at any time when orders for at least 4,305,000 shares have been received in the Subscription Offering and Community Offering (but no later than January 28, 1999, unless extended by us and the Holding Company). Persons wishing to purchase stock in the Community Offering, if conducted, should return the Order Form to us, properly completed, together with a check or money order in the amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares which that person desires to purchase. However, as noted above, we may terminate the Community Offering as soon as we receive orders for at least the minimum number of shares available for purchase in the Conversion.


     The maximum number of shares of Common Stock which may be purchased in the Community Offering by any person (including such person's Associates) or persons acting in concert is 25,000 in the aggregate. A member who, together with his
Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Community Offering that does not exceed the lesser of (i) 25,000 shares or (ii) the number of shares which, when added to the number of shares subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering, would not exceed 68,093. We reserve the right to reject any orders received in the Community Offering in whole or in part.

         If all the Holding Company Common Stock offered in the Subscription Offering is subscribed for, no Holding Company Common Stock will be available for purchase in the Community Offering. Purchase orders received during the Community Offering will be filled up to a maximum of 2% of the total number of shares of Common Stock issued in the Conversion, with any remaining unfilled purchase orders to be allocated on an equal number of shares basis. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of Holding Company Common Stock in the Community Offering will be at the same price per share as the sales of Holding Company Common Stock in the Subscription Offering.

         Cash and checks received in the Community Offering will be placed in a special savings account with us, and will earn interest at the passbook rate, which is currently 2.72% per annum from the date of deposit until completion or termination of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

Delivery of Certificates

         Certificates representing shares issued in the Subscription Offering and in the Community Offering, if any, pursuant to Order Forms will be mailed to the persons entitled to them at the addresses of such persons specified in properly completed Order Forms as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Holding Company until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law.

Marketing Arrangements


         To assist us and the Holding Company in marketing the Common Stock, we have retained the services of Webb, which is a division of Keefe, Bruyette, as our financial advisor. Keefe, Bruyette is a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Webb will assist us in the Conversion as follows: (1) in training and educating our employees regarding the mechanics and regulatory requirements of the conversion process; (2) in managing the Stock Information Center by assisting stock subscribers and keeping records of all stock subscriptions; (3) in preparing marketing materials; (4) in obtaining proxies from our members with respect to the Special Meeting; and (5) in assisting with the Community Offering. For providing these services, we have agreed to pay Webb a management fee of $25,000 and a success fee based on the aggregate dollar amount of shares of Common Stock sold in the Conversion other than shares sold to executive officers, directors and employees (or members of their immediate families) or to the ESOP or the Foundation. The success fee will be calculated based upon 1.15% of the Common Stock sold to residents of Indiana, plus .75% of the Common Stock sold to non-residents of Indiana. The management fee will be applied against the success fee. Webb will not seek reimbursement for out-of-pocket expenses, but will be reimbursed for legal fees, not to exceed $40,000, and expenses of counsel. Offers and sales in the Subscription Offering and the Community Offering will be on a best efforts basis and, as a result, Webb is not obligated to purchase any shares of the Common Stock. Keefe, Bruyette intends to make a market in the Common Stock, although it is under no obligation to do so.


         We have also agreed to indemnify Webb, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Webb's engagement by us, including liabilities under the Securitities Act of 1933 (the "1933 Act").

Selected Dealers

         With the prior approval of Lincoln Federal, Webb may enter into an agreement with certain dealers chosen by Lincoln Federal and Webb (together, the "Selected Dealers") to assist in the sale of shares in the Community Offering. Selected Dealers will receive commissions at an agreed upon rate, not to exceed 5.5%, for all shares sold by such Selected Dealers. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if the Holding Company, Lincoln Federal and Webb believe that enough indications of interest and orders have been received in the Subscription Offering and the Community Offering, if any, to consummate the Conversion, Webb will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to us. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by us from Selected Dealers, funds will earn interest at the passbook rate, which is currently 2.72% per annum, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

Limitations on Common Stock Purchases

         The Plan includes a number of limitations on the number of shares of Common Stock which may be purchased during the Conversion. These are summarized below:

   (1) No fewer than 25 shares may be purchased by any person purchasing shares of Common Stock in the Conversion (provided that sufficient shares are available).


   (2) No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, in his capacity as such (including all persons on a single joint account as one member), may subscribe for more than 25,000 shares. Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be purchased in the Conversion by any Eligible Account Holder, Supplemental Eligible Account Holder or Other Member (including such person's Associates or group acting in concert and counting all persons on a joint account as one member) shall be 68,093 shares in the aggregate, except that the ESOP may purchase in the aggregate not more than 10% of the total number of shares offered in the Conversion. The maximum number of shares of Common Stock which may be purchased in the Community Offering, if any, by any person (including such person's Associates or persons acting in concert) is 25,000 in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Community Offering that does not exceed the lesser of (i) 25,000 shares or (ii) the number of shares which, when added to the number of shares subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering (including all persons on a joint account), would not exceed 68,093. The ESOP expects to purchase a number of shares equal to 8% of the total number of shares sold in the Conversion and issued to the Foundation. Lincoln Federal's and the Holding Company's Boards of Directors may, however, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of Common Stock sold in the Conversion, provided that orders for shares exceeding 5% of the shares of Common Stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion. The maximum purchase limitation likely would be increased only if an insufficient number of subscriptions is received to sell the number of shares of Common Stock at the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation, all persons who subscribe for shares of Common Stock offered in the Conversion will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. Subscribers will be notified in writing delivered to the address indicated on their respective Stock Order Forms. The overall purchase limitation may be reduced in the sole discretion of the Boards of Directors of the Holding Company and Lincoln Federal.


   (3) No more than 34.0% of the shares of Common Stock may be purchased in the Conversion by directors and officers of Lincoln Federal and the Holding Company and their Associates. This restriction does not apply to shares purchased by the ESOP.

         OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Lincoln Federal may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

         The term "Associate" of a person is defined to mean (i) any corporation or organization (other than Lincoln Federal or its subsidiary or the Holding Company) of which such person is a director, officer, partner or 10%
shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or Lincoln Federal in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Lincoln Federal or its subsidiary or the Holding Company. Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the Common Stock. For a further discussion of limitations on purchases of the Common Stock during and subsequent to the Conversion, see "- Restrictions on Sale of Stock by Directors and Officers," "- Restrictions on Purchase of Stock by Directors and Officers Following Conversion," and "Restrictions on Acquisition of the Holding Company."

Restrictions on Repurchase of Stock by the Holding Company

         Repurchases of its shares by the Holding Company will be restricted for a period of three years from the date of the Conversion. OTS regulations currently prohibit the Holding Company from repurchasing any of its shares within one (1) year following the Conversion except in exceptional circumstances. So long as we continue to meet certain capitalization requirements, the Holding Company may repurchase shares in an open-market repurchase program (which cannot exceed 5% of its outstanding shares in a twelve-month period except in exceptional circumstances) during the second and third year following the Conversion by giving appropriate prior notice to the OTS. The OTS has authority to waive these restrictions under certain circumstances. Unless repurchases are permitted under the foregoing regulations, the Holding Company may not, for a period of three years from the date of the Conversion, repurchase any of its capital stock from any person, except in the event of an offer to purchase by the Holding Company on a pro rata basis from all of its shareholders which is approved in advance by the OTS, except in exceptional circumstances established to the satisfaction of the OTS, or except for purchases of shares required to fund the RRP. The Holding Company may use some of the net proceeds received from the sale of the Common Stock offered by this Prospectus to repurchase such Common Stock, subject to OTS requirements.

         Under Indiana law, the Holding Company will be precluded from repurchasing its equity securities if, after giving effect to such repurchase, the Holding Company would be unable to pay its debts as they become due or the Holding Company's assets would be less than its liabilities and obligations to preferential shareholders.

Restrictions on Sale of Stock by Directors and Officers

         All shares of the Common Stock purchased by directors and officers of Lincoln Federal or the Holding Company in the Conversion will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or
(ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Holding Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation - Federal Securities Laws" and "Description of Capital Stock."

         Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Holding Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

Restrictions on Purchase of Stock by Directors and Officers Following Conversion

         OTS regulations provide that for a period of three years following the Conversion, without prior written approval of the OTS, neither directors nor officers of Lincoln Federal or the Holding Company nor their Associates may purchase shares of the Common Stock of the Holding Company, except from a dealer registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Holding Company's outstanding Common Stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Holding Company's shareholders, or to shares purchased by employee benefit plans maintained by the Holding Company which may be attributable to individual officers or directors.

Restrictions on Transfer of Subscription Rights and Common Stock

         Prior to the completion of the Conversion, OTS regulations and the Plan of Conversion prohibit any person with subscription rights, including our Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

Stock Pricing

         The aggregate purchase price of the Holding Company Common Stock being sold in the Conversion will be based on the appraised aggregate pro forma market value of the Common Stock, as determined by an independent valuation. We retained Keller, which is experienced in the valuation and appraisal of financial institutions, including savings associations involved in the conversion process, to prepare an appraisal. Keller will receive a fee of $25,000 for its appraisal, plus out-of-pocket expenses up to $1,000. Keller has also prepared a business plan for us for a fee of $6,000, plus out-of-pocket expenses. We have agreed to indemnify Keller, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Keller's engagement by us.


         Keller has prepared an appraisal that establishes the Estimated Valuation Range of the estimated pro forma market value of the Common Stock, as of August 14, 1998, and as updated as of October 23, 1998, from a minimum of $43,050,000 to a maximum of $58,950,000, with a midpoint of $51,000,000. This appraisal assumes that the Holding Company issues 200,000 shares of Common Stock to the Foundation. A copy of the appraisal is on file and available for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606. The appraisal has also been filed as an exhibit to the Holding Company's Registration Statement with the SEC, and may be reviewed at the SEC's public reference facilities. See "Additional Information." The appraisal involved a comparative evaluation of our operating and financial statistics with those of other financial institutions. The appraisal also took into account such other factors as the market for savings associations generally, prevailing economic conditions, both nationally and in Indiana, which affect the operations of savings associations, the competitive environment within which we operate, and the effect of our becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of Lincoln Federal's and the Holding Company's assets and liabilities was performed in connection with the evaluation. The Board of Directors reviewed with management Keller's methods and assumptions and accepted Keller's appraisal as reasonable and adequate. The Holding Company, in consultation with Webb, has determined to offer the Common Stock in the Conversion at a price of $10.00 per share. The Holding Company's decision regarding the Purchase Price was based solely on its determination that $10.00 per share is a customary purchase price in conversion transactions. The Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Conversion.


         Promptly after the completion of the Subscription Offering and the Community Offering, if any, Keller will confirm to us that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred which would cause Keller to conclude that the amount of the aggregate proceeds received from the sale of the Common Stock in the Conversion was incompatible with its estimate of our total pro forma market value at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, the Holding Company will be required to resolicit subscriptions. In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if our pro forma market value upon Conversion, excluding the contribution of 200,000 shares to the Foundation, has increased to an amount which does not exceed $68,092,500 (15% above the maximum of the Estimated Valuation Range, excluding the contribution of 200,000 shares to the Foundation) the Holding Company and Lincoln Federal do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

         Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A change in the number of shares to be issued in the Conversion will not affect subscription rights. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the accompanying reduction in the number of shares for which subscriptions may be made. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. The Holding Company will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Estimated Valuation Range.

         THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.

Number of Shares to be Issued

         It is anticipated that the total offering of Common Stock (the number of shares of Common Stock issued in the Conversion multiplied by the Purchase Price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Estimated Valuation Range. Unless otherwise required by the OTS, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the Conversion, in combination with the Purchase Price, results in an offering within the minimum and 15% above the maximum of the Estimated Valuation Range.

         An increase in the total number of shares of Common Stock to be issued in the Conversion would decrease both a subscriber's ownership interest and the Holding Company's pro forma net worth and net income on a per share basis while increasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Holding Company's pro forma net worth and net income on a per share basis while decreasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by Lincoln Federal and the Holding Company will be final. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Holding Company and Lincoln Federal, the Plan may be substantively amended by the Boards of Directors, as a result of comments from regulatory authorities or otherwise, with the concurrence of the OTS. Moreover, if the Plan of Conversion is so amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS.

Conditions and Termination

         Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and we will continue business in the mutual form of organization. The Plan may be terminated by the Boards of Directors of Lincoln Federal and the Holding Company at any time prior to the Special Meeting and, with the approval of the OTS, by such Boards of Directors at any time thereafter. Furthermore, OTS regulations and the Plan of Conversion require that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The OTS may grant an extension of this time period if necessary, but no assurance can be given that an extension would be granted. See "- Offering of Common Stock."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 OF LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY

General

         Lincoln Bancorp was formed as an Indiana corporation on September 10, 1998 for the purpose of issuing the Common Stock and owning all of the capital stock of Lincoln Federal issued in the Conversion. As a newly formed corporation, the Holding Company has no operating history. All information in this section should be read in conjunction with the consolidated financial statements and notes thereto included within this document.

         Lincoln Federal's principal business has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. Our earnings primarily depend upon net interest income, which is the difference between our interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Our earnings are also affected by provisions for loan losses, service charges, operating expenses and income taxes.

         We are also affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. See "Regulation." Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and levels of personal income and savings within our market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for our lending activities include deposits, payments on loans, borrowings and income provided from operations.

Current Business Strategy

         Our business strategy is to continue to operate a well-capitalized, profitable and independent community savings bank dedicated primarily to residential lending with an emphasis on personal service, and to provide a full range of financial services to our customers. We have sought to implement this strategy by (i) emphasizing the origination of one- to four-family residential mortgage loans in our market area, (ii) seeking to increase the percentage of higher-yielding commercial and consumer loans, (iii) purchasing investment securities and loan participations, (iv) maintaining levels of capital well in excess of regulatory requirements, and (v) improving asset quality.

         The highlights of our business strategy are as follows:

         o Profitability. Although no assurance can be made regarding future profitability, we have been profitable in each of the past five fiscal years. We had net income of $3.5 million in fiscal 1997, $3.0 million in fiscal 1996, and $3.4 million in fiscal 1995. Our net income for the six months ended June 30, 1998, was $817,000. Our average return on average assets for the five years ended December 31, 1997, was 1.28%. Our returns on average assets for the year ended December 31, 1997, and the six months ended June 30, 1998 (on an annualized basis) were 1.02% and .53%, respectively. This reduction in income during the six-month period ended June 30, 1998 is largely attributable to measures we took to restructure our balance sheet, including the securitization of certain adjustable-rate and low-yielding fixed-rate residential loans, and the sale of certain residential loans in our portfolio.

         o Origination of One- to Four-Family Residential Loans. Our primary lending activity is the origination of one- to four-family residential loans secured by property in our primary market area. As of June 30, 1998, approximately 85% of the loans in this category in our portfolio were secured by property located in Hendricks, Montgomery and Clinton Counties.

         o Commercial Real Estate and Consumer Loans. We intend to continue our recent emphasis on making higher-yielding commercial real estate and consumer loans. We intend that the higher yields that we earn on these types of loans will at least partially offset the decline in interest income we have experienced following the securitization and sale of certain one- to four-family residential loans in our portfolio. From December 31, 1995 to June 30, 1998, the percentage of consumer loans in our portfolio has increased from 3.8% to 10.8% of our gross loans receivable. The percentage of commercial real estate loans has increased from 5.3% to 7.0% of gross loans receivable over the same period as the result of the decrease of the size of our overall loan portfolio. This increase in consumer loans is largely attributable to a marketing campaign designed to encourage our existing customers to apply for home equity loans or lines of credit with us.


         o Capital Position. At June 30, 1998, we exceeded all of our regulatory capital requirements, and our equity capital was $42.8 million, or 14.1% of total assets. Assuming net proceeds at the midpoint of the Estimated Valuation Range, our pro forma equity to assets ratio (excluding $24.9 million of net proceeds to be retained by the Holding Company) at such date would have been 19.1%. Assuming net proceeds at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, our pro forma equity to assets ratio (excluding the proceeds to be retained by the Holding Company) at such date would have been 18.4%, 19.1% and 19.9%, respectively. This increase in our equity capital, along with the likely increase in our expenses following the Conversion, will likely cause our return on equity to decline, which could adversely affect the trading price of the shares of Common Stock.


         o Asset Quality. Following the Conversion, we intend to take further measures to improve the quality of our assets. Historically, our underwriting criteria for one- to four-family residential loans focused heavily on the value of the collateral securing the loan. We are currently revising our lending policies to emphasize factors such as the income, debt-to-income ratio, stability of earnings and past credit history of a potential borrower in making credit decisions. We have also recently established uniform underwriting criteria to be used by each of our branch offices and we intend to centralize the underwriting function in our Plainfield office in the near future. We also intend to establish more aggressive collection efforts for the non-performing loans in our portfolio. We intend for these measures to reduce the amount of non-performing loans in our portfolio and to increase the ratio of our allowance for loan losses to non-performing assets, which is currently below levels maintained by our peer group of savings associations.

Asset/Liability   Management--Qualitative  and  Quantitative  Information  About
Market Risk

Qualitative Information About Market Risk

         An important component of our asset/liability management policy includes examining the interest rate sensitivity of our assets and liabilities and monitoring the expected effects of interest rate changes on our net portfolio value. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.


         ALCO Committee. Our board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of our President, T. Tim Unger, Chief Financial Officer John M. Baer, Vice President-Lending Maxwell O. Magee, Branch Coordinator Jim Standish, and Marketing Director Angela Coleman. The ALCO Committee meets weekly to manage and review Lincoln Federal's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.


         Loan Portfolio Restructuring. Our principal strategy to reduce exposure to fluctuating market interest rates is to manage the interest-rate sensitivity of our interest-earning assets and interest-bearing liabilities. In early 1997, our new management concluded that our asset portfolio exposed us to significant risks in the event of a material and prolonged increase or decrease in interest rates. To address this problem, in 1997 we securitized and sold certain one- to four-family residential loans in our portfolio in order to reduce our exposure to interest rate risk. We presented to FHLMC pools of one- to four-family residential mortgage loans with either fixed interest rates or variable interest rates pegged to the 11th District Cost of Funds Index ("COFI"). COFI loans increase our exposure to interest rate risk because the COFI index does not follow, and usually lags behind, the U.S. Treasury yield curve, which is the index we use to establish the interest rates for our deposits. In addition, many of the COFI loans did not adjust quickly enough to changes in market interest rates as the result of annual rate adjustment limitations in the loan agreements.

         Many  of  the  loans  we  securitized   did  not  include  all  of  the
documentation required by FHLMC. We were able to securitize these loans by representing to FHLMC that, other than the loans with the missing documentation specifically identified in the FHLMC Master Commitment, the loans that we securitized did not otherwise vary from FHLMC's standard underwriting and mortgage eligibility requirements.

         After grouping these loans into pools with similar loans that we originated, we assigned the notes and mortgages to FHLMC in consideration for several mortgage-backed securities representing the different loan pools. In August, 1997, we securitized approximately $76.2 million of one- to four-family residential mortgage loans in this manner, consisting of $26.9 million in COFI loans and $49.3 million in fixed-rate loans. We immediately sold on the secondary market all of the mortgage-backed securities representing the COFI loans and $27.4 million of the securities backed by lower-yielding fixed-rate loans for a gain of $118,000. We retained in our investment portfolios mortgage-backed securities representing $21.9 million of higher-yielding fixed-rate loans.

         In April, 1998, we securitized an additional $39.9 million of our one- to four-family residential mortgage loans, consisting of $14.2 million of COFI loans and $25.7 million of fixed-rate loans for a gain of $105,000. We sold on the secondary market the mortgage-backed security representing the COFI loans and $6.9 million of lower-yielding fixed-rate loans. We retained in our investment portfolio mortgage-backed securities representing $18.8 million of higher-yielding fixed-rate loans.

         We continue to service all of the loans that we originated that have been securitized by FHLMC in consideration of a fee of .25% and .375% of the outstanding loan balance for fixed-rated and variable-rate loans, respectively. Investors who purchased the mortgage-backed securities are repaid from the regular principal and interest payments made by the borrowers on the underlying loans, which "pass through" to the investors. FHLMC acts as a guarantor with respect to these regular payments to the investors in consideration of a fee that varies up to .375% of the outstanding balance on loans in the different loan pools.

         Although the loans that we securitized were sold without recourse, we agreed to indemnify FHLMC pursuant to the Master Commitment in the event that FHLMC makes a payment to an investor pursuant to its guarantee on certain loans noted in the Master Commitment as lacking the documentation required by FHLMC's underwriting standards. Our indemnification to FHLMC pursuant to this provision is limited, however, solely to losses that arise as a result of the documentation  exception or discrepancy noted in the Master Commitment.  FHLMC may also require us to repurchase a loan upon a borrower's default if the due diligence information contained in the loan data report that we provided to FHLMC was not accurate, true or complete, if we fail to provide additional information or documentation to FHLMC upon request, or if we breach any representation or warranty in the Master Commitment. We have not experienced any significant losses on these loans in the past and do not anticipate any significant losses as a result of this indemnification.

         In June, 1998, we sold an additional $19.3 million of our adjustable-rate COFI loans in a whole-loan sale to a private investor that closed in July, 1998. We recognized a loss of $218,000 from this transaction. The securitization of certain of our loans and the whole loan sale reduced the heavy concentration of fixed-rate and adjustable-rate COFI mortgages in our portfolio while converting those assets to more liquid and marketable mortgage-backed securities. In the aggregate, we have sold $75.4 million of the securities generated from the securitization and have retained securities with a face value of $40.7 million in our available-for-sale securities portfolio. We used the proceeds from these sales of mortgage-backed securities to repay outstanding FHLB advances from a balance of $106.9 million at June 30, 1997 to $45.7 million at June 30, 1998. We also used some of the proceeds from these sales to purchase interest rate-sensitive securities. We also restructured our remaining FHLB debt by prepaying advances with higher interest rates and extending the repayment terms of other debt, thereby reducing our exposure to interest rate risk and reducing our cost of funds.

         Because of the lack of customer demand for adjustable rate loans in our market area, we primarily originate fixed-rate real estate loans which accounted for approximately 63.2% of our loan portfolio at June 30, 1998. We continue to offer and attempt to increase our volume of adjustable rate loans when market interest rates make these type loans more attractive to customers. Following the Conversion, we believe there will be sufficient demand in our market area to continue our policy of emphasizing lending in the one- to four-family real estate loan area. In addition, we hope to increase our commercial real estate, consumer and commercial loan portfolios. There is no assurance, however, that we will be able to do so. See "Business of Lincoln Federal Savings Bank--Lending Activities."


         Net Portfolio Value. We believe it is critical to measure and manage the effect of changing interest rates on our net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. We manage assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by our Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Because we have assets greater than $300 million, we are required to file Schedule CMR. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate risk exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease
(whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

Quantitative Information About Market Risk

         Presented below, as of June 30, 1998, is an analysis performed by the OTS of our interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 200 basis point increments, up and down 400 basis points and in accordance with the proposed regulations. At June 30, 1998, 2% of the present value of our assets was approximately $6.2 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $9.6 million at June 30, 1998, we would have been required to deduct $1.7 million from our capital if the OTS' NPV methodology had been in effect. Our exposure to interest rate risk results primarily from the concentration of fixed rate mortgage loans in our portfolio.

      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)
     +400  bp*               $27,926           ($21,585)                (44)%                   9.89%                (599) bp
     +200  bp                 39,959             (9,552)                (19)%                  13.40%                (248) bp
       0   bp                 49,511                ---                 ---                    15.88%                 ---
    -200   bp                 52,047              2,536                   5%                   16.33%                  44 bp
    -400   bp                 54,929              5,419                  11%                   16.81%                  93 bp

*  Basis points.

         In contrast, the following chart presents the calculation of our exposure to interest rate risk as of June 30, 1997, as determined by the OTS.

      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)
    +400   bp*               $13,323           ($30,728)                (70)%                   4.19%                (814) bp
    +200   bp                 29,054            (14,996)                (34)%                   8.60%                (373) bp
       0   bp                 44,050                ---                 ---                    12.33%                 ---
    -200   bp                 51,284              7,233                  16%                   13.89%                 156 bp
    -400   bp                 53,944              9,894                  22%                   14.32%                 199 bp

*  Basis points.

         These charts indicate the extent to which our exposure to interest rate risk declined during the one-year period beginning June 30, 1997. For example, in the event of a 200 basis point (or 2%) increase in interest rates, the net portfolio value of our assets would have declined by $15 million, or 34%, at June 30, 1997, and by $9.6 million, or 19%, at June 30, 1998. This reduction in our exposure to interest rate risk is largely attributable to the securitization and sale of the adjustable-rate COFI loans and certain fixed-rate loans in our portfolio in the transactions described above.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

Average Balances and Interest Rates and Yields

         The following tables present at June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, the average daily balances, of each category of our interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.



                                              At June 30,                            Six Months Ended June 30,
                                                 1998                         1998                                1997
                                                               Average                Average       Average               Average
                                         Balance  Yield/Cost   Balance  Interest(6)  Yield/Cost     Balance  Interest(6)  Yield/Cost
                                         -------  ----------   -------  -----------  ----------     -------  -----------  ----------
                                                                                (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits..........  $ 20,737     5.69%        $19,094 $    485       5.08% $     2,570  $     96      7.47%
   Mortgage-backed securities
     available for sale (1)...........    43,206     7.34          33,880    1,268       7.49
   Other investment securities
     available for sale (1)...........    14,828     6.41             382       13       6.81          117         4      6.84
   Other investment securities
     held to maturity ................     3,500     5.94           6,177      187       6.05       14,508       433      5.97
   Loans receivable (2) (5)...........   204,115     7.79         233,078    9,244       7.93      313,688    12,142      7.74
   Stock in FHLB of Indianapolis......     5,447     7.93           5,447      216       7.93        4,946       192      7.76
                                           -----     ----           -----      ---       ----        -----       ---      ----
     Total interest-earning assets....   291,833     7.48         298,058   11,413       7.66      335,829    12,867      7.66
                                         -------     ----         -------   ------       ----      -------    ------      ----
Non-interest earning assets, net of
   allowance for loan losses and
   unrealized gain/loss on securities
   available for sale.................    12,667                   12,713                           12,779
                                          ------                   ------                           ------
     Total assets.....................  $304,500                 $310,771                         $348,608
                                        ========                 ========                         ========
Liabilities and equity capital:
Interest-bearing liabilities:
   Interest-bearing demand deposits... $   7,487     2.06       $   7,782       79       2.03   $    7,506        77      2.05
   Savings deposits...................    20,609     3.12          20,883      322       3.08       27,036       417      3.08
   Money market savings deposits......    28,631     4.89          28,074      687       4.89       18,968       459      4.84
   Certificates of deposit............   153,039     5.71         150,799    4,248       5.63      152,935     4,136      5.41
   FHLB advances......................    45,686     5.60          52,577    1,519       5.78       95,530     2,656      5.56
                                          ------                   ------    -----                  ------     -----
     Total interest-bearing liabilities  255,452     5.28         260,115    6,855       5.27      301,975     7,745      5.13
Other liabilities.....................     6,253                    7,722                            7,489
                                           -----                    -----                            -----
       Total liabilities..............   261,705                  267,837                          309,464
Equity capital........................    42,795                   42,934                           39,144
                                          ------                   ------                           ------
         Total liabilities and
           equity capital.............  $304,500                 $310,771                         $348,608
                                        ========                 ========                         ========
Net interest-earning assets...........  $ 36,381                $  37,943                        $  33,854
                                        ========                =========                        =========
Net interest income...................                                      $4,558                            $5,122
                                                                            ======                            ======
Interest rate spread (3)..............               2.20%                               2.39%                            2.53%
                                                     ====                                ====                             ====
Net yield on weighted average
   interest-earning assets (4)........                N/A                                3.06%                            3.05%
                                                                                         ====                             ====
Average interest-earning
   assets to average
   interest-bearing liabilities.......                            114.59%                           111.21%
                                                                  ======                            ======


                                                                           Year Ended December 31,
                                                    1997                            1996                          1995
                                      Average               Average    Average              Average   Average              Average
                                      Balance  Interest(6) Yield/Cost  Balance Interest(6)Yield/Cost  Balance Interest(6) Yield/Cost
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits............$11,853  $   653      5.51%   $  3,969   $   256      6.45%   $  4,710  $   332     7.05%
   Mortgage-backed securities
     available for sale (1)............. 13,089    1,086      8.30         ---       ---       ---         ---      ---      ---
Other investment securities
     available for sale (1).............     66        5      7.58         117         9      7.69         115        9     7.83
   Other investment securities
     held to maturity .................. 12,758      768      6.02      15,355       933      6.08      14,225      856     6.02
   Loans receivable (2) (5).............286,912   22,369      7.80     296,288    22,902      7.73     274,307   20,529     7.48
   Stock in FHLB of Indianapolis........  5,199      416      8.00       4,522       353      7.81       4,288      339     7.91
     Total interest-earning assets......329,877   25,297      7.67     320,251    24,453      7.64     297,645   22,065     7.41
Non-interest earning assets,
   net of allowance
   for loan losses and unrealized
   gain/loss on securities
   available for sale..................  15,694                         11,243                          11,785
     Total assets......................$345,571                       $331,494                        $309,430
Liabilities and equity capital:
Interest-bearing liabilities:
   Interest-bearing demand deposits.....  7,438      154      2.07       7,198       151      2.10       6,525      143     2.19
   Savings deposits.....................$25,159      781      3.10     $32,253     1,092      3.39      35,444    1,295     3.65
   Money market savings deposits........ 21,278    1,044      4.91       7,003       320      4.57       3,233      108     3.34
   Certificates of deposit..............151,507    8,425      5.56     152,381     8,675      5.69     148,786    8,456     5.68
   FHLB advances........................ 92,121    5,248      5.70      87,621     4,881      5.57      73,403    4,484     6.11
     Total interest-bearing liabilities.297,503   15,652      5.26     286,456    15,119      5.28     267,391   14,486     5.42
Other liabilities.......................  7,729                          8,070                           7,946
       Total liabilities................305,232                        294,526                         275,337
Equity capital.......................... 40,339                         36,968                          34,093
         Total liabilities and
           equity capital..............$345,571                       $331,494                        $309,430
Net interest-earning assets............ $32,374                        $33,795                       $  30,254
Net interest income.....................          $9,645                          $9,334                         $7,579
Interest rate spread (3)................                      2.41%                           2.36%                         1.99%
Net yield on weighted average
   interest-earning assets (4)..........                      2.92%                           2.91%                         2.55%
Average interest-earning
   assets to average
   interest-bearing liabilities........ 110.88%                          111.80%                        111.31%

(1) Mortgage-backed securities available for sale and other investment securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

(2)      Total loans, including loan held for sale, less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield amount is presented at June 30, 1998, because the computation of net yield is applicable only over a period rather than at a specific date.

(5)      The balances include nonaccrual loans.

(6) Interest income on loans receivable includes loan fee income of $264,000 and $287,000 for the six months ended June 30, 1998 and1997 and $554,000, $490,000, and $340,000 for the years ended December 31, 1997, 1996, and 1995.

Interest Rate Spread

         Our results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

         The following table sets forth the weighted average effective interest rate that we earned on our loan and investment portfolios, the weighted average effective cost of our deposits and advances, our interest rate spread and the net yield on weighted average interest-earning assets for the periods and as of the dates shown. Average balances are based on average daily balances.


                                                                     Six Months Ended
                                                  At June 30,            June 30,                   Year Ended December 31,
                                                     1998            1998         1997        1997           1996         1995
                                                     -------------------------------------------------------------------------
Weighted average interest rate earned on:
   Interest-earning deposits....................      5.69%          5.08%        7.47%       5.51%         6.45%         7.05%
   Mortgage-backed securities available for sale      7.34           7.49          ---        8.30          ---           ---
   Other investment securities available for sale     6.41           6.81         6.84        7.58          7.69          7.83
   Other investment securities held to maturity.      5.94           6.05         5.97        6.02          6.08          6.02
   Loans........................................      7.79           7.93         7.74        7.80          7.73          7.48
   FHLB stock...................................      7.93           7.93         7.76        8.00          7.81          7.91
     Total interest-earning assets..............      7.48           7.66         7.66        7.67          7.64          7.41
Weighted average interest rate cost of:
   Interest-bearing demand deposits.............      2.06           2.03         2.05        2.07          2.10          2.19
   Savings deposits.............................      3.12           3.08         3.08        3.10          3.39          3.65
   Money market savings deposits................      4.89           4.89         4.84        4.91          4.57          3.34
   Certificates of deposit......................      5.71           5.63         5.41        5.56          5.69          5.68
   FHLB advances................................      5.60           5.78         5.56        5.70          5.57          6.11
     Total interest-bearing liabilities.........      5.28           5.27         5.13        5.26          5.28          5.42
Interest rate spread (1)........................      2.20           2.39         2.53        2.41          2.36          1.99
Net yield on weighted average
   interest-earning assets (2)..................       N/A           3.06         3.05        2.92          2.91          2.55

(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 1998 because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected our interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                                        Increase (Decrease) in Net Interest Income
                                                                        ------------------------------------------
                                                                                                                 Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                     ----                 ------                ------
                                                                                      (In thousands)
Six months ended June 30, 1998 compared
to six months ended June 30, 1997
   Interest-earning assets:
     Interest-earning deposits..................................   $   (99)                $  488               $   389
     Mortgage-backed securities available for sale..............       ---                  1,268                 1,268
     Other investment securities available for sale.............       ---                      9                     9
     Other investment securities held to maturity...............        18                   (264)                 (246)
     Loans receivable...........................................       838                 (3,736)               (2,898)
     FHLB stock.................................................         4                     20                    24
                                                                    ------                 ------                ------
       Total....................................................       761                 (2,215)               (1,454)
                                                                    ------                 ------                ------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (2)                     4                     2
     Savings deposits...........................................       ---                    (95)                  (95)
     Money market savings deposits..............................         5                    223                   228
     Certificates of deposit....................................       257                   (145)                  112
     FHLB advances..............................................       291                 (1,428)               (1,137)
                                                                    ------                 ------                ------
       Total....................................................       551                 (1,441)                 (890)
                                                                    ------                 ------                ------
   Net change in net interest income............................   $   210                $  (774)             $   (564)
                                                                   =======                =======              ========
Year ended December 31, 1997 compared
to year ended December 31, 1996
   Interest-earning assets:
     Interest-earning deposits..................................      $(42)                  $439                  $397
     Mortgage-backed securities available for sale..............       ---                  1,086                 1,086
     Other investment securities available for sale.............       ---                     (4)                   (4)
     Other investment securities held to maturity...............        (9)                  (156)                 (165)
     Loans receivable...........................................       197                   (730)                 (533)
     FHLB stock.................................................         9                     54                    63
                                                                    ------                 ------                ------
       Total....................................................       155                    689                   844
                                                                    ------                 ------                ------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (2)                     5                     3
     Savings deposits...........................................       (85)                  (226)                 (311)
     Money market savings deposits..............................        25                    699                   724
     Certificates of deposit....................................      (200)                   (50)                 (250)
     FHLB advances..............................................       112                    255                   367
                                                                    ------                 ------                ------
       Total....................................................      (150)                   683                   533
                                                                    ------                 ------                ------
   Net change in net interest income............................      $305                 $    6                  $311
                                                                      ====                 ======                  ====
Year ended December 31, 1996 compared
to year ended December 31, 1995
   Interest-earning assets:
     Interest-earning deposits..................................   $   (27)               $   (49)               $  (76)
     Mortgage-backed securities available for sale..............       ---                    ---                   ---
     Other investment securities available for sale.............       ---                    ---                   ---
     Other investment securities held to maturity...............         8                     69                    77
     Loans receivable...........................................       690                  1,683                 2,373
     FHLB stock.................................................        (4)                    18                    14
                                                                    ------                 ------                ------
       Total....................................................       667                  1,721                 2,388
                                                                    ------                 ------                ------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (6)                    14                     8
     Savings deposits...........................................       (91)                  (112)                 (203)
     Money market savings deposits..............................        51                    161                   212
     Certificates of deposit....................................        14                    205                   219
     FHLB advances..............................................      (419)                   816                   397
                                                                    ------                 ------                ------
       Total....................................................      (451)                 1,084                   633
                                                                    ------                 ------                ------
   Net change in net interest income............................    $1,118                 $  637                $1,755
                                                                    ======                 ======                ======


Financial Condition at June 30, 1998 Compared to Financial Condition at December 31, 1997

         Total  assets  decreased  $16.9  million,  or 5.3%,  at June  30,  1998 compared to December 31, 1997. The decrease was primarily due to the securitization of approximately $39.9 million of one- to four-family residential loans and the subsequent sale of approximately $21.1 million of these mortgage-backed securities. Cash and interest-bearing deposits in other banks increased by $4.8 million, and mortgage-backed securities available for sale and other investment securities available for sale and held to maturity increased by $23.4 million at June 30, 1998, compared to December 31, 1997. These increases were primarily due to the loan securitization. A portion of the proceeds received from the sales of mortgage-backed securities available for sale was used to repay FHLB advances, thus reducing both the asset and liability sides of the balance sheet.

         Loans, Loans Held for Sale and Allowance for Loan Losses. The decrease in our net loans including loans held for sale of $50.0 million, or 18.5%, from December 31, 1997 to June 30, 1998 was due to the securitization of $39.9 million of loans in the second quarter of 1998. The loans securitized were one- to four-family residential loans. The strategy behind the securitization and sale of mortgage-backed securities was to change the mix of assets on our balance sheet to reduce interest rate risk and to improve the liquidity of our assets. In addition, at June 30, 1998, we had committed to sell loans of $19.3 million in a transaction that closed in July, 1998. We have no plans to securitize or sell additional portfolio loans. We continue to service all loans sold and securitized.

         The allowance for loan losses increased to $1.43 million at June 30, 1998 from $1.36 million at December 31, 1997. The allowance as a percentage of total loans including loans held for sale increased to .70% from .54% due primarily to a decline in total loans as a result of a loan securitization and a loan sale in the second quarter. The higher percentage level of the allowance was considered necessary after considering several factors including: (i) a more aggressive collection effort to reduce nonperforming and delinquent loans; (ii) a higher concentration of delinquent loans in the remaining portfolio after our securitizations and loan sale; (iii) a higher mix of consumer and development loans in our portfolio; and (iv) the high level of nonperforming loans as compared to our peer groups. The allowance for loan losses as a percentage of non-performing loans was 87.2% and 37.6% at June 30, 1998 and December 31, 1997, respectively. Although our allowance as a percentage of total loans was near peer group levels and the allowance as a percentage of non-performing loans was below our peer group at June 30, 1998, we believe the level of our allowance was adequate based on our quarterly evaluation of the allowance.

         Non-performing loans were $1.6 million and $3.6 million at each date, respectively. The decline in non-performing loans was a result of a combination of factors including improved collection efforts on one- to four-family residential and consumer loans. During the six months ended June 30, 1998, we also charged-off $301,000 in non-performing loans, a non-performing loan totaling $367,000 was paid off and we received additional collateral on loans totaling $218,000, allowing us to remove these loans from non-accrual status. During the six months ended June 30, 1998, we had net charge-offs of $339,000 of which $301,000 was related to a residential acquisition and development loan. The borrowers had not responded to normal collection efforts and we filed a foreclosure suit. We obtained an appraisal of the property and charged-off a portion of the loan balance down to an estimated value. Included in non-performing loans at June 30, 1998 were impaired loans of approximately $808,000. Impaired loans at June 30, 1998 consisted of loans to two borrowers collateralized by residential acquisition and development real estate. A provision for losses of $121,000 had been recorded on impaired loans.

         Other Assets. At June 30, 1998, other assets were approximately $2.1 million. The components of other assets at June 30, 1998 were capitalized mortgage servicing rights of $735,000, an investment in Family Financial Life Insurance Company of $650,000, cash surrender life insurance of $320,000 and various other assets totaling $439,000. At December 31, 1997, other assets were approximately $1.3 million. The increase at June 30, 1998 of $865,000 as compared to the balance at December 31, 1997 was primarily due to our investment in Family Financial Life Insurance Company during 1998. See "Business of Lincoln Federal Savings Bank-Service Corporation Subsidiary."

         Deposits. Deposits increased $7.3 million, or 3.6%, at June 30, 1998, compared to December 31, 1997. Certificates of deposit increased $7.0 million, or 4.8%, while other deposits increased $266,000, or .5%. The increase in deposits was primarily due to a certificate of deposit special in February, 1998 that produced $4.3 million of new deposits.

         Borrowed Funds. FHLB advances decreased $24.4 million, or 34.9%, at June 30, 1998 compared to December 31, 1997. Proceeds from the sales of mortgage-backed securities available for sale were used to repay a portion of FHLB advances.

         Other Liabilities. At June 30, 1998, other liabilities were approximately $1.5 million. The components of other liabilities at June 30, 1998 were advances by borrowers for taxes and insurance of $613,000, deferred directors fees of $573,000 and various other liabilities totaling $332,000. Our directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from two to ten years. At December 31, 1997, other liabilities were approximately $1.6 million. The components of other liabilities at December 31, 1997 were advances by borrowers for taxes and insurance of $723,000, deferred directors fees of $550,000 and various other liabilities totaling $308,000.

         Equity Capital. Equity capital increased $817,000, or 1.9%, from $42.0 million at December 31, 1997 to $42.8 million at June 30, 1998. The increase was due primarily to net income of $817,000.

Financial Condition at December 31, 1997 Compared to Financial Condition at December 31, 1996

         Total assets decreased $24.2 million, or 7.0%, at December 31, 1997 compared to December 31, 1996. The decrease was primarily due to the
securitization   of  approximately   $76.2  million  of  one-  to  four-  family
residential loans and loans held for sale and the subsequent sale of approximately $54.3 million of these mortgage-backed securities. Cash and interest-bearing deposits in other banks increased by $8.6 million, and mortgage-backed securities available for sale and other investment securities available for sale and held to maturity increased by $23.7 million at December 31, 1997 compared to December 31, 1996. These increases were primarily due to the loan securitization. In addition, a portion of the proceeds received from the sales of mortgage-backed securities available for sale was used to repay FHLB advances.

         Loans, Loans Held for Sale and Allowance for Loan Losses. Our net loans, including loans held for sale, decreased $57.0 million, or 18.6%, from December 31, 1996 to December 31, 1997 due to the securitization of loans in the third quarter of 1997. The loans securitized were one- to four-family residential loans. The strategy behind the securitization was to change the mix of assets on our balance sheet to reduce interest rate risk and to improve the liquidity of our assets. The loan to deposit ratio had grown as high as 156% in recent years, and it was necessary to obtain Federal Home Loan Bank advances to fund our loan growth. The allowance for loan losses as a percentage of total loans, including loans held for sale, increased to .54% from .40% as a result of the decrease in loans outstanding during the period. The allowance for loan losses as a percentage of non-performing loans was 37.6% and 24.5% at December 31, 1997 and 1996, respectively. Non-performing loans were $3.6 million and $2.4 million at each date, respectively. Included in non-performing loans at December 31, 1997 were impaired loans of $1.6 million. 77.8% of our impaired loans at December 31, 1997, consisting of loans to three borrowers, were collateralized by residential acquisition and development real estate. A provision for losses of $237,000 had been recorded on impaired loans.

         Other Assets. At December 31, 1997, other assets were approximately $1.3 million. The components of other assets at December 31, 1997 were capitalized mortgage servicing rights of $530,000, cash surrender value of life insurance of $320,000 and various other assets totaling $429,000. At December 31, 1996, other assets were approximately $334,000. The increase at December 31, 1997 of $945,000 as compared to the balance at December 31, 1996 was primarily due a $445,000 increase in capitalized mortgage servicing rights and our investment in the cash surrender value of life insurance in 1997. Mortgage servicing rights increased as a direct result of the adoption of new accounting standards and an increase in our mortgage servicing portfolio. At December 31, 1997 and 1996, we serviced loans of $85.0 million and $36.8 million, respectively.

         Deposits. Deposits decreased $7.0 million, or 3.3%, during the period ended December 31, 1997. Certificates of deposit decreased $11.4 million, or 7.3%, while other deposits increased $4.4 million, or 8.3%. The decrease in deposits was primarily due to a reduction in public funds of approximately $7.3 million at December 31, 1997 as compared to 1996. This decline was a result of less aggressive bidding on public funds when other lower cost funding options were available.

         Borrowed Funds. FHLB advances decreased $21.1 million, or 23.1%, at December 31, 1997 compared to December 31, 1996. Proceeds from the sales of mortgage-backed securities available for sale were used to repay a portion of these FHLB advances.

         Other Liabilities. At December 31, 1997, other liabilities were approximately $1.6 million. The components of other liabilities at December 31, 1997 were advances by borrowers for taxes and insurance of $723,000, deferred directors fees of $550,000 and various other liabilities totaling $308,000. At December 31, 1996, other liabilities were approximately $1.9 million. The components of other liabilities at December 31, 1996 were advances by borrowers for taxes and insurance of $937,000, deferred directors fees of $421,000 and various other liabilities totaling $555,000.

         Equity Capital. Equity capital increased $4.1 million, or 10.7%, from $37.9 million at December 31, 1996 to $42.0 million at December 31, 1997. The increase was due to net income of $3.5 million and a net change in holding gains on investments available for sale of $545,000.

Comparison of Operating Results For Six Months Ended June 30, 1998 and 1997

         General. Net income for the six months ended June 30, 1998 decreased $1.0 million to $817,000 compared to $1.9 million for the six months ended June 30, 1997. The decline in net income was primarily a result of a reduction in net interest income, an increase in the provision for loan losses, an increase in other expenses and an extraordinary item related to the prepayment of FHLB advances offset by a reduction in tax expense. Annualized return on average assets for the six months ended June 30, 1998 and 1997 was .53% and 1.07%, respectively. Annualized return on average equity was 3.81% for the 1998 period and 9.52% for the 1997 period.

         Our net interest income declined primarily because we securitized certain loans in our portfolio and sold the resulting mortgage-backed securities on the secondary market. Because we no longer hold these loans in our portfolio, we expect our net interest income to remain at reduced levels in the future as well. We also incurred one-time expenses during the period in connection with the prepayment of FHLB advances that we paid from the proceeds from the sale of these mortgage-backed securities. As a result of these prepayments and the restructuring of our other indebtedness to the FHLB, however, we significantly decreased our exposure to interest rate risk. See "- Asset/Liability Management." Thus, even though the securitization and sale of certain loans in our portfolio and the prepayment penalties we incurred reduced our net interest income during the period, these measures also significantly reduced our future exposure to interest rate risk by decreasing the impact that possible future interest rate increases may have on our earnings.


         Because of our growth over the past several years, we recently hired several full-time employees, which increased our operating expenses and reduced our net income. See "- Salaries and Employee Benefits." In addition to these increased salary expenses, we expect to incur additional increased expenses in the future in connection with the ESOP and, assuming shareholder approval, the RRP which is expected to be adopted following the Conversion. See "Executive Compensation and Related Transactions of Lincoln Federal - Employee Stock Ownership Plan and Trust" and "- RRP." We believe that the additional expenses incurred in connection with the additional personnel we hired is necessary for us to effectively service our existing customers and to position ourselves for future growth. We also believe that the expenses we expect to incur in connection with the ESOP and RRP will assist us in our future operations by providing our directors, officers and employees with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with us. Accordingly, we believe that, although these increased operating expenses will decrease our net income, we will benefit from these expenses in future periods because of our increased capacity to serve our customers and the increased likelihood that we will be able to attract and retain capable management.


         Interest Income. Total interest income was $11.4 million for the 1998 period compared to $12.9 million for the 1997 period. The decrease in interest income was due primarily to a decrease in our average earning assets. Average earning assets decreased $37.8 million, or 11.2%, primarily due to a decrease in average loans of $80.6 million offset by an increase in average mortgage-backed securities available for sale of $33.9 million. Our average yield on interest-earning assets was 7.66% for the six-month periods ended June 30, 1998 and 1997.

         Interest Expense. Interest expense decreased $890,000, or 11.5%, during the six-month period ended June 30, 1998 as compared to the same period in 1997. The decrease in interest expense was primarily the result of a decrease in average interest-bearing liabilities of $41.9 million, or 13.9%. The decline in average interest-bearing liabilities was primarily attributable to the repayment of FHLB advances. Our average balance of FHLB advances decreased $43.0 million. Our average cost of interest-bearing liabilities increased from 5.13% for the 1997 period to 5.27% for the 1998 period resulting primarily from an increase of 22 basis points in the cost of both our certificates of deposit and FHLB advances.

         Net Interest Income. Net interest income decreased $564,000, or 11.0%, during the six-month period ended June 30, 1998 as compared to the same period in 1997. Net interest income declined $774,000 due to a decrease in our volume of net interest earning assets and liabilities and increased $210,000 as a result of an improvement in our net yield on interest earning assets. Our interest rate spread was 2.39% and 2.53% for the 1998 and 1997 periods, respectively. Our net yield on interest-earning assets was 3.06% and 3.05% for the 1998 and 1997 periods, respectively. Although our interest rate spread decreased during the 1998 period, our yield on interest-earning assets improved slightly because our average interest-earning asset as a percentage of interest-bearing liabilities increased from 110.9% for the 1997 period to 114.6% for the 1998 period.

         Provision for Loan Losses. We maintain an allowance for loan losses based upon a quarterly evaluation of the size and known inherent risk in the components of our loan portfolio, our past loan loss experience, adverse situations which may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, current and, to a lesser extent, expected future economic conditions and peer comparisons. Our provision for loan losses for the six months ended June 30, 1998 was $410,000 as compared to $50,000 for the same period in 1997. We increased our provision for loan losses in 1998 compared to 1997 primarily because of our more aggressive collection efforts to reduce nonperforming and delinquent loans, our higher concentration of delinquent loans in the remaining portfolio after our securitization and loan sale, our higher mix of consumer and development loans in our portfolio and our high level of nonperforming loans as compared to our peer groups. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized losses on loans held for sale of $114,000 were recorded during the six months ended June 30, 1998, an increase of $96,000 over the net losses of $18,000 recorded during the same period in 1997. The increased losses in 1998 relate primarily to unrealized losses on the $19.3 million of loans held for sale at June 30, 1998 which were lower-yielding loans as compared to the loans remaining in the loan portfolio.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during the six months ended June 30, 1998 amounted to $21.1 million. Net gains of $105,000 were realized on those sales. No realized or unrealized gains or losses on securities available for sale were recorded during the six months ended June 30, 1997.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships decreased $59,000, or 18.0%, from $327,000 for the six months ended June 30, 1997 to $268,000 for the same period in 1998 due to the operating results of our limited partnership investments. See "Business of Lincoln Federal Savings Bank - Investments - Investments in Multi-Family Low- and Moderate-Income Housing Projects."

         Other Income. Other income increased $93,000, or 32.6%, from $285,000 for the six months ended June 30, 1997 to $378,000 for the same period in 1998. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

         Salaries and Employee Benefits. Salaries and employee benefits were $1.3 million for the six months ended June 30, 1998 compared to $1.0 million for the same period in 1997, an increase of 30.0%. These increases were primarily a result of additional personnel. We had 74 full-time equivalent employees at June 30, 1998 compared to 70 full-time equivalent employees at June 30, 1997. We have increased our number of employees and added personnel with the specialized skills to more effectively service our existing customers and to position us for future customer and product growth.

         Net Occupancy and Equipment Expenses. Occupancy expenses increased $2,000, or 1.5%, and equipment expenses increased $51,000, or 20.5%, from the six months ended June 30, 1997 compared to the same period in 1998. The increases in occupancy and equipment expenses were primarily attributable to increased deprecation and amortization on computers, software and other equipment and fees associated with computer equipment maintenance.

         Data Processing Expense. Data processing expense increased $101,000, or 37.7%, from the six-month period ended June 30, 1997 to the same period in 1998. This increase was primarily due to additional costs associated with Year 2000 compliance and testing.

         Professional Fees. Professional fees increased $37,000, or 26.4%, from the six-month period ended June 30, 1997 to the same period in 1998. This increase was due to a variety of increased expenses and was not attributable to any one item.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization increased $121,000 from $5,000 for the six-month period ended June 30, 1997 to $126,000 for the same period in 1998 due to increased servicing activity and the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Serving Rights," and SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities." Average mortgage loans serviced for others were approximately $89.6 million for the 1998 period as compared to $41.7 million for the 1997 period.

         Income Tax Expense. Income tax expense decreased $613,000, or 87.4%, from the six months ended June 30, 1997 to the same period in 1998. These variations in income tax expense are directly related to our taxable income and the low- income housing tax credits earned during those periods. The effective tax rate was 16.2% and 27.3% for 1998 and 1997, respectively. Our effective rate declined in 1998 as compared to 1997 because our low-income housing tax credits remained relatively constant while our level of income declined. We expect our effective tax rate to increase in future periods. See "Business of Lincoln Federal Savings Bank Investments - Investments in Multi-Family Low- and Moderate-Income Housing Projects."

         Extraordinary Item - Early Extinguishment of Debt, Net of Income Taxes. Prepayment penalties of $249,000 on FHLB advances were recorded during the six months ended June 30, 1998. Due to the securitization of loans and loans held for sale and the subsequent sales of a portion of these mortgage-backed securities, funds were available to prepay a portion of our FHLB advances.

Comparison of Operating  Results For Years Ended  December 31, 1997,  1996,  and
1995

         General. Net income for the years ended December 31, 1997, 1996 and 1995 was $3.5 million, $3.0 million and $3.4 million, respectively. Return on average assets for the years ended December 31, 1997, 1996 and 1995 was 1.02%,
 .90% and 1.09%, respectively. Return on average equity was 8.71% for 1997, 8.08% for 1996 and 9.92% for 1995.

         Interest Income. Total interest income increased from $24.5 million in 1996 to $25.3 million in 1997. Average earning assets increased $9.6 million, or 3.0%, from $320.2 million to $329.8 million from 1996 to 1997. Volume increases, primarily from mortgage-backed securities available for sale and interest earning deposits, accounted for $689,000 of the increase while higher interest rates accounted for $155,000 of the increase. For the year ended December 31, 1996, total interest income totaled $24.5 million, an increase of $2.4 million, or 10.9%, from the $22.1 million recorded in 1995. The increase was due to an increase in the average earning assets accompanied by an increase in the average yield. Average earning assets increased $22.6 million, or 7.6%, during this period while the average yield on earning assets increased 23 basis points to 7.64% from 7.41%. The increase in average loans and the increased loan yield were the primary factors contributing to these increases.

         Interest Expense. Interest expense increased $533,000, or 3.5%, from 1996 to 1997. The increase in interest expense was primarily the result of an increase in average interest-bearing liabilities of $11.0 million, or 3.9%, from $286.5 million to $297.5 million. The growth in average interest-bearing liabilities was primarily attributable to the growth in money market savings deposits and FHLB advances offset by the decline in saving deposits. The average balance of money market saving deposits and FHLB advances increased $14.3 million, or 203.8%, and $4.5 million, or 5.1%, respectively, while savings deposits decreased by $7.1 million, or 22.0%. We utilized the deposit growth and increased borrowings from the FHLB to fund loan activity and the subsequent increase in mortgage-backed securities available for sale. Interest expense increased $633,000, or 4.4%, from 1995 to 1996. Volume increases in interest-bearing liabilities resulted in a $1.1 million increase in interest expense while lower interest rates reduced expense by $451,000. The average cost of interest-bearing liabilities decreased from 5.42% in 1995 to 5.28% in 1996.

         Net Interest Income. Net interest income increased $311,000, or 3.3%, from $9.3 million in 1996 to $9.6 million in 1997. $305,000 of our $311,000 increase in net interest income in 1997 was due to an increase in our interest rate spread. Net interest income increased $1.8 million, or 23.2%, from 1995 to 1996. Our net interest income increased $1.1 million due to an increase in our volume of net interest earning assets and $637,000 due to an increase in our interest rate spread. Our interest rate spread was 2.41%, 2.36% and 1.99% for 1997, 1996 and 1995, respectively.

         Provision for Loan Losses. Our provision for loan losses for the year ended December 31, 1997 was $298,000. The 1997 provision and the related increase in the allowance for loan losses were considered adequate, based on size, condition and components of the loan portfolio. Provisions for loan losses of $120,000 and $100,000 were made in 1996 and 1995, respectively. The allowances for loan losses at December 31, 1996 and 1995 were also considered adequate, based on size, condition, and components of the loan portfolios. The increase in the provision in 1997 was due to the adoption of a more conservative methodology for determining the adequacy of the allowance for loan losses rather than a deterioration of the loan portfolio. Our current methodology assigns risk factors based on loan type in addition to providing for non-performing and other classified loans. The methodology used prior to 1997 focused primarily on non-performing and other classified loans and did not assign risk factors to the remaining loan portfolio based on loan type. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized gains on loans held for sale of $299,000 were recorded in 1997, an increase of $459,000 over the net losses of $160,000 recorded in 1996. In 1995, net realized and unrealized gains on loans held for sale were $1.5 million which consisted primarily of unrealized gains recorded as we recovered from unrealized losses recorded in the previous year as a result of changes in interest rates.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during 1997 amounted to $54.5 million. Net gains of $118,000 were realized on those sales. No realized or unrealized gains or losses on securities available for sale were recorded in 1996 and 1995.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships increased $85,000, or 14.3%, from $596,000 for 1996 to $681,000 for 1997 due to the operating results of our limited partnership investments. In comparison, losses of $1.6 million were recorded in 1995. In 1995, an additional loss estimate of approximately $800,000 was recorded on our investment in Pedcor Investments - 1987-I, L.P. This additional loss estimate was recorded to reserve for fees earned by the general partner but payable at a future date based on cash flow of the partnership. Although it was not possible to determine the exact amount of the fees that will eventually be paid and should therefore be accrued, we believe that the additional expense recorded was adequate based on all available information. See "Business of Lincoln Federal Savings Bank - Investments - Investments in Multi-Family Low- and Moderate-Income Housing Projects."

         Other Income. Other income increased $171,000, or 34.0%, from $503,000 for 1996 to $674,000 for 1997. This increase was due to an increase in loan servicing fee income of $104,000 and smaller increases in a variety of other income categories. Other income increased $30,000 or 6.3%, from $473,000 for 1995 to $503,000 for 1996.

         Salaries and Employee Benefits. Salaries and employee benefits were $2.2 million for 1997 compared to $1.7 million for 1996 and $1.5 million for 1995, increases of 29.4% and 13.3%, respectively. These increases were primarily a result of additional personnel. We had 72, 69 and 58 full-time equivalent employees at December 31, 1997, 1996 and 1995, respectively. We have increased our number of employees and added personnel with the specialized skills to more effectively service our existing customers and to position us for future customer and product growth.

         Net Occupancy and Equipment Expenses. Occupancy expenses increased $36,000, or 15.3%, and equipment expenses increased $165,000, or 45.7%, from 1996 to 1997. The increases in occupancy and equipment expenses were primarily attributable to increased deprecation and amortization on computers, software and other equipment. Occupancy expenses for 1995 were at approximately the same level as in 1997 and equipment expenses for 1995 were $185,000 less than the 1996 expenses. A significant portion of the equipment placed in service in 1995 was purchased in the fourth quarter of that year; therefore, a full year of depreciation expense was not recorded until 1996.

         Deposit Insurance Expense. Deposit insurance expense decreased $1.5 million, or 88.8%, from $1.7 million in 1996 to $194,000 in 1997. This decrease was due to the recapitalization of the Savings Association Insurance Fund (`SAIF") in 1996 which resulted in a decline in our deposit insurance assessments in future periods. A one-time SAIF special assessment of approximately $1.3 million was recorded in 1996. Prior to the recapitalization of SAIF, we paid an assessment of $.23 per $100 of deposits. Subsequent to the recapitalization, the assessment was reduced to $.0644 per $100 of deposits. Deposit insurance expense for 1995 was $438,000.

         Data Processing Expense. Data processing expense increased $268,000, or 85.6%, from 1996 to 1997 primarily due to expenses relating to the software conversion of the general ledger and the loan and deposit subsidiary records. Data processing expense increased $85,000, or 37.3%, from 1995 to 1996 primarily due to the overall growth of our institution.

         Professional Fees. Professional fees increased $169,000 from $69,000 in 1996 to $238,000 in 1997 primarily due to consulting fees paid in connection with our loan securitization initiative. During 1997, we engaged an outside consultant to review our loan portfolio and assist us with the securitization of loans. We incurred $139,000 of expense in relation to this project. Professional fees increased $21,000 from 1995 to 1996 primarily due to the overall growth of our institution.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights ("MSR") amortization increased $55,000 from 1996 to 1997 due in part to increased servicing activity. Average mortgage loans serviced for others were approximately $68.1 million for 1997 compared to $35.2 million for 1996. In 1997, we adopted SFAS No. 122, "Accounting for Mortgage Serving Rights", and SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities". The adoption of these Statements also contributed to the increase in amortization recorded in 1997. MSR amortization increased $3,000 from 1995 to 1996.

         Other Expense. Other expenses, consisting primarily of expenses related to advertising, directors' fees, contributions, loan expenses, supplies, and postage increased $292,000, or 43.7%, from 1996 to 1997. The increase was in part due to approximately $175,000 of additional expense in 1997 as compared to 1996 for directors' compensation and related plans. The remaining increase resulted from increases in a variety of expense categories and was not attributable to any one item. Other expenses increased $124,000, or 22.8%, from 1995 to 1996. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense increased $289,000, or 33.2%, from 1996 to 1997. Income tax expense decreased 323,000, or 27.1%, from 1995 to 1996. These variations in income tax expense are directly related to the taxable income for those years. The effective tax rate was 24.8%, 22.6% and 26.1% for 1997, 1996 and 1995, respectively.

Liquidity and Capital Resources

         Our primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

         Our primary investing activity is the origination of loans. During the years ended December 31, 1997, 1996 and 1995, cash used to originate loans exceeded repayments and other changes by $20.0 million, $11.4 million and $25.4 million, respectively. The growth in loans in 1997 was funded by proceeds from the sale of mortgage-backed securities available for sale while growth in deposits and FHLB advances funded our 1996 and 1995 loan growth.

         During the six-month period ended June 30, 1998, cash repayments and other changes exceeded cash used to originate loans by $5.3 million. During the six-month period ended June 30, 1997, cash used to originate loans exceeded repayments and other changes by $14.7 million.

         During the years ended December 31, 1997, 1996 and 1995, we purchased mortgage-backed securities and other securities available for sale and held to maturity in the amounts of $7.8 million, $11.4 million and $9.3 million, respectively. During the years ended December 31, 1997, 1996 and 1995, we received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $6.8 million, $7.9 million and $10.4 million, respectively. During the year ended December 31, 1997, we received proceeds for the sale of mortgage-backed and other securities available for sale of $54.4 million which funds were used to fund our loan growth and reduce the level of our FHLB advances. We did not receive any proceeds for the sale of securities during 1996 and 1995.

         During the six-months ended June 30, 1998, we purchased mortgage-backed securities and other securities available for sale and held to maturity of $14.9 million. We did not purchase any securities during the six-months ended June 30, 1997. During the six-months ended June 30, 1998 and 1997, we received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $10.3 million and $1.8 million, respectively. During the six-months ended June 30, 1998, we received proceeds for the sale of mortgage-backed securities available for sale of $21.1 million which funds were used to reduce our level of outstanding FHLB advances. We did not receive any proceeds for the sale of securities during the six-months ended June 30, 1997.

         We had outstanding loan commitments and unused lines of credit of $14.2 million at June 30, 1998. In addition, at June 30, 1998, we had committed to sell loans of $19.3 million. We anticipate that we will have sufficient funds from loan repayments, loan sales, and from our ability to borrow additional funds from the FHLB of Indianapolis to meet our current commitments. Certificates of deposit scheduled to mature in one year or less at June 30, 1998 totaled $111.6 million. We believe that a significant portion of such deposits will remain with us based upon historical deposit flow data and our competitive pricing in our market area.

         Liquidity management is both a daily and long-term function of our management strategy. In the event that we should require funds beyond our ability to generate them internally, additional funds are available through the use of FHLB advances. We had outstanding FHLB advances in amount of $45.7 million at June 30, 1998.

         Federal law requires that savings associations maintain an average daily balance of liquid assets in a minimum amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS recently amended its regulation that implements this statutory liquidity requirement to reduce the amount of liquid assets a savings association must hold from 5% of net withdrawable accounts and short-term borrowings to 4%. The OTS also eliminated the requirement that savings associations maintain short-term liquid assets constituting at least 1% of their average daily balance of net withdrawable deposit accounts and current borrowings. The revised OTS rule also permits savings associations to calculate compliance with the liquidity requirement based upon their average daily balance of liquid assets during each quarter rather than during each month, as was required under the prior rule. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of June 30, 1998, we had liquid assets of $70.9 million, and a regulatory liquidity ratio of 36.0%. We also have available $2 million under a line of credit with the FHLB-Indianapolis. Our unfunded loan commitments at June 30, 1998 were $14.2 million, and we had $237,000 in standby letters of credit outstanding at that date. It is our belief that upon completion of the Conversion our liquidity ratios will increase.

         Pursuant to OTS capital regulations, savings associations must currently meet a 1.5% tangible capital requirement, a 3% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At June 30, 1998, our tangible capital ratio was 13.9%, our core capital ratio was 13.9%, and our risk-based capital to risk-weighted assets ratio was 24.6%. Therefore, at June 30, 1998, our capital levels exceeded all applicable regulatory capital requirements currently in effect. The following table provides the minimum regulatory capital requirements and our capital ratios as of June 30, 1998:



                                                                         At June 30, 1998
                                                       OTS Requirement                     Lincoln Federal's Capital Level
                                                   % of                               % of                              Amount
Capital Standard                                  Assets            Amount          Assets(1)          Amount          of Excess
                                                                             (Dollars in thousands)
Tangible capital............................        1.5%             $4,569          13.9%             $42,248           $37,679
Core capital (2)............................        3.0               9,138          13.9               42,248            33,110
Risk-based capital..........................        8.0              14,217          24.6               43,680            29,463

(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS has proposed and is expected to adopt a core capital requirement for savings associations comparable to that recently adopted by the OCC for national banks. The new regulation, as proposed, would require at least 3% of total adjusted assets for savings associations that received the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. The final form of such new OTS core capital requirements may differ from this proposal. We expect to be in compliance with such new requirements. See "Regulation - Regulatory Capital."

         For definitions of tangible capital, core capital and risk-based capital, see "Regulation - Savings Association Regulatory Capital."

         As of June 30, 1998, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on our liquidity, capital resources or results of operations.

Current Accounting Issues

         In November 1993, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employer's Accounting for Employee Stock Ownership Plans." The SOP, among other things, changed the measure of compensation expense recorded by employers from the cost of employee stock ownership plan shares allocated to employees during the period to the fair value of employee stock ownership plan shares allocated. Assuming the acquisition of shares of stock by the ESOP, the application of SOP 93-6 is likely to result in fluctuations in compensation expense due to changes in the fair value of the stock.

         In October, 1995, the FASB issued SFAS No. 123 entitled "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting and disclosing the amount of stock-based compensation paid to employees. Historically, Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" has measured compensation cost using the method based on the award's intrinsic value. Those electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, when presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. The disclosure provisions of SFAS No. 123 will be adopted by management upon completion of the Conversion. We do not believe that adoption of SFAS No. 123 disclosure provisions will have a material adverse effect on our consolidated financial position or results of operations.

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations and transfers of receivables with recourse. An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract. A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value. SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor. SFAS No. 125 is effective for applicable transactions occurring after December 31, 1996, and is to be applied prospectively. Retroactive application is not permitted. The adoption of SFAS No. 125 has not had a material adverse effect on our financial position or results of operations.

         In February 1997, the FASB issued SFAS No. 128, Earnings per Share, establishing standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock, such as the shares issuable under our proposed stock option plan, as well as any other entity that chooses to present EPS in its financial statements.

         This Statement simplifies the current standards of APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It eliminates the presentation of primary EPS and requires presentation of basic EPS (the principal difference being that common stock equivalents are not considered in the computation of basic EPS). It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the potential common shares were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to that of fully diluted EPS pursuant to Opinion No. 15. We do not expect the adoption of SFAS No. 128 to have a material impact on our financial position or results of operations.

         The Statement is effective for our financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Statement requires restatement of all prior-period EPS data presented.

         In  February  1997,  the  FASB  issued  SFAS  No.  129,  Disclosure  of
Information about Capital Structure, continuing the current requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion--1966, Opinion No. 15, and SFAS No. 47, Disclosure of Long-Term Obligations. It consolidates specific disclosure requirements from those standards. SFAS No. 129 is effective for our financial statements issued for periods ending after December 15, 1997, including interim periods. We do not expect the adoption of SFAS No. 129 to have a material impact on our financial position or results of operations.

         In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, establishing standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 requires us to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishing standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business
Enterprise, but retains the requirement to report information about major customers. It amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This Statement does not apply to nonpublic business enterprises or to not-for-profit organizations.

         SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. This Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

         SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. We do not expect the adoption of SFAS No. 131 to have a material impact on our financial condition or results of operations.

         In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requiring companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized form commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

         For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

         For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

         For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative transaction adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

         For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

         The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's effectiveness must be established at the inception of the hedge.

         SFAS No. 133 amends SFAS No. 52 and  supercedes  SFAS Nos. 80, 105, and
119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

         SFAS No. 133 will be effective for all fiscal years beginning after June 15, 1999. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods.

         Due to the recent issuance of this statement, we have not determined the timing or impact on our operation of adopting this Statement.

Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Year 2000 Issue


         Our lending and deposit activities, like those of most financial institutions, depend significantly upon computer systems. See "Business of Lincoln Federal Savings Bank -- Year 2000 Considerations." We are addressing the potential problems associated with the possibility that the computers which control our operating systems, facilities and infrastructure may not be programmed to read four-digit date codes. This could cause some computer applications to be unable to recognize the change from the year 1999 to the year 2000, which could cause computer systems to generate erroneous data or to fail. We are working with the companies that supply or service our systems that rely on computers to identify and remedy any Year 2000 related problems. We have contacted the approximately 20 companies that supply or service our material operations requesting that they certify that they have plans to make their respective systems Year 2000 compliant. We have established a December 31, 1998 deadline for these service providers to respond. We currently expect to complete testing for Year 2000 compliance by the second quarter of 1999. We have been advised by our electronic data service provider, whose systems are integral to our operations, that it intends for its systems to be Year 2000 compliant by December 31, 1998. We have already begun testing the data that we maintain on our electronic data service provider's system and will continue to do so during 1999.


         Our Board of Directors reviews on a quarterly basis our progress in addressing Year 2000 issues. We believe that our expenses related to upgrading our systems and software for Year 2000 compliance will not exceed $300,000. As of June 30, 1998, we had spent approximately $100,000 in connection with Year 2000 compliance. Although we believe we are taking the necessary steps to address the Year 2000 compliance issue, no assurances can be given that some problems will not occur or that we will not incur significant additional expenses in future periods. In the event that we are ultimately required to purchase replacement computer systems, programs and equipment, or to incur substantial expenses to make our current systems, programs and equipment Year 2000 compliant, our net income and financial condition could be adversely affected.


         In addition to possible expenses related to our own systems and those of our service providers, we could incur losses if Year 2000 problems affect any of our depositors or borrowers. Such problems could include delayed loan payments due to Year 2000 problems affecting any of our significant borrowers or impairing the payroll systems of large employers in our market area. We have contacted our commercial borrowers whose loans exceed $300,000 requesting that they certify by the end of November, 1998, that their computer systems are, or soon will be Year 2000 compliant. In addition, we require borrowers under new commercial loans that we originate to certify that they will give all necessary attention to insure that their information technology will be Year 2000 compliant. Because our loan portfolio to individual borrowers is diversified and our market area does not depend significantly upon one employer or industry, we do not expect any such Year 2000 related difficulties that may affect our depositors and borrowers to significantly affect our net earnings or cash flow.



                    BUSINESS OF LINCOLN FEDERAL SAVINGS BANK

General

         We were originally organized in 1884 as Ladoga Federal Savings and Loan Association, located in Ladoga, Indiana. In 1979 we merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, we changed our name to Lincoln Federal Savings and Loan Association and, in 1984, we adopted our current name, Lincoln Federal Savings Bank. We currently conduct our business from four full-service offices located in Hendricks, Montgomery and Clinton Counties, Indiana, with our main office located in Plainfield. We expect to open a new office in Avon, Indiana in December, 1998. Our principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Our deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

         We offer a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans;
(iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts; and
(xii) certificates of deposit.

Lending Activities


         We have historically concentrated our lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. One- to four-family residential mortgage loans continue to be the major focus of our loan origination activities, representing 77.1% of our total loan portfolio at June 30, 1998. We also offer commercial real estate loans, real estate construction loans and consumer loans. To a limited extent, we also offer multi-family loans, land loans and commercial loans. Mortgage loans secured by commercial real estate totaled approximately 7.0% of our total loan portfolio at June 30, 1998. Real estate construction loans totaled approximately 3.7% of our total loans as of June 30, 1998. Consumer loans, which consist primarily of home equity and second mortgage loans, have increased significantly in the past two years from $11.3 million, or 3.8% of our loan portfolio at December 31, 1995, to $22.4 million, or 10.8% of our loan portfolio at June 30, 1998.

                                       At June 30,                                                       At December 31,
                                          1998                    1997                  1996                  1995
                                                Percent                 Percent               Percent               Percent
                                     Amount    of Total     Amount     of Total    Amount    of Total    Amount    of Total
                                     ------    --------     ------     --------    ------    --------    ------    --------
                                                                                (Dollars in thousands)

TYPE OF LOAN
Real estate mortgage loans:
   One-to-four-family
     residential (1)................$159,887     77.12%    $205,976     81.03%    $269,618     84.84%   $248,947    84.48%
   Multi-family.....................   1,048       .51        1,133       .45        1,111       .35       1,012      .34
   Commercial real estate...........  14,457      6.97       14,914      5.87       14,830      4.66      15,727     5.34
   Construction.....................   7,722      3.72        9,912      3.90       13,159      4.14       7,838     2.66
   Land.............................   1,699       .82        1,455       .57        2,725       .86       9,877     3.35
Commercial..........................     141       .07          242       .10          ---       ---         ---     .---
Consumer loans:
   Home equity and
     second mortgages...............  18,525      8.93       17,218      6.77       13,239      4.17       7,858     2.67
   Other............................   3,849      1.86        3,340      1.31        3,124       .98       3,409     1.16
                                    --------    ------     --------    ------     --------    ------    --------   ------
     Gross loans receivable.........$207,328    100.00%    $254,190    100.00%    $317,806    100.00%   $294,668   100.00%
                                    ========    ======     ========    ======     ========    ======    ========   ======

TYPE OF SECURITY
   One-to-four-family
     residential real estate (1)....$185,766     89.60%    $232,966     91.65%    $290,956     91.55%   $264,142    89.64%
   Multi-family real estate.........   1,048       .51        1,133       .45        1,111       .35       1,012      .34
   Commercial real estate...........  14,825      7.15       15,054      5.92       19,890      6.26      16,229     5.51
   Land.............................   1,699       .82        1,455       .57        2,725       .86       9,877     3.35
   Deposits.........................   1,114       .54        1,106       .44        1,155       .37         995      .34
   Auto.............................   2,150      1.04        2,041       .80        1,502       .47       1,690      .57
   Other security...................     341       .16          426       .17          356       .11         611      .21
   Unsecured .......................     385       .18            9        --          111       .03         113      .04
                                    --------    ------     --------    ------     --------    ------    --------   ------
     Gross loans receivable......... 207,328    100.00      254,190    100.00%     317,806    100.00     294,668   100.00

Deduct:
Allowance for loan losses...........   1,432       .69        1,361       .54        1,241       .39       1,121      .38
Deferred loan fees (1)..............   1,143       .55        1,690       .66        2,707       .85       2,854      .97
Loans in process....................   2,071      1.00        2,504       .99        8,086      2.55       5,347     1.81
   Net loans receivable.............$202,682     97.76%    $248,635     97.81%    $305,772     96.21%   $285,346    96.84%
Mortgage Loans:
   Adjustable-rate.................. $74,809     36.79%     $95,106     37.95%    $117,062     37.20%   $112,193    38.52%
   Fixed-rate....................... 128,529     63.21      155,502     62.05      197,620     62.80     179,066    61.48
                                    --------    ------     --------    ------     --------    ------    --------   ------
     Total..........................$203,338    100.00%    $250,608    100.00%    $314,682    100.00%   $291,259   100.00%
                                    ========    ======     ========    ======     ========    ======    ========   ======


                                          1994                  1993
                                               Percent                Percent
                                     Amount   of Total     Amount    of Total
                                     ------   --------     ------    --------


TYPE OF LOAN
Real estate mortgage loans:
   One-to-four-family
     residential (1)............... $228,489    83.78%    $176,115        83.77%
   Multi-family....................      559      .20          857          .41%
   Commercial real estate..........   12,780     4.69       12,249         5.83%
   Construction....................   19,343     7.09        8,610         4.09%
   Land............................    1,435      .53        5,343         2.54%
Commercial.........................      ---      ---          ---          ---%
Consumer loans:
   Home equity and
     second mortgages..............    7,018     2.57        5,355         2.55%
   Other...........................    3,108     1.14        1,713          .81%
                                    --------   ------     --------       ------
     Gross loans receivable........ $272,732   100.00%    $210,242       100.00%
                                    ========   ======     ========       ======

TYPE OF SECURITY
   One-to-four-family
     residential real estate (1)... $253,150    92.82%    $190,080        90.41%
   Multi-family real estate........      559      .21          857          .41%
   Commercial real estate..........   14,480     5.31       12,249         5.83%
   Land............................    1,435      .53        5,343         2.54%
   Deposits........................      959      .35          591          .28%
   Auto............................    1,635      .60          926          .44%
   Other security..................      392      .14           72          .03%
   Unsecured ......................      122      .04          124          .06%
                                    --------   ------     --------       ------
     Gross loans receivable........  272,732   100.00      210,242       100.00%

Deduct:
Allowance for loan losses..........    1,047      .39        1,056          .50%
Deferred loan fees (1).............    2,703      .99        2,116         1.01%
Loans in process...................    8,728     3.20        9,216         4.38%
   Net loans receivable............ $260,254    95.42%    $197,854        94.11%
Mortgage Loans:
   Adjustable-rate.................$  84,365    31.29%   $  51,757        24.82%
   Fixed-rate......................  185,259    68.71      156,772        75.18%
                                    --------   ------     --------       ------
     Total......................... $269,624   100.00%    $208,529       100.00%
                                    ========   ======     ========       ======


(1) Net loans held for sale included in the above categories amounted to $19,264,000, $24,201,000, $15,534,000, $16,141,000 and $8,779,000 at
         June  30,  1998  and  December  31,  1996,   1995,   1994,   and  1993,
         respectively. There were no loans held for sale at December 31, 1997.

         The following table sets forth certain information at December 31, 1997, regarding the dollar amount of loans maturing in our loan portfolio based on the contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects prepayments will cause actual maturities to be shorter.


                                        Balance                         Due During Years Ended December 31,
                                    Outstanding at                                           2001       2003      2008       2013
                                     December 31,                                             to         to        to         and
                                         1997                 1998       1999       2000     2002       2007      2012     following
                                                                                    (In thousands)
Real estate mortgage loans:
   One- to four-family
     residential loans................ $205,976             $  180      $  71      $ 304    $2,847    $16,336    $43,541   $142,697
Multi-family loans....................    1,133                 67        ---        ---        76        131        687        172
   Commercial real estate loans.......   14,914              4,796        253        415       195      2,952      3,917      2,386
   Construction loans.................    9,912              7,137      2,666        109       ---        ---        ---        ---
   Land loans.........................    1,455              1,190        265        ---       ---        ---        ---        ---
   Commercial.........................      242                 87         16         56        83        ---        ---        ---
Consumer loans:
   Installment  loans.................    2,234                100        303        506     1,279         37          9        ---
   Loans secured by deposits..........    1,106                517        504         14        71        ---        ---        ---
   Home equity loans and
     and second mortgages.............   17,218              1,218        393        250     1,103     14,254        ---        ---
                                       --------            -------     ------     ------    ------    -------    -------   --------
     Total consumer loans.............   20,558              1,835      1,200        770     2,453     14,291          9        ---
                                       --------            -------     ------     ------    ------    -------    -------   --------
       Total.......................... $254,190            $15,292     $4,471     $1,654    $5,654    $33,710    $48,154   $145,255
                                       ========            =======     ======     ======    ======    =======    =======   ========


         The following table sets forth, as of December 31, 1997, the dollar amount of all loans due after one year that have fixed interest rates and floating or adjustable interest rates.



                                                                           Due After December 31, 1998
                                                         Fixed Rates             Variable Rates                  Total
                                                         -----------             --------------                  -----
                                                                                 (In thousands)
Real estate mortgage loans:
   One- to four-family residential loans.............      $132,186                  $73,610                   $205,796
   Multi-family loans................................           321                      745                      1,066
   Commercial real estate loans......................         6,626                    3,492                     10,118
Construction loans...................................         2,775                      ---                      2,775
   Land loans........................................           265                      ---                        265
Commercial...........................................           155                      ---                        155
Installment loans....................................         2,134                      ---                      2,134
Loans secured by deposits............................           589                      ---                        589
Home equity loans and second mortgages...............         5,080                   10,920                     16,000
                                                           --------                  -------                   --------
   Total.............................................      $150,131                  $88,767                   $238,898
                                                           ========                  =======                   ========

         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our primary market area. We generally do not originate one- to four-family residential mortgage loans if the ratio of the loan amount to the lesser of the current cost or appraised value of the property (the "Loan-to-Value Ratio") exceeds 95%. We require private mortgage insurance on loans with a Loan-to-Value Ratio in excess of 80%. The cost of such insurance is factored into the annual percentage rate on such loans.

         In the past, our underwriting criteria for one- to four-family residential loans focused heavily on the value of the collateral securing the loan and placed less emphasis on the borrower's debt servicing capacity and other credit factors. We are currently revising our lending policies to emphasize factors other than the value of the underlying collateral, such as the income, debt-to-income ratio, stability of earnings and past credit history of a potential borrower, in making credit decisions. We have also recently established uniform underwriting criteria to be used by each of our branch offices which are based on the FHLMC lending criteria. We originate fixed-rate loans which provide for the payment of principal and interest over a period of up to 30 years.

         We also offer adjustable-rate mortgage ("ARM") loans pegged to the one-year U.S. Treasury securities yield adjusted to a constant maturity. We no longer offer adjustable rate COFI loans because that index adjusts less rapidly to changes in interest rates compared to other indices. We may offer discounted initial interest rates on ARM loans, but we require that the borrower qualify for the loan at the fully-indexed rate (the index rate plus the margin). A substantial portion of the ARM loans in our portfolio at June 30, 1998 provide for maximum rate adjustments per year and over the life of the loan of 2% and 6%, respectively. Our residential ARMs are amortized for terms up to 30 years. Although we would generally prefer to originate mortgage loans that have adjustable rather than fixed interest rates, the current low-interest rate environment has reduced borrower demand for ARM loans.

         In two separate transactions in August, 1997 and April, 1998, we securitized approximately $41.1 million of the COFI loans in our portfolio and sold the resulting mortgage-backed securities on the secondary market. In June, 1998 we sold in a direct, whole-loan sale to a private investor an additional $19.3 million of COFI loans. Because this loan sale did not close until the third quarter of 1998, these loans are reflected as "Loans held for sale" in the June 30, 1998 financial statements. Following the closing of this whole-loan sale, the amount of COFI loans in our portfolio was reduced to $4.8 million. We also pooled $75.0 million of fixed-rate one- to four-family residential loans into FHLMC mortgage-backed securities. We sold on the secondary market $34.3 million of these securities which were backed by lower-yielding, fixed-rate loans. We continue to hold in our investment portfolio $40.7 million of these securities that are backed by higher-yielding, fixed-rate mortgage loans that we originated. See "Management's Discussion and Analysis of Lincoln Federal Savings Bank and Subsidiary - Asset/Liability Management."

         With the exception of the loans that were securitized during 1997 and 1998 and in the whole-loan sale in 1998, we determine when we originate a one- to four-family residential loan whether we intend to hold the loan until maturity or sell it in the secondary market. We generally sell on the secondary market all of the fixed-rate loans that we originate with terms of more than 15 years that are written to FHLMC standards and retain in our loan portfolio any loans that we originate that are not written to FHLMC standards. We retain the servicing rights on the loans that we sell.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower also increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 1998, approximately 33.4% of our one- to four-family residential loans had adjustable rates of interest.

         All of the one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, we occasionally permit assumptions of existing residential mortgage loans on a case-by-case basis.

         At June 30, 1998, approximately $159.9 million, or 77.1% of our portfolio of loans, consisted of one- to four-family residential loans. Approximately $808,000, or .5% of total residential loans, were included in non-performing assets as of that date. See "--Non-Performing and Problem Assets."

         Commercial Real Estate and Multi-Family Loans. Our commercial real estate loans are secured by churches, warehouses, office buildings, hotels and other commercial properties. We generally originate commercial real estate loans as five-year balloon loans amortized over a 10- or 15-year period, with an adjustable interest rate indexed primarily to the prime rate. At June 30, 1998 we had $2.9 million in outstanding balloon loans secured by commercial and multi-family real estate. We generally require a Loan-to-Value Ratio of at least 75% on commercial real estate loans, although we may make loans with a Loan-to-Value Ratio of up to 80% on loans secured by owner-occupied commercial real estate or by multi-family residential properties.

         Commercial real estate loans generally are larger than one- to four-family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate. In addition, balloon loans may involve a greater degree of risk to the extent the borrower is unable to obtain financing or cannot repay the loan when the loan matures and the balloon payment is due.

         At June 30, 1998 our largest commercial real estate borrower had loans outstanding in the aggregate amount of $2.2 million which were secured by motels located throughout Central Indiana. Also as of that date, our largest commercial real estate loan had an outstanding balance of $1,357,000 and was secured by a church located in Plainfield, Indiana. At June 30, 1998, approximately $14.5 million, or 7.0% of our total loan portfolio, consisted of commercial real estate loans. On the same date, there were no commercial real estate loans included in non-performing assets. Following the Conversion, we generally intend to increase the amount of commercial real estate loans in our portfolio.

         At June 30, 1998, approximately $1 million, or .5% of our total loan portfolio, consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). We write multi-family loans on terms and conditions similar to our commercial real estate loans. The largest multi-family loan as of June 30, 1998 was $351,000 and was secured by an apartment building in Clayton, Indiana. On the same date, there were no multi-family loans included in non-performing assets.

         Multi-family loans, like commercial real estate loans, involve greater risk than do residential loans. Also, the loans-to-one-borrower limitation limits our ability to make loans to developers of apartment complexes and other multi-family units.

         Construction Loans. We offer construction loans to developers for the acquisition and development of residential and nonresidential real estate and to builders of one- to four-family residential properties. A significant portion of these loans are made on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer). At June 30, 1998, approximately $7.7 million, or 3.7% of our total loan portfolio, consisted of construction loans. Of these loans, approximately $3.4 million were for the acquisition and development of residential housing developments and $4.0 million financed the construction of one-to four-family residential properties. As of June 30, 1998, our largest construction loan relationship and largest construction loan had a balance of $1.2 million and was secured by a residential housing development located in Avon, Indiana. As of June 30, 1998, this loan was peforming according to its terms. Also on that date, construction loans in the amount of $808,000 were included in non-performing assets.

         Construction loans on residential properties where the borrower has entered into a verifiable sales contract to a non-related party to purchase the completed home may be made with a maximum Loan-to-Value Ratio of the lesser of 90% of the price stipulated in the sales contract or 80% of the appraised value of the property. With respect to residential properties constructed on a speculative basis, we generally require a Loan-to-Value Ratio of 75% of the "as completed" appraised value of the property. Although speculative loans make up a significant percentage of our construction loan portfolio, we generally will finance only one speculative construction project per builder. Residential construction loans are generally written with a fixed rate of interest and for an initial term of six months. We generally offer construction loans on commercial land development projects with a maximum Loan-to-Value Ratio of 75% of the appraised value of the property or 80% of the property's cost plus 80% of the cost of verifiable improvements to the property. Construction loans on commercial real estate properties are generally written for a term not to exceed 30 months.

         While providing a comparable, and in some cases higher, yield than a conventional mortgage loan, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, we may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and requiring that we take title to the project.

         Land Loans. At June 30, 1998, approximately $1.7 million, or .8% of our total loan portfolio, consisted of mortgage loans secured by undeveloped real estate. We impose a maximum Loan-to-Value Ratio of 65% of the appraised value of the land or 90% of the cost of the undeveloped land for pre-development land acquisition loans. We write these loans for a maximum term of 12 months. At June 30, 1998, our largest land loan totaled $416,000 and was secured by bare land located in Plainfield, Indiana.

         Land loans present greater risk than conventional loans since land development borrowers who are over budget may divert the loan funds to cover cost-overruns rather than direct them toward the purpose for which such loans were made. In addition, land loans are more difficult to monitor than conventional mortgage loans. As such, a defaulting borrower could cause us to take title to partially improved land that is unmarketable without further capital investment.

         Consumer Loans. Our consumer loans consist of variable- and fixed-rate home equity loans and lines of credit, automobile, recreational vehicle, boat and motorcycle loans and loans secured by deposits. We do not make indirect consumer loans. Consumer loans tend to have shorter terms and higher yields than permanent residential mortgage loans. At June 30, 1998, our consumer loans aggregated approximately $22.4 million, or 10.8% of our total loan portfolio. Included in consumer loans at June 30, 1998 were $12.6 million of variable-rate home equity lines of credit. These variable-rate loans improve our exposure to interest rate risk.


         Our home equity lines of credit and fixed-term loans are generally written for up to 95% of the available equity (the appraised value of the property less any first mortgage amount) if we hold the first mortgage, and up to 90% of the available equity if we do not hold the first mortgage. Our home equity and second mortgage loans increased significantly from $7.9 million at December 31, 1995 to $18.5 million at June 30, 1998, primarily as the result of a marketing campaign directed at our existing customers. We generally will write automobile loans for up to 100% of the acquisition price for a new automobile and up to the NADA retail value for a used automobile. New car loans are written for terms of up to 60 months and used car loans are written for terms up to 48 months, depending on the age of the car. Loans for recreational vehicles and boats are written for no more than 80% of the purchase price or "verified value," whichever is less, for a maximum term of 120 months and 84 months, respectively. Motorcycles loans are written for no more than 75% of the purchase price or "verified value" with a term not to exceed 48 months. All of our consumer loans have a fixed rate of interest except for home equity lines of credit, which are offered at a variable rate. At June 30, 1998, consumer loans in the amount of $27,000 were included in non-performing assets.


         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections depend on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. See "- Non-Performing and Problem Assets." There can be no assurances that additional delinquencies will not occur in the future.

         Commercial Loans. We offer commercial loans, which consist primarily of loans to businesses that are secured by assets other than real estate. As of June 30, 1998, commercial loans amounted to $141,000. Commercial loans tend to bear somewhat greater risk than residential mortgage loans, depending on the ability of the underlying enterprise to repay the loan. Although commercial loans have not historically comprised a large portion of our loan portfolio, we intend to increase the amount of loans we make to small businesses in the future in order to increase our rate of return and diversify our portfolio. As of June 30, 1998, none of our commercial loans were included in nonperforming assets.

         Origination, Purchase and Sale of Loans. Historically, we have confined our loan origination activities primarily to Hendricks, Montgomery and Clinton Counties. At June 30, 1998, we did not have any mortgage loans secured by property located outside of Indiana. Our loan originations are generated from referrals from existing customers, real estate brokers, and newspaper and periodical advertising. Loan applications are currently underwritten and processed at our offices in Hendricks, Montgomery and Clinton counties, although we intend to centralize the underwriting function in our main office in Plainfield in the near future.

         Our loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we study the employment and credit history and information on the historical and projected income and expenses of our mortgagors.

         We generally require appraisals on all real property securing our first-mortgage loans and require an attorney's opinion and a valid lien on the mortgaged real estate. Appraisals for all real property securing first-mortgage loans are performed by independent appraisers who are state-licensed. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan and also require flood insurance to protect the property securing our interest if the property is in a flood plain. We also generally require private mortgage insurance for all residential mortgage loans with Loan-to-Value Ratios of greater than 80%. We generally require escrow accounts for insurance premiums and taxes for residential mortgage loans that we originate.

         Our underwriting standards for consumer loans are intended to protect against some of the risks inherent in making consumer loans. Borrower character, paying habits and financial strengths are important considerations.

         We occasionally purchase participation interests in loans originated by other financial institutions in order to diversify our portfolio, supplement local loan demand and to obtain more favorable yields. The participations that we purchase normally represent a portion of residential or commercial real estate loans originated by other Indiana financial institutions, most of which are secured by property located in Indiana. As of June 30, 1998, however, we had only $145,000 in loan participations in our asset portfolio.

         The following table shows loan origination and repayment activity for Lincoln Federal during the periods indicated:

                                                      Six Months Ended
                                                           June 30,                            Year Ended December 31,
                                                      1998         1997             1997                1996             1995
                                                                      (In thousands)
Gross loans receivable at
   beginning of period.............................$254,190     $317,806         $317,806            $294,668          $272,732
                                                   --------     --------         --------            --------          --------
Loans Originated:
     Real estate mortgage loans:
       One-to-four family loans (1)................  24,491       24,354           44,472              54,396            46,754
       Multi-family loans..........................                                    68                 140               259
       Commercial real estate loans................   2,472        1,734            6,608               3,033             5,650
       Construction loans..........................   3,347        3,738           10,411              15,640            19,515
       Land loans..................................     580          680            3,053               6,227             2,888
     Commercial loans..............................     ---          ---              242                 ---               ---
     Consumer loans................................   7,805        4,839           12,432              14,303             2,880
                                                   --------     --------         --------            --------          --------
         Total originations........................  38,695       35,345           77,286              93,739            77,946
Purchases (sales) of participation loans, net...... (47,666)                      (78,887)             (4,681)           (7,786)
Reductions:
     Repayments and other deductions...............  37,694       22,783           61,904              65,818            48,157
     Transfers from loans to real estate owned.....     197          ---              111                 102                67
                                                   --------     --------         --------            --------          --------
       Total reductions............................  37,891       22,783           62,015              65,920            48,224
                                                   --------     --------         --------            --------          --------
         Total gross loans receivable at
           end of period...........................$207,328     $330,368         $254,190            $317,806          $294,668
                                                   ========     ========         ========            ========          ========

(1)  Includes certain home equity loans.

         Our total loan originations during the period ended June 30, 1998 totaled $38.7 million, compared to $35.3 million during the period ended June 30, 1997. For the year ended December 31, 1997, our loan originations totaled $77.3 million, compared to $93.7 million and $77.9 million in the years ended December 31, 1996 and 1995, respectively.

         Origination and Other Fees. We realize income from late charges, checking account service charges, loan servicing fees and fees for other miscellaneous services. Late charges are generally assessed if a loan payment is not received within a specified number of days after it is due. The grace period depends on the individual loan documents. We also receive a loan servicing fee of 1/4% on fixed-rate loans and 3/8% on ARM loans that we service for others.

Non-Performing and Problem Assets


         After a mortgage loan becomes 10 days past due, we deliver a delinquency notice to the borrower. When loans are 30 to 60 days in default, we send additional delinquency notices and make personal contact by telephone with the borrower to establish acceptable repayment schedules. When loans become 60 days in default, we again contact the borrower, this time in person, to establish acceptable repayment schedules. When a mortgage loan is 90 days delinquent, we will have either entered into a workout plan with the borrower or referred the matter to our attorney for collection. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so.


         We review mortgage loans on a regular basis and place one- to four-family residential loans on a non-accrual status when they become 120 days delinquent. Other loans are placed on a non-accrual status when they become 90 days delinquent. Generally, when loans are placed on a non-accrual status, unpaid accrued interest is written off.

         Non-performing Assets. At June 30, 1998, $1,741,000, or .6% of our total assets, were non-performing (non-performing loans and non-accruing loans) compared to $3,669,000, or 1.1%, of our total assets at December 31, 1997. At June 30, 1998, residential loans accounted for $808,000 of our non-performing assets, construction loans accounted for $808,000 of our non-performing assets, and consumer loans accounted for $27,000 of our non-performing assets. We had real estate owned ("REO") properties in the amount of $98,000 as of June 30, 1998.

         The table below sets forth the amounts and categories of our non-performing assets (non-performing loans, foreclosed real estate and troubled debt restructurings) for the last three years. It is our policy that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days. We deem any delinquent loan that is 90 days or more past due to be a non-performing asset.


                                                         At June 30,                               At December 31,
                                                            1998                      1997              1996             1995
                                                         (Unaudited)         (Dollars in thousands)
Non-performing assets:
   Non-performing loans................................    $1,601                   $ 3,257          $ 2,397            $1,797
   Troubled debt restructurings........................        42                       367               46               598
                                                           ------                   -------           ------            ------
     Total non-performing loans........................     1,643                     3,624            2,443             2,395
   Foreclosed real estate..............................        98                        45               75               ---
                                                           ------                   -------           ------            ------
     Total non-performing assets.......................    $1,741                   $ 3,669           $2,518            $2,395
                                                           ======                   =======           ======            ======

Non-performing loans to total loans....................       .80%                     1.45%             .80%              .83%
                                                           ======                   =======           ======            ======
Non-performing assets to total assets..................       .57%                     1.14%            .73%               .75%
                                                           ======                   =======           ======            ======

         Interest income of $30,000 and $93,000 for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively, was recognized on the non-performing loans summarized above. Interest income of $80,000 and $225,000 for the six months ended June 30, 1998 and the years ended December 31, 1997, respectively, would have been recognized under their original loan terms.

         At June 30, 1998, we held loans delinquent from 30 to 89 days totalling $5.1 million. As of that date, we were not aware of any other loans in which borrowers were experiencing financial difficulties and were not aware of any assets that would need to be disclosed as non-performing assets.

         Our two largest non-performing loans at June 30, 1998 were made to separate borrowers in connection with the development of residential subdivisions in Hendricks County, Indiana. We have placed both loans on non-accrual status. We originated the larger of the two loans in January, 1994 in the original amount of $1.2 million. The loan became delinquent in September, 1995, and as of June 30, 1998, the borrower owed $673,000. We have written this amount down to $372,000 on our books, reflecting the market value of the collateral less the estimated costs of foreclosing on the property. In addition, we have established a reserve for this loan due to its classified status. We have turned the collection of this loan over to our attorney and a foreclosure action has been filed.

         The other significant delinquent loan in our portfolio was originated in September, 1993 in the original principal amount of $600,000. We extended an additional loan for $295,000 to the same borrower in August, 1995. Both loans became delinquent in September, 1996. As of June 30, 1998, the borrower owed an aggregate amount of $435,000 on the two loans. We have continuously worked with the borrower since the loans became delinquent to restructure the repayment terms of the loans. We have not charged the loan off but, due to its classified status, we have established a reserve based on management's estimate of the value of the collateral. We have not initiated foreclosure proceedings on this loan.

     Delinquent Loans. The following table sets forth certain information at June 30, 1998, and at December 31, 1997, 1996, and 1995, relating to delinquencies in our portfolio. Delinquent loans that are 90 days or more past due are considered non-performing assets.


                                      At June 30, 1998                   At December 31, 1997

                                30-89 Days      90 Days or More       30-89 Days      90 Days or More

                                      Principal          Principal           Principal        Principal
                           Number     Balance     Number   Balance  Number    Balance   Number  Balance
                          of Loans    of Loans   of Loans  of Loansof Loans  of Loans  of Loansof Loans
                                                                 (Dollars in thousands)
Residential
   mortgage loans..........    99      4,707       19      766       140    6,040       26    1,228
Commercial
   real estate loans.......     1         93      ---      ---       --1      100        1      367
Multi-family
   mortgage loans.......... -----        ---      ---      ---    ------      ---      ---      ---
Construction loans.........   ---        ---        3      808       ---      ---        3    1,214
Land loans.................     1          6      ---      ---       ---      ---      ---      ---
Consumer loans.............    20        258        2       27        29      379       20      448
                              ---     ------       --   ------       ---   ------       --   ------
   Total...................   121     $5,064       24   $1,601       170   $6,519       50   $3,257
                              ===     ======       ==   ======       ===   ======       ==   ======
Delinquent loans to
   total loans.............                               3.27%                                3.91%
                                                          ====                                 ====



                             At December 31, 1996                 At December 31, 1995

                            30-89 Days     90 Days or More       30-89 Days       90 Days or More

                                  Principal          Principal         Principal          Principal
                           Number   Balance  Number  Balance    Number   Balance  Number   Balance
                          of Loans of Loans of Loansof Loans   of Loans of Loans of Loans of Loans

Residential
   mortgage loans......... 143    6,613       11      797       156    6,598       12       452
Commercial
   real estate loans......   2      609      ---      ---       ---      ---      ---       ---
Multi-family
   mortgage loans......... ---      ---        4    1,594       ---      ---      ---       ---
Construction loans........ ---      ---      ---      ---       ---      ---        3     1,199
Land loans................   4       47      ---      ---         1      152      ---       ---
Consumer loans............   7       39        1        6        10      188        8       146
                           ---   ------       --    -----       ---   ------       --    ------
   Total.................. 156   $7,308       16    2,397       167   $6,938       23    $1,797
                           ===   ======       ==    =====       ===   ======       ==    ======
Delinquent loans to
   total loans............                           3.16%                                 3.05%
                                                     ====                                  ====

         Classified assets. Federal regulations and our Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         We regularly review our loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Our classifed assets are made up entirely of non-performing assets.

Allowance for Loan Losses

         The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings. The allowance for loan losses is determined in conjunction with our review and evaluation of current economic conditions (including those of our lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. In our opinion, our allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio at June 30, 1998. However, there can be no assurance that regulators, when reviewing our loan portfolio in the future, will not require increases in our allowances for loan losses or that changes in economic conditions will not adversely affect our loan portfolio.

         Summary of Loan Loss Experience. The following table analyzes changes in the allowance during the past three fiscal years ended December 31, 1997, and the six-month periods ended June 30, 1998, and June 30, 1997.

                                                 Six Months Ended
                                                     June 30,                              Year Ended December 31,
                                                1998         1997              1997              1996                1995
                                                    (Unaudited)             (Dollars in thousands)
Balance at beginning of period..............  $  1,361    $  1,241           $ 1,241         $  1,121               $ 1,047
Charge-offs:
     One- to four-family
       residential mortgage loans...........      (29)         ---               ---              ---                  (15)
     Commercial real estate mortgage loans..       ---         ---             (178)              ---                   ---
     Construction loans.....................     (301)         ---               ---              ---                  (12)
     Consumer loans.........................      (25)         ---               ---              ---                   (2)
       Total charge-offs....................     (355)         ---             (178)              ---                  (29)
Recoveries..................................       ---         ---               ---              ---                   ---
     One- to four-family
       residential mortgage loans...........        13         ---               ---              ---                     3
     Consumer loans.........................         3         ---               ---              ---                   ---
       Total recoveries.....................        16         ---               ---              ---                     3
   Net charge-offs..........................     (339)         ---             (178)              ---                  (26)
Provision for losses on loans...............       410          50               298              120                   100
   Balance end of period....................    $1,432   $   1,291         $   1,361          $ 1,241                $1,121
Allowance for loan losses as a percent of
   total loans outstanding..................      0.70%       0.40%             0.54%            0.40%                 0.39%
Ratio of net charge-offs to average
   loans outstanding........................       .15         ---               .06              ---                   .01

         Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated.


                                             At June 30,                                         At December 31,
                                     1998                  1997                 1997                 1996              1995
                                         Percent              Percent               Percent              Percent           Percent
                                        of loans             of loans              of loans             of loans          of loans
                                         in each              in each               in each              in each           in each
                                        category             category              category             category          category
                                        to total               total               to total             to total            total
                              Amount      loans      Amount    loans       Amount    loans     Amount     loans    Amount   loans
                              ------      -----      ------    -----       ------    -----     ------     -----    ------   -----
                                             (Unaudited)               (Dollars in thousands)
Balance at end of
period applicable to:
   Real estate mortgage loans:
     One- to four-family
       residential.............  $605   77.12%         $253  85.67%         $401    81.78%       $206   84.84%     $  77   84.48%
     Multi-family..............    10     .51            11    .33            11      .45         ---     .35        ---     .34
     Commercial................   217    6.97           517   3.63           221     5.88         468    4.66        214    5.34
     Construction loans........   195    3.72           219   3.17           249     3.14         367    4.14        402    2.66
     Land loans................    25     .82            39   1.17            15      .57         ---     .86        ---    3.35
   Commercial loans............     2     .07           ---    ---            11      .10         ---     ---        ---     ---
   Consumer loans..............   339   10.79           252   6.03           268     8.08          98    5.15         72    3.83
   Unallocated.................    39     ---           ---    ---           185      ---         102     ---        356
                               ------  ------        ------ ------        ------   ------      ------  ------     ------  ------
   Total.......................$1,432  100.00%       $1,291 100.00%       $1,361   100.00%     $1,241  100.00%    $1,121  100.00%
                               ======  ======        ====== ======        ======   ======      ======  ======     ======  ======



Investments


         Investments. During the third quarter of 1997, we adopted a revised investment policy that authorizes us to invest in U.S. Treasury securities, securities guaranteed by the Government National Mortgage Association ("GNMA"), securities issued by agencies of the U.S. Government, mortgage-backed securities issued by the FHLMC or the Federal National Mortgage Association ("FNMA") and in highly-rated mortgage-backed securities, collateralized mortgage obligations and investment-grade corporate debt securities. This revised policy permits our management to react quickly to market conditions. Most of the securities in our portfolio are considered available-for-sale. At June 30, 1998, our investment portfolio consisted of investments in FHLMC and FNMA mortgage-backed securities, corporate securities, federal agency securities, FHLB stock, an investment in Pedcor Investments - 1987 - I, L.P., an investment in Bloomington Housing Associates, L.P., and an investment in an insurance company. See "-Investments in Multi-Family, Low- and Moderate-Income Housing Projects" and "Service Corporation Subsidiary." At June 30, 1998, approximately $70.3 million, or 23.1%, of our total assets consisted of such investments. We also had $20.7 million in interest-earning deposits with the FHLB-Indianapolis as of that date. As of that date, we also had pledged to the FHLB-Indianapolis as collateral, investment securities with a carrying value of $47.6 million, including $44.1 million in mortgage-backed securities and $3.5 million in other securities.


         Investment Securities. The following table sets forth the amortized cost and the market value of our investment portfolio at the dates indicated.

                                           At June 30,                                  At December 31,
                                              1998                   1997                    1996                   1995
                                        Amortized   Market     Amortized   Market     Amortized    Market     Amortized   Market
                                          Cost       Value       Cost       Value       Cost        Value       Cost       Value
                                          ----       -----       ----       -----       ----        -----       ----       -----
                                           (Unaudited)                        (In thousands)
Investment securities available for sale:
   Mortgage-backed securities.........  $43,206     $44,112(1) $28,495    $29,399          ---        ---         ---        ---
   Corporate debt obligations.........   14,828      14,828        ---        ---          ---        ---         ---        ---
   Federated liquid cash fund.........      ---         ---        ---        ---     $     17   $     17    $     16   $     16
   FHLMC stock........................      ---         ---         --        ---          100        101         100        100
                                          -----       -----      -----      -----       ------     ------      ------     ------
     Total investment securities
       available for sale..............  58,034      58,940     28,495     29,399          117        118         116        116
   Investment securities
     held to maturity--
     Federal agency securities.........   3,500       3,509      9,635      9,615       15,185     14,997      11,600     11,591
                                          -----       -----      -----      -----       ------     ------      ------     ------
   Total investment securities.........  61,534      62,499     38,130     39,014       15,302     15,115      11,716     11,707
   Investment in limited partnerships..   2,633          (1)     2,706         (1)       3,187         (1)      3,583         (1)
   Investment in insurance company.....     650          (1)       ---        ---          ---        ---         ---        ---
   FHLB stock (2)......................   5,447       5,447      5,447      5,447        4,797      4,797       4,300      4,300
                                        -------                -------                 -------                -------
   Total investments................... $70,264                $46,283                 $23,286                $19,599
                                        =======                =======                 =======                =======

(1)      Market values are not available

(2) Market value is based on the price at which the stock may be resold to the FHLB of Indianapolis.

     The following table sets forth the amount of investment securities excluding mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1998.


                                                            Amount at June 30, 1998 which matures in
                                                      One Year             One Year                  After
                                                       or Less           to Five Years              Ten Years
                                                       -------           -------------              ---------
                                                 Amortized   Average  Amoritzed  Average      Amortized   Average
                                                   Cost       Yield     Cost      Yield         Cost       Yield
                                                                             (Dollars in thousands)

Corporates securities -- available for sale.....$   ---       ---% $      ---       ---%      $14,828       6.41%
Federal agency securities -- held to maturity...  1,250      5.77       2,250      6.04           ---        ---
                                                 ------      ----      ------      ----       -------       ----
                                                 $1,250      5.77%     $2,250      6.04%      $14,828       6.41%
                                                 ======      ====      ======      ====       =======       ====

         At June 30, 1998, our corporate investments included securities of two issuers with an aggregate book value in excess of 10% of our equity capital as follows:


Issuer                                Book Value    Market Value
Huntington Bancshares, Inc.              $4,969         $4,969
KeyCorp                                   4,972          4,972

         Mortgage-backed Securities. The following table sets forth the composition of our mortgage-backed securities portfolio at June 30, 1998 and December 31, 1997. There were no mortgage-backed securities outstanding at December 31, 1996 and 1995.

                                               June 30, 1998                                      December 31, 1997
                                Amortized         Percent           Market          Amortized          Percent          Market
                                  Cost           of Total            Value            Cost            of Total           Value
                                  ----           --------            -----            ----            --------           -----
                                                                     (Dollars in thousands)

Federal Home Loan
     Mortgage Corporation      $36,416             84.3%        $37,264               $20,997           73.7%            $21,859
Federal National
     Mortgage Association        6,790             15.7           6,848                 7,498           26.3               7,540
                               -------            -----         -------               -------          -----             -------
Total mortgage-backed
     securities                $43,206            100.0%        $44,112               $28,495          100.0%            $29,399
                               =======            =====         =======               =======          =====             =======

         All mortgage-backed securities outstanding at June 30, 1998 and December 31, 1997 mature after ten years and have a weighted average yield of 7.34% and 7.72%, respectively.

         The following table sets forth the changes in our mortgage-backed securities portfolio for the six-month period ended June 30, 1998 and for the year ended December 31, 1997. There were no mortgage-backed securities outstanding during the six months ended June 30, 1997 or during the years ended December 31, 1996 and 1995.

                                    For the Six Months Ended      For the Year Ended
                                          June 30, 1998            December 31, 1997
                                                    (Dollars in thousands)
Beginning balance                            $29,399                $       ---
Securitization of loans                       39,729                     76,455
Purchases                                         96                      7,574
Monthly repayments                            (4,138)                    (1,237)
Proceeds from sales                          (21,081)                   (54,415)
Gains on sales                                   105                        118
Change in unrealized gain on
     securities available for sale                 2                        904
                                             -------                    -------
Ending balance                               $44,112                    $29,399
                                             =======                    =======



     Investments in Multi-Family, Low- and Moderate-Income Housing Projects. We have an investment in Pedcor Investments - 1987 - I, L.P. ("Pedcor"), an Indiana limited partnership that was organized to construct, own and operate a 208-unit apartment complex in Indianapolis, Indiana (the "Pedcor Project"). The Pedcor Project, which is operated as a multi-family, low- and moderate-income housing project, has been completed and is performing as planned. At the inception of the Pedcor Project in August, 1988, we committed to invest $2.7 million in Pedcor. In January, 1998, we made our final payment pursuant to this commitment and are no longer liable to contribute additional funds for the Pedcor Project.

     We hold a separate investment in a multi-family, low- and moderate-income housing project through our wholly-owned subsidiary, LF Service Corp. ("LF"). LF has invested in Bloomington Housing Associates, L.P. ("BHA"), which is an Indiana limited partnership that was organized to construct, own and operate a 130-unit apartment complex in Bloomington, Indiana (the "BHA Project"). Development of the BHA Project has been completed and the project is performing as planned. LF committed to invest approximately $4.9 million in BHA at the inception of the Bloomington Project in August, 1992. Through June 30, 1998, LF had invested cash of approximately $2.7 million in BHA with five additional annual capital contributions remaining to be paid in January of each year through January, 2003, totaling $2.2 million.

     A low- and moderate-income housing project qualifies for certain federal income tax credits if (i) it is a residential rental property, (ii) the units are used on a nontransient basis, and (iii) 20% or more of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% or less of the area median gross income. Qualified low income housing projects generally must comply with these and other rules for fifteen years, beginning with the first year the project qualified for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to the limitations on the use of general business credit, but no basis reduction is required for any portion of the tax credit claimed. As of June 30, 1998, 77% of the units in the Pedcor Project and 95% of the units in the Bloomington Project were occupied, and all of the tenants met the income test required for the tax credits.

     We have received tax credits of $121,000 and $300,000 from the operation of the Pedcor Project and $178,000 and $355,000 from the operation of the Bloomington Project for the six months ended June 30, 1998 and for the year ended December 31, 1997, respectively. The tax credits from the Pedcor Project will be available to us through 1999 and the tax credits from the BHA project will be available through 2012. Although we have reduced income tax expense by the full amount of the tax credit available each year, we have not been able to fully utilize available tax credits to reduce income taxes payable because we may not use tax credits that would reduce our regular corporate tax liability below our alternative minimum tax liability. We may carry forward unused tax credits for a period of fifteen years and we believe that we will be able to utilize available tax credits during the carry-forward period. Additionally, Pedcor and BHA have incurred operating losses in the early years of their operations primarily due to accelerated depreciation of assets. Lincoln Federal has accounted for its investment in Pedcor, and LF has accounted for its investment in BHA, on the equity method. Accordingly, Lincoln Federal and LF have each recorded their share of these losses as reductions to their investments in Pedcor and BHA, respectively. At June 30, 1998, our investment in Pedcor was $77,000 and LF's investment in BHA was $2.6 million.

          The following summarizes our equity in Pedcor's losses and tax credits and LF's equity in BHA's losses and tax credits recognized in our consolidated financial statements.


                                                  Six Months
                                                     Ended
                                                   June 30,              Year Ended December 31,
                                                     1998            1997         1996        1995
                                                                       (In Thousands)
Investment in Pedcor........................     $      77         $    76      $   153      $  151
                                                 =========         =======      =======      ======
Equity in losses, net
   of income tax effect.....................      $   (117)          $(167)     $  (120)      $(598)
Tax credit..................................           121             300          300         300
                                                  --------           -----      -------       -----
Increase in after-tax net income from
   Pedcor investment........................      $      4           $ 133      $   180       $(298)
                                                  ========           =====      =======       =====

                                                  Six Months
                                                     Ended
                                                   June 30,              Year Ended December 31,
                                                     1998            1997         1996        1995
                                                                       (In Thousands)
Investment in BHA...........................        $2,555          $2,630       $3,034      $3,433
                                                    ======          ======       ======      ======
Equity in losses, net
   of income tax effect.....................      $    (45)        $  (244)     $  (240)     $ (366)
Tax credit..................................           178             355          355         355
                                                   -------         -------      -------     -------
Increase in after-tax net income from
   BHA investment...........................       $   133         $   111      $   115     $   (11)
                                                   =======         =======      =======     =======

Sources of Funds

         General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, we derive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of Indianapolis have been used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels.

         Deposits. We attract deposits principally from within Hendricks, Montgomery and Clinton Counties through the offering of a broad selection of deposit instruments, including fixed-rate passbook accounts, NOW accounts, variable rate money market accounts, fixed-term certificates of deposit, individual retirement accounts and savings accounts. We do not actively solicit or advertise for deposits outside of Hendricks, Montgomery and Clinton Counties, and substantially all of our depositors are residents of those counties. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. We do not accept brokered deposits. Although we sometimes may bid for public deposits, we held only $1.1 million of such funds, or .5% of our total deposits, at June 30, 1998. We periodically run specials on certificates of deposit with specific maturities.

         We establish the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. We rely, in part, on customer service and long-standing relationships with customers to attract and retain our deposits. We also closely price our deposits to the rates offered by our competitors.

         Approximately 72% of our deposits consist of certificates of deposit, which generally have higher interest rates than other deposit products that we offer. Certificates of deposit have increased 4.8% during the six-month period ended June 30, 1998. Money market savings accounts represent nearly 14% of our deposits and have grown 10.1% during the six-month period ended June 30, 1998. We offer special rates on certificates of deposit with maturities that fit our asset and liability strategies.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer has allowed us to compete effectively in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We manage the pricing of our deposits in keeping with our asset/liability management and profitability objectives. Based on our experience, we believe that our savings accounts, NOW and MMDAs are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates we pay on these deposits, have been and will continue to be significantly affected by market conditions.

         An analysis of our deposit accounts by type, maturity, and rate at June 30, 1998, is as follows:




                                                                    Minimum        Balance at                          Weighted
                                                                    Opening         June 30,            % of            Average
Type of Account                                                     Balance           1998            Deposits           Rate
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)
                                                                                       (Dollars in thousands)
Withdrawable:
   Savings accounts...........................................  $      25             $20,609            9.76%            3.12%
   Money market...............................................      1,000              28,631           13.56             4.89
   NOW accounts...............................................        200               7,487            3.54             2.06
   Non-interest bearing demand accounts.......................        200               1,394             .66              ---
     Total withdrawable.......................................                         58,121           27.52             3.78

Certificates (original terms):
   3 months or less...........................................      1,000                 407             .19             4.14
   6 months...................................................      1,000               8,835            4.19             5.25
   12 months..................................................      1,000              27,605           13.07             5.34
   18 months..................................................      1,000              16,413            7.77             5.38
   24 months..................................................      1,000               9,375            4.44             5.84
   30 months..................................................      1,000              65,066           30.82             5.97
   36 months .................................................      1,000              11,124            5.27             5.76
   60 months..................................................      1,000              13,081            6.19             5.83
Public fund certificates......................................                          1,133             .54             5.46
Total certificates............................................                        153,039           72.48             5.71
Total deposits................................................                       $211,160          100.0%             5.18


         The following table sets forth by various interest rate categories the composition of our time deposits at the dates indicated:


                           At June 30,                               At December 31,
                              1998                  1997                  1996                 1995
                              ---------------------------------------------------------------------
(Unaudited)                                    (In thousands)
4.00 to 4.99%..........      $15,002              $15,926               $14,672            $   18,429
5.00 to 5.99%..........       90,987               81,199               106,675                62,435
6.00 to 6.99%..........       47,050               48,872                36,071                69,204
7.00 to 7.99%..........          ---                  ---                   ---                 1,153
   Total...............     $153,039             $145,997              $157,418              $151,221

     The following table represents, by various interest rate categories, the amounts of time deposits maturing during each of the three years following June 30, 1998. Matured certificates, which have not been renewed as of June 30, 1998, have been allocated based upon certain rollover assumptions.

                                                Amounts at June 30, 1998 Maturing In
                            One Year                 Two                  Three             Greater Than
                             or Less                Years                 Years              Three Years
                            --------              -------                ------                ------
                                                           (In thousands)
4.00 to 4.99%..........      $14,996            $       6
5.00 to 5.99%..........       66,207               19,800                $3,674                $1,306
6.00 to 6.99%..........       30,365               10,854                 3,916                 1,915
                            --------              -------                ------                ------
   Total...............     $111,568              $30,660                $7,590                $3,221
                            ========              =======                ======                ======

         The following table indicates the amount of our other certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1998.

                                                         At June 30, 1998
    Maturity Period                                       (In thousands)
    Three months or less.............................          $3,803
    Greater than three months through six months.....           1,971
    Greater than six months through twelve months....           7,494
    Over twelve months...............................          3,430
                                                              -------
         Total.......................................         $16,698
                                                              =======


                                                                                                             DEPOSIT ACTIVITY
                                          Balance                  Increase      Balance             Increase    Balance
                                            at                    (Decrease)       at               (Decrease)     at
                                         June 30,       % of         from     December 31, % of        from   December 31,   % of
                                           1998       Deposits       1997         1997   Deposits      1996       1996     Deposits
                                                                                                (Dollars in thousands)
Withdrawable:
   Savings accounts....................  $20,609         9.76%    $(1,358)       $21,967     10.78%  $(7,747)    $29,714     14.09%
   Money market accounts...............   28,631        13.56       2,629         26,002     12.75    11,573      14,429      6.84
   NOW accounts........................    7,487         3.54         (78)         7,565      3.71      (986)      8,551      4.06
   Noninterest-bearing demand accounts.    1,394          .66        (927)         2,321      1.14     1,610         711      0.34
                                        --------       ------      ------       --------    ------   -------    --------    ------
     Total withdrawable................   58,121        27.52         266         57,855     28.38     4,450      53,405     25.33
Certificates (original terms):
   91 days.............................      407          .19          85            322      0.16      (212)        534      0.25
   6 months............................    8,835         4.19       4,273          4,562      2.24    (1,657)      6,219      2.95
   12 months...........................   27,605        13.07      (2,108)        29,713     14.58   (26,010)     55,723     26.43
   18 months...........................   16,413         7.77      (1,473)        17,886      8.77     1,969      15,917      7.55
   24 months...........................    9,375         4.44       8,102          1,273      0.62     1,273         ---       .---
   30 months...........................   65,066        30.82        (624)        65,690     32.22    29,101      36,589     17.36
   36 months ..........................   11,124         5.27        (126)        11,250      5.52   (11,192)     22,442     10.65
   60 months...........................   13,081         6.19      (1,090)        14,171      6.95     2,595      11,576      5.49
Public fund certificates...............    1,133          .54           3          1,130      0.56    (7,288)      8,418      3.99
Other certificates.....................      ---          ---         ---            ---       ---       ---         ---       ---
                                        --------       ------      ------       --------    ------   -------    --------    ------
Total certificates.....................  153,039        72.48       7,042        145,997     71.62   (11,421)    157,418     74.67
                                        --------       ------      ------       --------    ------   -------    --------    ------
Total deposits......................... $211,160       100.00%     $7,308       $203,852    100.00%  $(6,971)   $210,823    100.00%
                                        ========       ======      ======       ========    ======   =======    ========    ======

                                         Increase     Balance
                                        (Decrease)      at
                                           from    December 31,   % of
                                           1995        1995     Deposits

Withdrawable:
   Savings accounts.................... $(3,593)      $33,307     16.98%
   Money market accounts...............  11,244         3,185      1.62
   NOW accounts........................   1,470         7,081      3.61
   Noninterest-bearing demand accounts.    (612)        1,323      0.68
                                        -------      --------    ------
     Total withdrawable................   8,509        44,896     22.89
Certificates (original terms):
   91 days.............................      (2)          536      0.27
   6 months............................     (58)        6,277      3.20
   12 months...........................  (6,791)       62,514     31.88
   18 months...........................  (1,517)       17,434      8.89
   24 months...........................     ---           ---       ---
   30 months...........................  10,557        26,032     13.27
   36 months ..........................  (1,202)       23,644     12.06
   60 months...........................    (795)       12,371      6.31
Public fund certificates...............   6,046         2,372      1.21
Other certificates.....................     (41)           41      0.02
                                        -------      --------    ------
Total certificates.....................   6,197       151,221     77.11
                                        -------      --------    ------
Total deposits......................... $14,706      $196,117    100.00%
                                        =======      ========    ======

Total deposits at June 30, 1998 were approximately $211.2 million, compared to approximately $196.1 million at December 31, 1995. Our deposit base depends somewhat upon the manufacturing sector of Hendricks, Montgomery and Clinton Counties. Although the manufacturing sector in these counties is relatively diversified and does not significantly depend upon any industry, a loss of a material portion of the manufacturing workforce could adversely affect our ability to attract deposits due to the loss of personal income attributable to the lost manufacturing jobs and the attendant loss in service industry jobs.

         In the unlikely event of our liquidation after the Conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first followed by distribution of the liquidation account to certain deposit account holders, with any assets remaining thereafter distributed to the Holding Company as the sole shareholder of Lincoln Federal. See "The Conversion - Principal Effects of Conversion - Effect on Liquidation Rights."

         Borrowings. We focus on generating high quality loans and then seeking the best source of funding from deposits, investments or borrowings. At June 30, 1998, we had borrowings in the amount of $45.7 million from the FHLB of Indianapolis which bear fixed and variable interest rates and which are due at various dates through 2008. We are required to maintain eligible loans and investment securities, including mortgage-backed securites, in our portfolio of at least 160% of outstanding advances as collateral for advances from the FHLB of Indianapolis. We also have available a $2 million line of credit with the FHLB of Indianapolis. We do not anticipate any difficulty in obtaining advances appropriate to meet our requirements in the future.

         The following table presents certain information relating to our borrowings at or for the six months ended June 30, 1998 and 1997 and at or for the years ended December 31, 1997, 1996 and 1995.

                                                                 At or for the
                                                                  Six Months                         At or for the Year
                                                                Ended June 30,                       Ended December 31,
                                                            1998             1997              1997          1996        1995
                                                            -----------------------------------------------------------------
                                                                             (Dollars in thousands)
FHLB Advances:
Outstanding at end of period.........................      $45,686        $106,932            $70,136       $91,232    $81,936
Average balance outstanding for period...............       52,577          95,530             92,121        87,621     73,403
Maximum amount outstanding at any
     month-end during the period.....................       70,136         106,932            106,932        93,932     81,936
Weighted average interest rate
     during the period...............................         5.78%           5.56%              5.70  %       5.57%      6.11%
Weighted average interest rate
     at end of period................................         5.60            5.65               5.71          5.49       5.85
Note payable to Bloomington..........................        2,203           2,691              2,691         3,180      3,668

Properties

         The following table provides certain information with respect to Lincoln Federal's offices as of June 30, 1998:


                                                                                       Net Book
                                                                                       Value of
                                                                                       Property,            Approximate
    Description                    Owned or           Year            Total           Furniture &             Square
    and Address                     leased           Opened         Deposits         Fixtures (1)             Footage
    -----------------------------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
1121 East Main Street                Owned            1970           $90,200             $1,354                9,925
Plainfield, IN 46168

134 South Washington Street          Owned            1962           56,100                 474                9,340
Crawfordsville, IN 47933

1900 East Wabash Street              Owned            1974           30,800                 302                2,670
Frankfort, IN 46041

975 East Main Street                 Owned            1981           34,000                 291                2,890
Brownsburg, IN 46112

(1) Land and other capitalized costs associated with the future Avon, Indiana branch totalled $417,000.



         We own computer and data processing equipment which we use for transaction processing, loan origination, and accounting. The net book value of our electronic data processing equipment was approximately $169,000 at June 30, 1998.


         We currently operate four automatic teller machines ("ATMs"), with one ATM located at each of our branch offices. Our new branch in Avon will also operate an ATM when it opens in January, 1999. Our ATMs participate in the Cirrus(R) and MAC(R) networks.

         We have also contracted for the data processing and reporting services of On-Line Financial Services, Inc. in Oak Brook, Illinois. The cost of these data processing services is approximately $38,000 per month.

         We have also executed a Correspondent Services Agreement with the FHLB of Indianapolis under which we receive item processing and other services for a fee of approximately $3,400 per month.

Service Corporation Subsidiary

         OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. A savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specified activities if it determines such activities pose a serious threat to the SAIF. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

         We currently own one subsidiary, LF, whose assets consist of an investment in Family Financial Life Insurance Company ("Family Financial") and in BHA. See "- Investments in Low- and Moderate-Income Housing Projects." LF recently received regulatory approval to invest in Family Financial, an Indiana stock insurance company. In May, 1998, LF acquired a 16.7% interest in Family Financial for $650,000. The remaining interests are held in equal amounts by service corporations of five other financial institutions, four of which are located in Indiana and one in South Carolina. Fifty percent of the common stock of Family Financial is held by Corporation Partners, a Louisiana general partnership in which the six participating service corporations own equal interests. The service corporations directly own, in equal amounts, the remaining 50% of the common stock of Family Financial.

         Family Financial primarily engages in retail sales of mortgage and credit insurance products in connection with loans originated by its constituent shareholder financial institutions. Products offered by Family Financial include group and individual term mortgage life insurance, group mortgage disability insurance, group accidental death insurance, group credit life insurance, and group credit accident and disability insurance policies. Family Financial also markets a variety of tax-deferred annuity contracts which are wholly reinsured by other insurance companies. LF expects to receive (1) dividends paid on Family Financial shares owned directly by it, (2) a pro rata allocation of dividends received on shares held by Consortium Partners, which are divided among the partners based on the actuarially determined value of Family Financial's various lines of insurance generated by customers of these partners, and (3) commissions on sales of insurance products made to customers. For the period ended June 30, 1998, Lincoln Federal did not receive any income from commissions and dividends paid on Family Financial activities.

Employees

         As of June 30, 1998, we employed 75 persons on a full-time basis and 3 on a part-time basis. None of our employees is represented by a collective bargaining group and we consider our employee relations to be good.

         Employee benefits for our full-time employees include, among other things, a Pentegra Group (formerly known as Financial Institutions Retirement
Fund) defined benefit pension plan, which is a noncontributory, multiple-employer comprehensive pension plan (the"Pension Plan"), and hospitalization/major medical insurance, long-term disability insurance, life insurance, and participation in the Lincoln Federal 401(k) Plan, which is administered by Pentegra Group.

         We consider our employee benefits to be competitive with those offered by other financial institutions and major employers in our area. See "Executive Compensation and Related Transactions of Lincoln Federal."

Legal Proceedings

         Although we are involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which we presently are a party or to which any of our property is subject.

Year 2000 Considerations

         Our lending and deposit activities depend significantly upon computer systems to process and record transactions. We are aware of the potential Year 2000 related problems that may affect the operating systems that control our computers as well as those of our third-party data service providers that maintain many of our records. In 1997, we began the process of identifying any Year 2000 related problems that may affect our computer systems, and our management is closely monitoring the data service providers' progress in making their systems Year 2000 compliant. We currently expect to complete testing for Year 2000 compliance by the second quarter of 1999.


         We have contacted the approximately 20 companies that supply or service our material operations requesting that they certify that they have plans to make their respective computer systems Year 2000 compliant. We have established a December 31, 1998 deadline for these companies to provide this certification. Once we receive certification from a service provider, we intend to continuously monitor the progress that it makes in meeting its targeted schedule for becoming Year 2000 compliant. Our electronic data service provider, whose services are integral to our operations, has advised us that it intends for its computer systems to be Year 2000 compliant by December, 1998. We are currently testing the data that is maintained on our electronic data service provider's system and will continue testing throughout 1999 to ensure that the system is Year 2000 compliant. The December, 1998 deadline that we have established for our remaining  service  providers  to  certify  that  their  systems  are Year  2000 compliant should provide us sufficient time to identify and contract with alternative service providers to replace any provider that cannot certify that it is, or soon will be, Year 2000 compliant. We do not expect the expense of such changes in suppliers or servicers to be material to our operations, financial condition or results. Notwithstanding the efforts we have made, no assurances can be given that the systems of our service providers will be timely renovated to address the Year 2000 issue.

         In addition to possible expenses related to our own systems and those of our service providers, we could incur losses if Year 2000 problems affect any of our significant borrowers or impair the payroll systems of large employers in our market area, either of which could delay loan payments by our borrowers. We have contacted the approximately 23 commercial borrowers with outstanding loans in excess of $300,000 to request that they certify by the end of November, 1998 that their computer systems are, or soon will be, Year 2000 compliant. In addition, we currently require that borrowers under new commercial loans that we originate to certify that they are aware of the Year 2000 issue and will give all necessary attention to insure that their information technology will be Year 2000 compliant. Because our loan portfolio to individual borrowers is diversified and our market area does not depend significantly upon one employer or industry, we do not expect any significant or prolonged Year 2000 related difficulties that will affect net earnings or cash flow. We believe that our expenses related to upgrading our systems and software for Year 2000 compliance will not exceed $300,000. At June 30, 1998, we had spent approximately $100,000 in connection with Year 2000 compliance. Our management does not consider the additional cost of these efforts to be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issue."


                          MANAGEMENT OF LINCOLN BANCORP

Directors and Executive Officers of the Holding Company


         The Board of Directors of the Holding Company consists of the same individuals who serve as directors of Lincoln Federal. The Holding Company's Articles of Incorporation and Bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. The Holding Company's officers will be elected annually by its Board of Directors and will serve at the Board's discretion. The terms of the present directors expire at the Holding Company's first shareholders' meeting, which is anticipated to be held in July, 1999. At that meeting, it is anticipated that the directors will be nominated to serve for the following terms: the terms of Edward E. Whalen, Wayne E. Kessler and Lester N. Bergum, Jr. will expire in 2000, the terms of W. Thomas Harmon, John C. Milholland and Jerry
R. Holifield will expire in 2001, and the terms of David E. Mansfield, John L. Wyatt, and T. Tim Unger will expire in 2002. See "Management of Lincoln Federal Savings Bank."


         The Holding Company's Bylaws provide that directors must (1) be residents of Hendricks, Montgomery or Clinton County, Indiana, (2) have had a loan or deposit relationship with us which they have maintained for nine months prior to their nomination to the Board, and (3) with respect to nonemployee directors, must have served as a member of a civic or community organization based in Hendricks, Clinton or Montgomery County for at least 12 months during the five years prior to their nomination to the Board or, in the case of existing directors, at least 12 months prior to September 10, 1998. The Holding Company's Board may waive one or more of these requirements for new members appointed to the Board in connection with the acquisition of another financial institution by the Holding Company or the acquisition or opening of a new branch by Lincoln Federal. See "Restrictions on Acquisition of the Holding Company - Provisions of the Holding Company's Articles and Bylaws."

         The executive officers of the Holding Company are identified below.

         Name               Position with Holding Company
         ----               -----------------------------
         T. Tim Unger       Chairman of the Board, President
                              and Chief Executive Officer
         John M. Baer       Secretary and Treasurer


                   MANAGEMENT OF LINCOLN FEDERAL SAVINGS BANK


Directors of Lincoln Federal

         Our Board of Directors currently consists of nine persons with two additional persons who serve as directors emeritus. Our directors emeritus attend the Board's regular meetings but do not vote on matters presented to the Board. Each director holds office for a term of three years, and one-third of the Board is elected at each annual meeting of our members.

         Our Board of Directors met 18 times during the fiscal year ended December 31, 1997. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Board's committees in the past 12 months.
         Listed below are the current directors of Lincoln Federal:

                         Director of                     Position
                       Lincoln Federal   Expiration        with
Director                    Since          of Term    Lincoln Federal
--------                    -----          -------    ---------------
Lester N. Bergum, Jr.     1996              2000       Director
W. Thomas Harmon          1982              2001       Director
Jerry R. Holifield        1992              2001       Director
Wayne E. Kessler          1976              2000       Director
David E. Mansfield        1997              1999       Director
John C. Milholland        1988              2001       Director
T. Tim Unger              1996              1999       Director, President and
                                                       Chief Executive Officer
Edward E. Whalen          1961              2000       Chairman of the Board
John L. Wyatt             1992              1999       Director

Presented  below is certain  information  concerning  the  directors  of Lincoln
Federal:

         Lester N. Bergum, Jr. (age 50) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

         W. Thomas Harmon (age 59) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

         Jerry Holifield (age 57) has been the Superintendent of the Plainfield Community School Corporation since 1991.

         Wayne  E.  Kessler  (age  68)  has  been  a  self-employed   farmer  in
Crawfordsville, Indiana since 1949. Mr. Kessler is currently semi-retired.

         David E. Mansfield (age 56) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

         John C. Milholland (age 62) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

         T. Tim Unger (age 58) has been President and Chief Executive Officer of Lincoln Federal since January, 1996. Before then, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

         Edward E. Whalen (age 70) retired as President and Chief Executive Officer of Lincoln Federal in 1996. Mr. Whalen was employed by Lincoln Federal for 36 years and has served on the board of directors since 1961.

         John L. Wyatt (age 62) is a District Agent for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

         We also have a director emeritus program pursuant to which our former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board. Currently, Frank A. Beardsley and Charles Jones serve as directors emeritus. See "Executive Compensation and Related Transactions of Lincoln Federal - Compensation of Directors."

Executive Officers of Lincoln Federal Who Are Not Directors

         Presented below is certain information regarding our executive officer who is not a director:

          Name                              Position
John M. Baer              Chief Financial Officer, Secretary and Treasurer

         John M. Baer (age 50) has served as Lincoln Federal's Chief Financial Officer since June, 1997 and as its Secretary and Treasurer since January, 1998. Before working for Lincoln Federal, Mr. Baer served as Vice President and Chief Financial Officer of the Community Bank Group of Bank One in Indianapolis, Indiana from June, 1996 through June, 1997. From October, 1989 through June, 1996 he served as Senior Vice President and Chief Financial Officer of Bank One, Merrillville, NA, in Merrillville, Indiana.

Committees of the Boards of Directors of Lincoln Federal and the Holding Company

         Our Board of Directors has four committees. The Audit Committee, which consists of W. Thomas Harmon, Wayne E. Kessler and Jerry R. Holifield, oversees our internal and external auditors and monitors our compliance with OTS compliance regulations. The Asset Quality Committee, which consists of Lester N. Bergum, John L. Wyatt and David E. Mansfield, is responsible for establishing standards for credit analysis, underwriting and credit management and for general oversight of our lending policies. The ALCO/Investment Committee, which consists of John C. Milholland, David E. Mansfield and Edward E. Whalen, reviews the financial information provided by our Chief Financial Officer and oversees our interest rate risk and liquidity management policies. Our Executive Committee, which consists of Jerry R. Holifield, T. Tim Unger, Edward E. Whalen and John L. Wyatt, establishes the job descriptions and compensation for our employees and officers.

       EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF LINCOLN FEDERAL

Remuneration of Named Executive Officer

         The following table sets forth information as to annual, long-term and other compensation for services in all capacities to our President and Chief Executive Officer for the fiscal year ended December 31, 1997. Other than Mr. Unger, we had no executive officers who earned over $100,000 in salary and bonuses during that fiscal year.



                           Summary Compensation Table
                                                                                          Long Term Compensation
                                                 Annual Compensation                 Awards              Payouts
Name                                                    Other                  Securities                    All
and                                                                 Annual     Restricted   Underlying      LTIP       Other
Principal                                                           Compen-       Stock      Options/      Payouts    Compen-
Position                     Year      Salary ($)     Bonus ($)  sation($)(1)  Award(s)($)   SARs (#)        ($)   sation($) (2)
--------------------------------------------------------------------------------------------------------------------------------
T. Tim Unger                 1997     $135,000 (3)(4) $10,000         ---         ---           ---          ---       $3,330

(1) Mr. Unger received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(2) Other Compensation includes Lincoln Federal's matching contributions under its 401(k) Plan.

(3)      Mr. Unger does not receive any directors fees.

(4) Includes amounts deferred pursuant to Section 401(k) of the Code under Lincoln Federal's 401(k) Plan.

Employment Contract

         We have entered into a three-year employment contract with Mr. Unger. The contract with Mr. Unger, effective as of the effective date of the Conversion, extends annually for an additional one-year term to maintain its three-year term if our Board of Directors determines to so extend it, unless notice not to extend is properly given by either party to the contract. Mr. Unger receives an initial salary under the contract equal to his current salary subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to our employees. Mr. Unger may terminate his employment upon 60 days' written notice to us. We may discharge Mr. Unger for cause (as defined in the contract) at any time or in certain specified events. If we terminate Mr. Unger's employment for other than cause or if Mr. Unger terminates his own employment for cause (as defined in the contract), Mr. Unger will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contract if the termination does not follow a change of control. In addition, during such period, Mr. Unger will continue to participate in our group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Unger will have the right to cause us to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Unger by us, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause us to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Unger if the contract were terminated either after a change of control of the Holding Company, without cause by us, or for cause by Mr. Unger, would be $405,000. For purposes of this employment contract, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

         The employment contract protects our confidential business information and protects us from competition by Mr. Unger should he voluntarily terminate his employment without cause or be terminated by us for cause.

Compensation of Directors

         We pay our non-employee directors a monthly retainer of $850 plus $400 for each regular meeting attended and $200 for each committee meeting attended, with a maximum of $1,200 in annual committee fees. Our directors emeritus receive a $500 monthly retainer plus $100 for each meeting they attend. Total fees paid to our directors and directors emeritus for the year ended December 31, 1997 were approximately $134,000.

         Our directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from two to ten years. The lump sum or first installment is payable to the director, at the director's discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. At present, the following directors participate in the deferred compensation plan: Lester N. Bergum, Jr., W. Thomas Harmon, Wayne
E. Kessler and Edward E. Whalen.

         Directors of the Holding Company and LF are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

         We have also adopted a Deferred Director Supplemental Retirement Plan (the "Supplemental Plan") which provides for the continuation of directors fees to a director upon the later of a director's attainment of age 70 or the date on which he ceases to be a director. A director's interest in the Supplemental Plan will vest gradually over a five-year period commencing upon the director's completion of five years of service on our board. Upon completing nine years of service, the director's interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director's vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age 70 or, if earlier, the date his status as a director terminated. In the event that a director's death occurs prior to the commencement of payments under the Supplemental Plan, the director's designated beneficiary shall receive a monthly payment calculated by multiplying the director's vested percentage times the rate of directors fees in effect immediately prior to the director's death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months.

Benefits

         Insurance Plans. Our officers and employees are covered by non-contributory medical, life and accidental death and dismemberment and long-term disability insurance plans. This coverage is provided pursuant to group plans sponsored by the Indiana League of Savings Institutions Group Insurance Trust.

         401(k) Plan. Our full-time salaried employees who are over 21 years of age with at least one year of service may participate in the Lincoln Federal Savings Bank 401(k) Plan, which is administered by Pentegra Group (the "Thrift Plan"), a contributory multiple employer tax-exempt trust and savings plan. Participants may elect to make monthly contributions up to 15% of their salary. We make a matching contribution of 50% of the employee's contribution that does not exceed 5% of the employee's salary. Contributions may be invested in equity funds which invest in widely traded stocks, or asset allocation funds, which invest in a combination of equity and fixed-income assets. Contributions may also be invested in a Government Bond Fund which invests in long-term U.S.
Treasury Bonds, or in a money market fund that invests in a range of high-quality, short-term instruments or in a stable value fund that invests in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts offered by insurance companies. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected. During fiscal 1997, Mr. Unger received employer contributions of $3,330 under the Thrift Plan.

         Pension Plan. Our full-time employees are included in the Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. Our employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for us and provided that the employee is expected to complete a mimimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.


         The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. We recorded a benefit of approximately $26,000 for the Pension Plan during the fiscal year ended December 31, 1997, as the result of an accounting adjustment.


         The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).




  Highest 5-Year                                                      Years of Service
      Average                -------------------------------------------------------------------------------------------------
   Compensation               15              20             25             30              35             40           45
-------------------------------------------------------------------------------------------------------------------------------

     $  60,000               18,000         24,000         30,000          36,000         42,000         48,000          54,000
        80,000               24,000         32,000         40,000          48,000         56,000         64,000          72,000
       100,000               30,000         40,000         50,000          60,000         70,000         80,000          90,000
       120,000               36,000         48,000         60,000          72,000         84,000         96,000         108,000
       140,000               42,000         56,000         70,000          84,000         98,000        112,000         126,000


         Benefits are currently subject to maximum Code limitations of $125,000 per year. The years of service credited to Mr. Unger under the Pension Plan as of December 31, 1997 were two.

Transactions With Certain Related Persons

         We have followed a policy of offering to our directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes us to make loans or extensions of credit to our executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of our employees. At present, we offer loans to our executive officers, directors, principal shareholders and employees with an interest rate that is .5% lower than the rate generally available to the public, but otherwise are offered with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Our policy regarding loans to directors and employees meets the requirements of current law. Loans to directors, executive officers and their associates totaled approximately $816,000, or 1.9% of equity capital at June 30, 1998.

Employee Stock Ownership Plan and Trust

         The Holding Company has established for our eligible employees an ESOP effective July 1, 1998, subject to our conversion to stock form. Employees with at least one year of employment with us and who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use those funds to purchase a number of shares equal to 8% of the Common Stock to be sold in the Conversion and issued to the Foundation. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from our discretionary contributions to the ESOP over a period of 20 years. The initial interest rate for the loan will be the prime rate on the date the loan is executed. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense accounts in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. Benefits generally become 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefits under the ESOP. Forfeitures will be reallocated among remaining participating employees upon the earlier of the forfeiting participant's death or after the expiration of at least three years from the date on which such participant's employment was terminated. Benefits will be payable in the form of Common Stock or cash for fractional shares upon death, retirement, early retirement, disability or separation from service. Our contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. In November 1993, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 93-6, which requires us to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.


         In connection with the establishment of the ESOP, the Holding Company has established a committee of our employees to administer the ESOP. Home
Federal Savings Bank will serve as corporate trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


Stock Option Plan


         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors intends to submit for shareholder approval the Stock Option Plan for directors and officers of Lincoln Federal and of the Holding Company. If approved by the shareholders and as of the date of such approval, Common Stock in an aggregate amount equal to 10.0% of the shares issued in the Conversion and contributed to the Foundation will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. Assuming the sale of 5.1 million shares in the Conversion and the issuance of 200,000 shares to the Foundation, an aggregate of 530,000 shares would be reserved for issuance under the Stock Option Plan. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received. At that time, it is anticipated that options for the following number of shares will be granted to the following directors, executive officers and employees of Lincoln Federal and the Holding Company:


                                                          Percentage of Shares
                    Optionee                              Issued in Conversion
  T. Tim Unger..............................................          2.5%
  Other Directors ..........................................          3.0
  All other employees.......................................          3.0
      Total.................................................          8.5%

         It is anticipated that these options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. If the Stock Option Plan is adopted within one year following the Conversion, options will become exercisable at a rate of 20% at the end of each twelve (12) months of service with us after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan are adjusted for capital changes such as stock splits and stock dividends. Unless the Holding Company decides to call an earlier special meeting of shareholders, the date of grant of these options is expected to be the date of the Holding Company's annual meeting of shareholders to be held at least six months after the Conversion.

         The Stock Option Plan would be administered by a Committee of non-employee members of the Holding Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Holding Company. Non-qualified stock options could also be granted under the Stock Option Plan, and will be granted to the non-employee directors to receive grants of stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

RRP

         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors also intends to submit the RRP for shareholder approval. The RRP will provide our directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with us. Lincoln Federal will contribute funds to the RRP from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation, either directly from the Holding Company or on the open market. Four percent of the shares sold in the Conversion and issued to the Foundation would amount to 180,200 shares, 212,000 shares, 243,800 shares or 280,370 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In the event that additional authorized but unissued shares would be acquired by the RRP after the Conversion, the interests of existing shareholders would be diluted. Our executive officers and directors will be awarded Common Stock under the RRP without having to pay cash for the shares.

         No awards under the RRP would be made until the date the RRP is approved by the Holding Company's shareholders. At that time, it is anticipated that awards of the following number of shares would be made to the following directors and executive officers of the Holding Company and Lincoln Federal:

                                                     Percentage of Shares
                      Recipient of                Issued in Conversion to be
                         Awards                        Awarded Under RRP
      T. Tim Unger.....................................           .8%
      Other Directors..................................          1.2
      All other employees..............................          1.4
          Total........................................          3.4%


         Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by and made to him or her. If the RRP is adopted within one year of the Conversion, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve (12) months of service with us after the date of grant of the award. Awards are adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability. Assuming the RRP is adopted within one year of the Conversion, if an executive officer's or director's employment and/or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the RRP), or if conduct would have justified termination or removal for cause, shares not already delivered under the RRP, whether or not vested, could be forfeited by resolution of the Board of Directors of the Holding Company.


         When shares become vested and could actually be distributed in accordance with the RRP, the participants would also receive amounts equal to accrued dividends and other earnings or distributions payable with respect thereto. When shares become vested under the RRP, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Holding Company. Shares not yet vested under the RRP will be voted by the Trustee of the RRP, taking into account the best interests of the recipients of the RRP awards.

                                   REGULATION
General


         As a federally chartered, SAIF-insured savings association, we are subject to extensive regulation by the OTS and the FDIC. For example, we must obtain OTS approval before we may engage in certain activities and must file reports with the OTS regarding our activities and financial condition. The OTS periodically examines our books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. Our semi- annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $40,000. The OTS has recently proposed a change to its assessment regulations which would require assessments to be determined generally on the basis of an institution's size, condition, and complexity of its operations.


         We are also subject to federal and state regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of our loans and investments, regulatory approval of any merger or consolidation, issuance or retirements of our securities, and limitations upon other aspects of banking operations. In addition, our activities and operations are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

         The United States Congress is considering legislation that would require all federal savings associations, such as Lincoln Federal, to either convert to a national bank or a state-chartered bank by a specified date to be determined. In addition, under the legislation, the Holding Company likely would not be regulated as a savings and loan holding company but rather as a bank holding company. This proposed legislation would abolish the OTS and transfer its functions among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and, therefore, no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Holding Company and Lincoln Federal.

Savings and Loan Holding Company Regulation

         Under current law, the Holding Company will be regulated as a "non-diversified savings and loan holding company" within the meaning of the Home Owners' Loan Act, as amended (the "HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, the Holding Company is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Lincoln Federal is subject to certain restrictions in its dealings with the Holding Company and with other companies affiliated with the Holding Company.

         In general, the HOLA prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA also restricts the ability of a director or officer of the Holding Company, or any person who owns more than 25% of the Holding Company's stock, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.

         The Holding Company's Board of Directors presently intends to operate the Holding Company as a unitary savings and loan holding company. Under current law, there are generally no restrictions on the permissible business activities of a unitary savings and loan holding company. However, Congress is considering a bill which includes a provision that would generally prohibit a company that filed a holding company application with the OTS after March 31, 1998 from engaging in diversified business activities. If this bill is enacted, our ability to engage in diversified business activities would be restricted.

         Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply.) See "-Qualified Thrift Lender." At June 30, 1998, our asset composition was in excess of that required to qualify us as a Qualified Thrift Lender.

         If the Holding Company were to acquire control of another savings association other than through a merger or other business combination with Lincoln Federal, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Holding Company and any of its subsidiaries (other than Lincoln Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve Board (the "FRB") as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.

         The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

         Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Indiana Department of Financial Institutions. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings association holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Indiana Department of Financial Institutions.

         No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.

Federal Home Loan Bank System

         We are a member of the FHLB of Indianapolis, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an
independent   agency,   controls  the  FHLB  System,   including   the  FHLB  of
Indianapolis.

         As a member, we are required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At June 30, 1998, our investment in stock of the FHLB of Indianapolis was $5.4 million. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. For the fiscal year ended
December 31, 1997, dividends paid by the FHLB of Indianapolis to us totaled approximately $416,000, for an annual rate of 8.0%. For the six-month period ended June 30, 1998, we received dividends of $216,000, for an annual rate of 7.9%

Insurance of Deposits

         Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations such as Lincoln Federal and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF had been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law. See "- Assessments" below.

         Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

         On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, we were charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. We recognized this one-time assessment as a non-recurring operating expense of approximately $1.3 million ($785,000 after tax) during the three-month period ending September 30, 1996, and we paid this assessment on November 27, 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1, 1997, our annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

Savings Association Regulatory Capital

         Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At June 30, 1998, we were in compliance with all capital requirements imposed by law.

         The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. Even though the OTS has delayed implementing this rule, we nevertheless measure our interest rate risk in conformity with the OTS regulation and, as of June 30, 1998, we would have been required to deduct $1.7 million from our total capital available to calculate our risk-based capital requirement. The OTS recently updated its standards regarding the management of interest rate risk to include summary guidelines to assist savings associations in determining their exposures to interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lincoln Federal Savings Bank - Asset/Liability Management."

         If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operating activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

Prompt Corrective Regulatory Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FedICIA") requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, FedICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At June 30, 1998, we were categorized as "well capitalized," meaning that our total risk-based capital ratio exceeded 10%, our Tier I risk-based capital ratio exceeded 6%, our leverage ratio exceeded 5%, and we were not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

Dividend Limitations

         An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1
Institution"). An association that has total capital at least equal to its minimum capital requirements, but less than its fully phased-in capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." We are currently a Tier 1 Institution.

         A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of (a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b) 75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval. Accordingly, at June 30, 1998, we had available approximately $15.5 million for distribution, without consideration of any capital infusion from the Conversion and without consideration of the restrictions on our capital distributions as a result of the establishment of a liquidation account in connection with the Conversion. See "The Conversion - Effect on Liquidation Rights."

         The OTS has proposed revisions to these regulations which would permit a savings association, without filing a prior notice or application with the OTS, to make a capital distribution to its shareholders in a maximum amount that does not exceed the association's undistributed net income for the prior two years plus the amount of its undistributed income from the current year. This proposed rule would require a savings association, such as Lincoln Federal, that is a subsidiary of a savings and loan holding company to file a notice with the OTS before making a capital distribution up to the "maximum amount" described above. The proposed rule would also require all savings associations, whether under a holding company or not, to file an application with the OTS prior to making any capital distribution where the association is not eligible for "expedited processing" under the OTS "Expedited Processing Regulation," or where the proposed distribution, together with any other distributions made in the same year, would exceed the "maximum amount" described above.

         Pursuant to the Plan of Conversion, we will establish a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "The Conversion - Principal Effects of Conversion." We will not be permitted to pay dividends to the Holding Company if our net worth would be reduced below the amount required for the liquidation account. We must also must file a notice with the OTS 30 days before declaring a dividend to the Holding Company.

Limitations on Rates Paid for Deposits

         Regulations promulgated by the FDIC pursuant to FedICIA place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FedICIA. We do not believe that these regulations will have a materially adverse effect on our current operations.

Safety and Soundness Standards

         On February 2, 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. On August 27, 1996, the federal banking agencies added asset quality and earning standards to the safety and soundness guidelines.

Real Estate Lending Standards

         OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's Board of Directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.

Loans to One Borrower
         Under OTS regulations, we may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of our unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30% of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. We have established an "in-house" lending limit of $2 million to a single or related group of borrowers, which is significantly lower than the regulatory lending limit described above. Any loan that exceeds this "in-house" lending limit up to our regulatory lending limit must first be approved by our board of directors. At June 30, 1998, we had two loan relationships that exceeded our "in-house" lending limit, each of which was authorized by our board of directors. Also on that date, we did not have any loans or extensions of credit to a single or related group of borrowers in excess of our regulatory lending limits. We do not believe that the loans-to-one-borrower limits will have a significant impact on our business operations or earnings following the Conversion.

Qualified Thrift Lender

         Savings associations must meet a QTL test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Indianapolis. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of June 30, 1998, we were in compliance with our QTL requirement, with approximately 79.0% of our assets invested in QTIs.

         A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

Acquisitions or Dispositions and Branching

         The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Regulations promulgated by the FRB restrict the branching authority of savings associations acquired by bank holding companies. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.

         Subject to certain exceptions, commonly-controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.

         The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in ss.7701(a)(19) of the Code or the asset composition test of ss.7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring association or holding company is located. Moreover, Indiana banks and savings associations are permitted to acquire other Indiana banks and savings associations and to establish branches throughout Indiana.

         Finally, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion. The State of Indiana enacted legislation establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law"). The Indiana Branching Law authorizes Indiana banks to branch interstate by merger or de novo expansion, provided that such transactions are not permitted to out-of-state banks unless the laws of their home states permit Indiana banks to merge or establish de novo banks on a reciprocial basis. The Indiana Branching Law became effective March 15, 1996.

Transactions with Affiliates

         We are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and their directors, executive officers and affiliated companies. The statute limits credit transactions between a bank or savings association and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

Federal Securities Law

         The shares of Common Stock of the Holding Company will be registered with the SEC under the 1934 Act. The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder. After three years following our conversion to stock form, if the Holding Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

         Shares of Common Stock held by persons who are affiliates of the Holding Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If the Holding Company meets the current public information requirements under Rule 144, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Community Reinvestment Act Matters

         Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The OTS has designated our record of meeting community credit needs as satisfactory.

                                    TAXATION

Federal Taxation

         Historically, savings associations, such as Lincoln Federal, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. We do not have any reserves taken after 1987 that must be recaptured. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, need not be recaptured into income unless (i) the savings association no longer qualifies as a bank under the Code, or (ii) the savings association pays out excess dividends or distributions. Although we do have some reserves from before 1988, we are not required to recapture these reserves.

         Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

         For federal income tax purposes, we have been reporting our income and expenses on the accrual method of accounting. Our federal income tax returns have not been audited in recent years.

State Taxation

         We are subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

         Our state income tax returns have not been audited in recent years.

         For further information relating to the tax consequences of the Conversion, see "The Conversion - Principal Effects of Conversion - Tax Effects."

               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

General

         Although the Boards of Directors of Lincoln Federal and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Conversion, the Boards of Directors believe that it is appropriate to include certain provisions in the Holding Company's Articles of Incorporation (the "Articles") to protect the interests of the Holding Company and its shareholders from unsolicited changes in the control of the Holding Company in circumstances that the Board of Directors of the Holding Company concludes will not be in the best interests of Lincoln Federal, the Holding Company or the Holding Company's shareholders.

         Although the Holding Company's Board of Directors believes that the restrictions on acquisition described below are beneficial to shareholders, the provisions may have the effect of rendering the Holding Company less attractive to potential acquirors, thereby discouraging future takeover attempts which would not be approved by the Board of Directors but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

         The following general discussion contains a summary of the material provisions of the Articles, the Holding Company's Code of By-Laws (the "By-Laws"), and certain other regulatory provisions, that may be deemed to have an effect of delaying, deferring or preventing a change in the control of the Holding Company. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Articles and By-Laws, reference should be made in each case to the document in question, each of which is part of our application for approval of the Conversion or the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Articles and By-Laws


         Directors. Certain provisions in the Articles and By-Laws will impede changes in majority control of the Board of Directors of the Holding Company. The Articles provide that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Holding Company's Board. Moreover, the Holding Company's By-laws provide that directors of the Holding Company must be residents of Hendricks, Clinton or Montgomery County, Indiana, must have had a loan or deposit relationship with us which they have maintained for nine (9) months prior to their nomination to the Board, and, if nonemployee directors, must have served as a member of a civic or community organization based in Hendricks, Clinton or Montgomery County, Indiana for at least twelve (12) months during the five years prior to their nomination to the Board (or in the case of existing directors, prior to September, 1998). The Holding Company's Board may waive one or more of these requirements for new members appointed to the Board in connection with the acquisition of another financial institution by the Holding Company or the acquisition or opening of a new branch by Lincoln Federal. Therefore, the ability of a shareholder to attract qualified nominees to oppose persons nominated by the Board of Directors may be limited.


         The Articles also provide that the size of the Board of Directors shall range between five and fifteen directors, with the exact number of directors to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company.

         The Articles provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office. Finally, the By-Laws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         The Articles provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors. Removal for "cause" is limited to the grounds for termination in the OTS regulation relating to employment contracts of federally-insured savings associations.

         Restrictions on Call of Special Meetings. The Articles provide that a special meeting of shareholders may be called only by the Chairman of the Board of the Holding Company or pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company. Shareholders are not authorized to call a special meeting.

         No Cumulative Voting. The Articles provide that there shall be no cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The Articles authorize 2,000,000 shares of preferred stock, without par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company not approved by the Board of Directors, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Holding Company and its shareholders.

         Limitations on 10% Shareholders. The Articles provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company, if the plan or plans beneficially own no more than 25% of any class of such equity security of the Holding Company); and that
(ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares. Evaluation of Offers. The Articles of the Holding Company provide that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's shareholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, Lincoln Federal and the shareholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and Lincoln Federal's present and future account holders, borrowers, employees and suppliers; the effect on the communities in which the Holding Company and Lincoln Federal operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a holding company and of us or future financial institution subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The Articles of the Holding Company also authorize the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Articles of the Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

         Procedures for Certain Business Combinations. The Articles require that certain business combinations between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or greater shareholder either be approved (i) by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the Common Stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the Common Stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).

         Amendments to Articles and Bylaws. Amendments to the Articles must be approved by a majority vote of the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting shares; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to number, classification, and removal of directors; provisions relating to the manner of amending the By-Laws; call of special shareholder meetings; criteria for evaluating certain offers; certain business combinations; and amendments to provisions relating to the foregoing). The provisions concerning limitations on the acquisition of shares may be amended only by an 80% vote of the Holding Company's outstanding shares unless at least two-thirds of the Holding Company's Continuing Directors (directors of the Holding Company on September 10, 1998, or directors recommended for appointment or election by a majority of such directors) approve such amendments in advance of their submission to a vote of shareholders (in which case only a majority vote of shareholders is required).

         The By-Laws may be amended only by a majority vote of the total number of directors of the Holding Company.

         Purpose and Effects of the Anti-Takeover Provisions of the Holding Company Articles and By-Laws. The Holding Company's Board of Directors believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of Lincoln Federal and the Holding Company and its shareholders. In the judgment of the Board of Directors, the Holding Company's Board of Directors will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of the Holding Company and its shareholders. The Board of Directors believes that these provisions will encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of the Holding Company and which is in the best interests of all shareholders.

         Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for the Holding Company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining shareholders of the benefits of certain protective provisions of the 1934 Act if the number of beneficial owners becomes less than 300 and the Holding Company terminates its registration under the 1934 Act.

         Despite the belief of the Holding Company's Board of Directors in the benefits to shareholders of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the Board of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Other Restrictions on Acquisition of the Holding Company and Lincoln Federal

         State Law. Several provisions of the Indiana Business Corporation Law, as amended (the "IBCL"), could affect the acquisition of shares of the Common Stock or otherwise affect the control of the Holding Company. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Holding Company (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Holding Company Articles and described in " - Provisions of the Holding Company's Articles and By-Laws - Procedures for Certain Business Combinations." In general, the price requirements contained in the IBCL may be more stringent than those imposed in the Holding Company Articles. However, the procedural restraints imposed by the Holding Company Articles are somewhat broader than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Holding Company Articles may only be amended by an 80% vote of the shareholders of the Holding Company.

         In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its Articles of Incorporation or By-Laws. The Holding Company, however, will be subject to this statute following the Conversion because of its desire to discourage non-negotiated hostile takeovers by third parties.

         The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

         The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, the Holding Company Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

         In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

         Because of the foregoing provisions of the IBCL, the Board will have flexibility in responding to unsolicited proposals to acquire the Holding Company, and accordingly it may be more difficult for an acquiror to gain control of the Holding Company in a transaction not approved by the Board.

         Federal Limitations. For three years following the Conversion, OTS regulations prohibit any person (including entities), without the prior approval of the OTS, from offering to acquire or acquiring more than 10% of any class of equity security, directly or indirectly, of a converted savings association or its holding company. This restriction does not apply to the acquisition by any one or more tax-qualified employee stock benefit plans maintained by Lincoln Federal or the Holding Company, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Holding Company. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a savings association or a savings and loan holding company unless at least 60 days prior written notice is given to the OTS and the OTS has not objected to the proposed acquisition.

         The Savings and Loan Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured savings institution without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company by the OTS.

         The term "control" for purposes of the Change in Bank Control Act and the Savings and Loan Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings association or to control, in any manner, the election of a majority of the directors of the savings association. It also includes a determination by the OTS that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the savings association.

         OTS regulations also set forth certain "rebuttable control determinations" which arise (i) upon an acquisition of more than 10% of any class of voting stock of a savings association; or (ii) upon an acquisition of more than 25% of any class of voting or nonvoting stock of a savings association; provided that, in either case, the acquiror is subject to any of eight enumerated "control factors," which are: (1) the acquiror would be one of the two largest holders of any class of voting stock of the association; (2) the acquiror would hold more than 25% of the total shareholders' equity of the association; (3) the acquiror would hold more than 35% of the combined debt securities and shareholders' equity of the savings association; (4) the acquiror is a party to any agreement pursuant to which the acquiror possesses a material economic stake in the savings association or which enables the acquiror to influence a material aspect of the management or policies of the association;
(5) the acquiror would have the ability, other than through the holding of revocable proxies, to direct the votes of more than 25% of a class of the voting stock or to vote in the future more than 25% of such voting stock upon the occurrence of a future event; (6) the acquiror would have the power to direct the disposition of more than 25% of the association's voting stock in a manner other than a widely dispersed or public offering; (7) the acquiror and/or his representative would constitute more than one member of the association's board of directors; or (8) the acquiror would serve as an executive officer or in a similar policy-making position with the association. For purposes of determining percentage share ownership, a person is presumed to be acting in concert with certain specified persons and entities, including members of the person's immediate family, whether or not those family members share the same household with the person.

         The regulations also specify the criteria which the OTS uses to evaluate control applications. The OTS is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.

                          DESCRIPTION OF CAPITAL STOCK

         The Holding Company is authorized to issue 20,000,000 shares of Common Stock, without par value, all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. The Holding Company expects to issue up to 7,009,250 shares of Common Stock, including 200,000 shares expected to be issued to the Foundation, and no shares of preferred stock in the Conversion. The Holding Company has received an opinion of its counsel that the shares of Common Stock issued in the Conversion will be validly issued, fully paid, and not liable for further call or assessment. This opinion was filed with the SEC as an exhibit to the Holding Company's Registration Statement under the 1933 Act.

         Shareholders of the Holding Company will have no preemptive rights to acquire additional shares of Common Stock which may be subsequently issued. The Common Stock will represent nonwithdrawable capital, will not be of an insurable type and will not be federally insured by the FDIC or any government entity.

         Under Indiana law, the holders of the Common Stock will possess exclusive voting power in the Holding Company, unless preferred stock is issued and voting rights are granted to the holders thereof. Each shareholder will be entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption "Restrictions on Acquisition of the Holding Company." Shareholders may not cumulate their votes in the election of the Board of Directors. Holders of Common Stock will be entitled to payment of dividends as may be declared from time to time by the Holding Company's Board of Directors.

         In the unlikely event of the liquidation or dissolution of the Holding Company, the holders of the Common Stock will be entitled to receive after payment or provision for payment of all debts and liabilities of the Holding Company, all assets of the Holding Company available for distribution, in cash or in kind. See "The Conversion - Principal Effects of Conversion - Effect on Liquidation Rights." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         The Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed elsewhere herein, the Holding Company has no specific plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, the Holding Company's Board of Directors without shareholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         The offering and sale of Common Stock in the Conversion will be registered under the 1933 Act. The subsequent sale or transfer of Common Stock is governed by the 1934 Act, which requires that sales or exchanges of subject securities be made pursuant to an effective registration statement or qualified for an exemption from registration requirements of the 1933 Act. Similarly, the securities laws of the various states also require generally the registration of shares offered for sale unless there is an applicable exemption from registration.

         The Holding Company, as a newly organized corporation, has never issued capital stock, and, accordingly, there is no market for the Common Stock. See "Market for the Common Stock." See "Restrictions on Acquisition of the Holding Company - Provisions of the Holding Company's Articles and By-Laws" for a description of certain provisions of the Holding Company's Articles and By-Laws which may affect the ability of the Holding Company's shareholders to participate in certain transactions relating to acquisitions of control of the Holding Company. Also, see "Dividends" for a description of certain matters relating to the possible future payment of dividends on the Common Stock.

                                 TRANSFER AGENT

         The Fifth Third Bank will act as transfer agent and registrar for the Common Stock. The Fifth Third Bank's phone number is (513) 579-5320 or (800) 837-2755.

                            REGISTRATION REQUIREMENTS

         Upon the Conversion, the Holding Company's Common Stock will be registered pursuant to Section 12(g) of the 1934 Act and may not be deregistered for a period of at least three years following the Conversion. As a result of the registration under the 1934 Act, certain holders of Common Stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding Common Stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of the Holding Company will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Holding Company Common Stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in Common Stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgated thereunder.

                              LEGAL AND TAX MATTERS

         Barnes & Thornburg, 11 South Meridian Street, Indianapolis, Indiana 46204, special counsel to Lincoln Federal, will pass upon the legality and validity of the shares of Common Stock being issued in the Conversion. Barnes & Thornburg has issued an opinion concerning certain federal and state income tax aspects of the Conversion and which provides that the Conversion, as proposed, constitutes a tax-free reorganization under federal and Indiana law. Barnes & Thornburg has also issued an opinion concerning the federal tax consequences of certain matters relating to the establishment of the Foundation. Barnes & Thornburg has consented to the references herein to its opinions. Certain legal matters related to this offering will be passed upon for Webb by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., 7th Floor-East Tower, Washington, D.C. 20005.

                                     EXPERTS

         Our consolidated financial statements at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Olive LLP (formerly Geo. S. Olive & Co. LLC), independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Keller has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the Common Stock of the Holding Company to be issued in the Conversion, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the appraisal report as an exhibit to the registration statement filed by the Holding Company under the 1933 Act.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a registration statement under the 1933 Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 00048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This information can also be found on the SEC's website, located at www.sec.gov.

         Lincoln Federal has filed with the OTS an Application for Conversion from a federal mutual savings bank to a federal stock savings bank, and the Holding Company has filed with the OTS an Application to become a savings and loan holding company. This Prospectus omits certain information contained in such Applications. The Applications may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606.

                   LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
                               PLAINFIELD, INDIANA

                                TABLE OF CONTENTS



                   LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
                               PLAINFIELD, INDIANA

                                TABLE OF CONTENTS



                                                                          Page
Report of Olive LLP................................................       F-2

Consolidated balance sheet--June 30, 1998 (unaudited)
and December 31, 1997 and 1996.....................................       F-3

Consolidated statement of income--for the six months ended
June 30, 1998 and 1997 (unaudited) and the years ended
December 31, 1997, 1996 and 1995...................................       F-4

Consolidated statement of comprehensive income
for the six months ended June 30, 1998 and 1997 (unaudited)
and the years ended December 31, 1997, 1996 and 1995...............       F-5

Consolidated statement of changes in equity capital
for the six months ended June 30, 1998 (unaudited)
and for the years ended December 31, 1997, 1996 and 1995...........       F-6

Consolidated statement of cash flows--for the six months ended
June 30, 1998 and 1997 (unaudited) and the years ended
December 31, 1997, 1996 and 1995...................................       F-7

Notes to consolidated financial statements.........................       F-9



     All  schedules  are  omitted  because  the  required   information  is  not
applicable or is included in the consolidated financial statements and related notes.


     Lincoln Bancorp ("Lincoln"), the holding company for Lincoln Federal Savings Bank, has not commenced operations as of June 30, 1998 and will not commence operations prior to the conversion of Lincoln Federal Savings Bank from a federal savings bank to a federal mutual stock savings bank. Accordingly, the financial statements of Lincoln have been omitted and are not required.

                          Independent Auditor's Report


Board of Directors
Lincoln Federal Savings Bank
Plainfield, Indiana


We have audited the accompanying consolidated balance sheet of Lincoln Federal Savings Bank and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, changes in equity capital and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Lincoln Federal Savings Bank and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Olive LLP

Indianapolis, Indiana
March 19, 1998, except for note 16
         as to which the date is July 2, 1998

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Consolidated Balance Sheet


                                                               June 30,                 December 31
                                                                 1998               1997              1996
                                                             ------------      ------------------------------
                                                              (Unaudited)
Assets
     Cash and due from banks                                 $   3,027,595     $   4,190,199     $   4,589,797
     Short-term interest-bearing deposits in other banks        20,736,947        14,767,482         5,209,087
                                                             -------------------------------------------------
          Total cash and cash equivalents                       23,764,542        18,957,681         9,798,884
     Interest-bearing deposits in other banks                      595,000
     Investment securities
      Available for sale                                        58,939,886        29,399,376           118,355
      Held to maturity (market value $3,509,000, $9,615,000
           and $14,997,000)                                      3,500,000         9,634,952        15,184,779
                                                             -------------------------------------------------
               Total investment securities                      62,439,886        39,034,328        15,303,134
     Mortgage loans held for sale                               19,264,354        24,200,178
     Loans                                                     184,850,414       249,995,935       282,812,340
     Allowance for loan losses                                  (1,432,204)       (1,360,731)       (1,240,731)
                                                             -------------------------------------------------
               Net loans                                       183,418,210       248,635,204       281,571,609
     Premises and equipment                                      2,837,993         2,825,090         2,589,073
     Investment in limited partnerships                          2,632,863         2,705,997         3,187,423
     Federal Home Loan Bank of Indianapolis stock                5,446,700         5,446,700         4,796,700
     Interest receivable
          Loans                                                    952,675         1,138,824         1,611,013
          Mortgage-backed securities                               278,037           197,664
          Other investment securities and
             interest-bearing deposits                             197,156           196,477           280,791
     Deferred income tax                                         1,124,282           974,446         1,284,173
     Other assets                                                2,143,508         1,278,828           333,598
                                                             -------------------------------------------------
              Total assets                                   $ 304,500,206     $ 321,391,239     $ 345,551,576
                                                             =================================================
Liabilities
     Deposits
         Noninterest-bearing                                 $   1,394,393     $   2,321,167     $     711,146
         Interest-bearing                                      209,765,833       201,530,657       210,112,203
                                                             -------------------------------------------------
              Total deposits                                   211,160,226       203,851,824       210,823,349
     Federal Home Loan Bank advances                            45,686,148        70,136,148        91,232,485
     Note payable                                                2,202,501         2,691,001         3,179,501
     Interest payable                                            1,138,165         1,153,517           483,732
     Other liabilities                                           1,517,855         1,581,077         1,913,043
                                                             -------------------------------------------------
               Total liabilities                               261,704,895       279,413,567       307,632,110
                                                             -------------------------------------------------

Commitments and Contingencies

Equity Capital
     Retained earnings--substantially restricted                42,248,263        41,431,674        37,918,466
     Accumulated other comprehensive income                        547,048           545,998             1,000
                                                             -------------------------------------------------
               Total equity capital                             42,795,311        41,977,672        37,919,466
                                                             -------------------------------------------------
               Total liabilities and equity capital          $ 304,500,206     $ 321,391,239     $ 345,551,576
                                                             =================================================

See notes to consolidated financial statements.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Consolidated Statement of Income


                                                    Six Months Ended
                                                         June 30                             Year Ended December 31
                                                  1998              1997              1997             1996             1995
                                               -----------     ------------      ------------      -----------       -----------
                                                       (Unaudited)
Interest Income
  Loans receivable, including fees                $9,244,231      $12,141,595       $22,369,033      $22,901,854       $20,529,408
  Investment securities
     Mortgage-backed securities                    1,268,012                          1,086,165
     Other investment securities                     199,601          436,964           773,033          941,860           864,715
  Deposits with financial institutions               485,044           96,192           652,814          255,988           332,038
  Dividend income                                    216,077          192,413           415,502          353,758           338,669
                                                 -----------     ------------      ------------      -----------       -----------
        Total interest income                     11,412,965       12,867,164        25,296,547       24,453,460        22,064,830
                                                 -----------     ------------      ------------      -----------       -----------
Interest Expense
  Deposits                                         5,335,890        5,089,303        10,403,452       10,237,933        10,001,573
  Federal Home Loan Bank advances                  1,519,472        2,655,896         5,248,400        4,881,244         4,484,354
                                                 -----------     ------------      ------------      -----------       -----------
        Total interest expense                     6,855,362        7,745,199        15,651,852       15,119,177        14,485,927
                                                 -----------     ------------      ------------      -----------       -----------
Net Interest Income                                4,557,603        5,121,965         9,644,695        9,334,283         7,578,903
  Provision for losses on loans                      409,937           50,000           297,555          120,000           100,000
Net Interest Income After
       Provision for Losses on Loans               4,147,666        5,071,965         9,347,140        9,214,283         7,478,903
                                                 -----------     ------------      ------------      -----------       -----------
Other Income
  Net realized and unrealized gain (loss)
            on loans held for sale                  (114,322)         (17,741)          299,020         (159,727)        1,463,230
  Net realized gains on sale of securities
            available for sale                       104,980                            118,283
  Equity in losses of limited partnerships          (268,134)        (327,333)         (681,426)        (596,009)       (1,595,580)
  Other income                                       378,663          285,767           674,139          502,506           473,129
                                                 -----------     ------------      ------------      -----------       -----------
        Total other income (loss)                    101,187          (59,307)          410,016         (253,230)          340,779
                                                 -----------     ------------      ------------      -----------       -----------
Other Expenses
  Salaries and employee benefits                   1,318,489        1,022,419         2,247,436        1,718,974         1,528,969
  Net occupancy expenses                             135,177          133,226           272,101          236,252           272,277
  Equipment expenses                                 299,884          248,579           525,734          360,775           175,547
  Deposit insurance expense                           99,514           84,641           193,672        1,724,734           438,393
  Data processing expense                            369,173          268,128           581,087          312,794           227,690
  Professional fees                                  177,481          140,186           237,819           68,745            48,300
  Mortgage servicing rights amortization             126,374            5,061            66,784           12,478             9,382
  Other expenses                                     569,481          545,915           960,755          668,543           543,516
                                                 -----------     ------------      ------------      -----------       -----------
      Total other expenses                         3,095,573        2,448,155         5,085,388        5,103,295         3,244,074
                                                 -----------     ------------      ------------      -----------       -----------
Income Before Income Tax and
  Extraordinary Item                               1,153,280        2,564,503         4,671,768        3,857,758         4,575,608
  Income tax expense                                 186,388          701,364         1,158,560          869,539         1,193,042
                                                 -----------     ------------      ------------      -----------       -----------
Income Before Extraordinary Item                     966,892        1,863,139         3,513,208        2,988,219         3,382,566
  Extraordinary item--early extinguishment
         of debt, net of income taxes of $98,583    (150,303)
                                                 -----------     ------------      ------------      -----------       -----------
Net Income                                       $   816,589     $  1,863,139      $  3,513,208      $ 2,988,219       $ 3,382,566
                                                 ===========     ============      ============      ===========       ===========

See notes to consolidated financial statements.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Consolidated Statement of Comprehensive Income



                                                     Six Months Ended
                                                          June 30                     Year Ended December 31
                                                   1998            1997              1997             1996             1995
                                                  --------       ----------        ----------       ----------       ----------
                                                       (Unaudited)
Net income                                        $816,589       $1,863,139        $3,513,208       $2,988,219       $3,382,566
                                                  --------       ----------        ----------       ----------       ----------
Other comprehensive income, net of tax
     Unrealized gains (losses) on securities
         available for sale
         Unrealized holding gains (losses)
              arising during the period
              net of tax expense (benefit)
              of $42,271, $(656), $404,318,
              $656 and $1,312                       64,447           (1,000)          616,429            1,000            2,000
     Less:  Reclassification
              adjustment for gains included
              in net income net of tax
              expense (benefit) of
              $41,582 and $46, 852                  63,397                             71,431
                                                     1,050           (1,000)          544,998            1,000            2,000
                                                  --------       ----------        ----------       ----------       ----------
Comprehensive income                              $817,639       $1,862,139        $4,058,219       $2,989,219       $3,384,566
                                                  ========       ==========        ==========       ==========       ==========

See notes to consolidated financial statements.

                   Lincoln Federal Savings Bank and Subsidiary
                               Plainfield, Indiana
               Consolidated Statement of Changes in Equity Capital


                                                                              Accumulated
                                                                                Other
                                                      Retained               Comprehensive
                                                      Earnings                  Income                 Total

Balances, January 1, 1995                             $31,547,681          $    (2,000)               $31,545,681
     Net income for 1995                                3,382,566                                       3,382,566
     Net change in unrealized gain on securities
         available for sale                                                      2,000                      2,000
                                                      -----------------------------------------------------------
Balances, December 31, 1995                            34,930,247                                      34,930,247
     Net income for 1996                                2,988,219                                       2,988,219
     Net change in unrealized gain on securities
         available for sale                                                      1,000                      1,000
                                                      -----------------------------------------------------------
Balances, December 31, 1996                            37,918,466                1,000                 37,919,466
     Net income for 1997                                3,513,208                                       3,513,208
     Net change in unrealized gain on securities
         available for sale                                                    544,998                    544,998
                                                      -----------------------------------------------------------
Balances, December 31, 1997                            41,431,674              545,998                 41,977,672
     Net income for the six months ended
         June 30, 1998 (unaudited)                        816,589                                         816,589
     Net change in unrealized gain
         on securities available for sale                                        1,050                      1,050
                                                      -----------------------------------------------------------
Balances, June 30, 1998 (unaudited)                   $42,248,263             $547,048                $42,795,311
                                                      ===========================================================



See notes to consolidated financial statements.

                   Lincoln Federal Savings Bank and Subsidiary
                               Plainfield, Indiana
                      Consolidated Statement of Cash Flows



                                                    Six Months Ended
                                                         June 30                      Year Ended December 31
                                                 1998              1997              1997             1996             1995
                                                       (Unaudited)
Operating Activities
     Net income                                $   816,589       $1,863,139      $  3,513,208       $2,988,219        $3,382,566
     Adjustments to reconcile net income to
           net cash provided (used) by
           operating activities
          Provision for loan losses                409,937           50,000           297,555          120,000           100,000
          Gain on sale of foreclosed real estate      (434)          (7,394)          (17,297)          (2,724)          (12,427)
               (Gain) loss on disposal of premises
               and equipment                         7,456                                              (3,147)            1,736
          Investment securities accretion, net         (72)            (100)             (173)          (5,764)           (1,309)
          Investment securities gains             (104,981)                          (118,283)
          Equity in losses of limited partnerships 268,134          327,333           681,426          596,009         1,595,580
          Amortization of net loan
           origination fees                       (216,970)        (261,402)         (318,087)        (555,738)         (435,717)
          Depreciation and amortization            237,569          215,809           441,824          379,449           256,740
          Deferred income tax benefit             (150,524)          34,360           (48,394)        (165,948)         (434,124)
          Change in
              Loans held for sale                  238,002        1,505,814         1,353,983       (8,666,247)          607,535
              Interest receivable                  105,097           68,044           358,839          (20,227)         (208,290)
              Interest payable                     (15,352)         696,141           669,785          192,646            30,652
              Other liabilities                    (79,552)         186,827           242,329         (578,033)          816,023
              Other assets                         122,504           62,804           143,797          (80,935)          (28,226)
              Income taxes receivable payable      126,829         (347,994)         (604,950)          14,400           445,056
                                                 --------------------------------------------------------------------------------
               Net cash provided (used)
                  by operating activities        1,764,232        4,393,381         6,595,562       (5,788,040)        6,115,795
                                                 --------------------------------------------------------------------------------
Investing Activities
     Net change in interest-bearing deposits                                          595,000          100,000           495,000
     Purchases of securities
               available for sale              (14,924,502)            (462)       (7,798,838)            (889)             (926)
     Proceeds from sales of securities
              available for sale                21,080,952                         54,532,285
     Proceeds from maturities of securities
              available for sale                 4,137,734                          1,236,765
     Purchases of securities held to maturity                                                      (11,429,375)       (9,250,000)
     Proceeds from maturities of securities
           held to maturity                      6,135,000        1,800,000         5,550,000        7,850,000        10,400,000
     Purchase of loans                                             (999,737)         (999,737)
     Other net changes in loans                  5,312,468      (14,689,689)      (20,033,888)     (11,425,829)      (25,431,291)
     Purchase of premises and equipment           (257,928)        (216,578)         (677,841)        (189,524)         (549,218)
     Proceeds from disposal of
           property and equipment                                                                        6,500
     Purchase of FHLB of Indianapolis stock                        (650,000)         (650,000)        (496,700)
     Proceeds from sale of
          foreclosed real estate                   144,501           73,453           157,901           40,000            87,000
     Improvements to foreclosed real estate                                              (151)         (10,294)           (7,085)
     Distribution from limited partnership                                                                                40,000
     Contribution to limited partnership          (195,000)        (200,000)         (200,000)        (200,000)         (200,000)
     Other investing activities                   (650,000)                          (378,759)
                                                ---------------------------------------------------------------------------------
     Net cash provided (used) by
          investing activities                  20,783,225      (14,883,013)       31,332,737      (15,756,111)      (24,416,520)
                                                ---------------------------------------------------------------------------------


                   Lincoln Federal Savings Bank and Subsidiary
                               Plainfield, Indiana
                Consolidated Statement of Cash Flows (continued)



                                                    Six Months Ended
                                                         June 30                      Year Ended December 31
                                                 --------------------------------------------------------------------------------
                                                 1998              1997              1997             1996             1995
                                                       (Unaudited)
Financing Activities
     Net change in
     Noninterest-bearing, interest-bearing
              demand,  money market and
              savings deposits                     266,372        1,575,673         4,449,683        8,509,585        (9,409,620)
     Certificates of deposit                     7,042,030      (11,124,514)      (11,421,208)       6,197,171        20,307,236
     Short-term borrowings                                                                                            (2,137,058)
     Proceeds from FHLB advances                10,000,000       38,700,000        73,400,000       94,700,000       178,000,000
     Repayment of FHLB advances                (34,450,000)     (23,000,000)      (94,496,337)     (85,403,916)     (180,063,599)
     Payment on note payable to limited
         partnership                              (488,500)        (488,500)         (488,500)        (488,500)         (488,500)
     Net change in advances by
         borrowers for  taxes
         and insurance                            (110,498)         (94,051)         (213,140)        (358,426)          (18,985)
                                               ----------------------------------------------------------------------------------
         Net cash provided (used) by
                financing activities           (17,740,596)       5,568,608       (28,769,502)      23,155,914         6,189,474
                                               ----------------------------------------------------------------------------------

Net Change in Cash and Cash Equivalents          4,806,861       (4,921,024)        9,158,797        1,611,763       (12,111,251)

Cash and Cash Equivalents,
     Beginning of Year                          18,957,681        9,798,884         9,798,884        8,187,121        20,298,372
                                               ---------------------------------------------------------------------------------

Cash and Cash Equivalents, End of Year         $23,764,542       $4,877,860       $18,957,681       $9,798,884        $8,187,121
                                               =================================================================================
Additional Cash Flows and
     Supplementary Information

     Interest paid                              $6,897,070       $7,049,058       $14,982,067      $14,944,236       $14,468,846
     Income tax paid                               111,500        1,014,998         1,814,998          994,087         1,182,110
     Loan balances transferred to
         foreclosed real estate                    196,872                            110,767          102,087            67,488
     Securitization of loans and loans held
          for sale                              39,903,448                         76,229,830
     Transfer of loans to loans
         held for sale                          19,611,239                          3,137,084



See notes to consolidated financial statements.

                   LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
                               Plainfield Indiana

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Lincoln Federal Savings Bank ("Bank") and its wholly owned subsidiary, L-F Service Corporation ("L-F Service"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision.

The Bank generates mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. L-F Service invests in low income housing partnerships.

Consolidation--The consolidated financial statements include the accounts of the Bank and subsidiary after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in equity capital.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loan securitizations--The Bank securitized certain mortgage loans and created mortgage-backed securities for sale in the secondary market. Because the resulting securities were collateralized by the identical loans previously held, no gain or loss was recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

Mortgage loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses on sales of loans as recorded in the consolidated statement of income include the amounts as determined above as well as principal gains or losses associated with the sales and the recognition of unamortized loan origination fees and commitment fees paid to the purchasers.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1998 (unaudited) and December 31, 1997 and 1996, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Investment in limited partnerships is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiary.

Reclassifications of certain amounts in the 1996 and 1995 consolidated financial statements have been made to conform to the 1997 presentation.


Note 2 --      Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 1998 (unaudited) and December 31, 1997, was $106,000.


Note 3 --      Investment Securities

                                                                          1998
                                                -----------------------------------------------------------
                                                                  Gross             Gross
                                               Amortized       Unrealized        Unrealized          Fair
June 30                                          Cost             Gains            Losses            Value
------------------------------------------------------------------------------------------------------------
                                                                       (Unaudited)
Available for sale
     Mortgage-backed securities
       Federal Home Loan Mortgage Corporation   $36,416              $851                           $37,267
       Federal National Mortgage Corporation      6,790                58               $3            6,845
     Corporate debt obligations                  14,828                                              14,828
                                                -----------------------------------------------------------
          Total available for sale               58,034               909                3           58,940
                                                -----------------------------------------------------------

Held to maturity
     Federal agencies                             3,500                 9                             3,509
                                                -----------------------------------------------------------
          Total held to maturity                  3,500                 9                             3,509
                                                -----------------------------------------------------------
          Total investment securities           $61,534              $918               $3          $62,449
                                                ===========================================================

                   LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
                               Plainfield, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

                                                                            1997
                                                -----------------------------------------------------------
                                                                   Gross             Gross
                                                Amortized       Unrealized        Unrealized          Fair
December 31                                       Cost             Gains            Losses            Value
------------------------------------------------------------------------------------------------------------
Available for sale
     Mortgage-backed securities
       Federal Home Loan Mortgage Corporation    $20,997              $862                           $21,859
       Federal National Mortgage Corporation       7,498                42                             7,540
                                                -----------------------------------------------------------
          Total available for sale                28,495               904                            29,399
                                                -----------------------------------------------------------

Held to maturity
     Federal agencies                              9,635                 5              $25            9,615
                                                -----------------------------------------------------------
          Total held to maturity                   9,635                 5               25            9,615
                                                -----------------------------------------------------------

          Total investment securities            $38,130              $909              $25          $39,014
                                                ===========================================================



                                                                            1996
                                                -----------------------------------------------------------
                                                                   Gross             Gross
                                                Amortized       Unrealized        Unrealized          Fair
December 31                                       Cost             Gains            Losses            Value
------------------------------------------------------------------------------------------------------------
Available for sale
     Federated liquid cash fund                $       17                                         $      17
     FHLMC stock                                      100                $1                             101
                                                -----------------------------------------------------------
          Total available for sale                    117                 1                             118
                                                -----------------------------------------------------------

Held to maturity
     Federal agencies                              15,185                 3             $191         14,997
          Total held to maturity                   15,185                 3              191         14,997
                                                -----------------------------------------------------------

          Total investment securities             $15,302                $4             $191        $15,115
                                                ===========================================================


LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities at June 30, 1998 (unaudited) and December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                              June 30, 1998
                                          Available for Sale                  Held to Maturity
                                      Amortized          Fair            Amortized          Fair
                                        Cost             Value             Cost             Value
---------------------------------------------------------------------------------------------------
                                                               (Unaudited)
Within one year                                                            $1,250           $1,251
One to five years                                                           2,250            2,258
Over ten years                         $14,828           $14,828
                                       -----------------------------------------------------------
                                        14,828            14,828            3,500            3,509
Mortgage-backed securities              43,206            44,112
                                       -----------------------------------------------------------

         Totals                        $58,034           $58,940           $3,500           $3,509
                                       ===========================================================


                                                            December 31, 1997
                                       -----------------------------------------------------------
                                          Available for Sale                  Held to Maturity
                                      Amortized          Fair            Amortized          Fair
                                        Cost             Value             Cost             Value
                                       -----------------------------------------------------------

Within one year                                                            $2,750           $2,742
One to five years                                                           6,885             6,873
                                       -----------------------------------------------------------
                                                                            9,635            9,615
Mortgage-backed securities             $28,495           $29,399
                                       -----------------------------------------------------------

         Totals                        $28,495           $29,399           $9,635           $9,615
                                       ===========================================================


Securities with a carrying value of $47,612,000 and $38,957,000 were pledged at June 30, 1998 (unaudited) and December 31, 1997 to secure FHLB advances.

Proceeds from sales of securities available for sale during the six months ended June 30, 1998 (unaudited) and the year ended December 31, 1997 were $21,081,000 and $54,532,000. Gross gains of $105,000 for the six months ended June 30, 1998 (unaudited), and gross gains of $208,000 and gross losses of $90,000 for the year ended December 31,1997 were realized on those sales.

The retained interest in loans securitized and included in securities available for sale does not include a material amount of loans formerly classified as held for sale.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 4 --      Loans and Allowance


                                                                December 31
                                                 June 30,  ---------------------
                                                   1998        1997        1996
                                                 --------------------------------
                                                 (Unaudited)
Real estate mortgage loans
     One-to-four family                          $140,434    $205,976    $245,198
     Multi-family                                   1,048       1,133       1,111
Real estate construction loans                      7,722       9,912      13,159
Commercial, industrial and agricultural loans      16,297      16,611      17,555
Consumer loans                                     22,374      20,558      16,363
                                                 --------------------------------
          Total loans                             187,875     254,190     293,386

Less
     Undisbursed portion of loans                   2,071       2,504       8,086
     Deferred loan fees                               954       1,690       2,488
                                                 --------------------------------
                                                 $184,850    $249,996    $282,812
                                                 ================================


                                                  Six Months Ended
                                                       June 30                            Year Ended December 31
                                               --------------------------------------------------------------------------------
                                               1998             1997              1997             1996              1995
-------------------------------------------------------------------------------------------------------------------------------
                                                     (Unaudited)
Allowance for loan losses
     Balances, Beginning of Period             $1,361            $1,241           $1,241            $1,121           $1,047
     Provision for loan  losses                   410                50              298               120              100
     Recoveries on loans                           16                                                                     3
     Loans charged off                           (355)                              (178)                               (29)
                                          --------------------------------------------------------------------------------
     Balances, End of Period                   $1,432            $1,291           $1,361            $1,241           $1,121
                                          ================================================================================

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Information on impaired loans is summarized below.

                                      June 30,             December 31
                                         1998          1997            1996
                                      (Unaudited)
Impaired loans with an allowance       $808           $1,582            $2,106
                                       =======================================
Allowance for impaired loans
     (included in the Bank's
      allowance for loan losses)       $121             $237              $523
                                       =======================================



                                                    Six Months Ended
                                                         June 30                             Year Ended December 31
                                                   1998             1997              1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------------
                                                         (Unaudited)
Average balance of impaired loans                   $1,273           $2,063            $1,933           $2,177              $569
Interest income recognized on impaired loans             9               60                64              194                45
Cash-basis interest included above                       9               60                64              194                49

The Bank has no commitments to loan additional funds to the borrowers of impaired loans.


Note 5 --      Premises and Equipment

                                     June 30,               December 31
                                      1998            1997            1996
                                   (Unaudited)

Land                                 $   881        $   881           $   493
Buildings and land improvements        2,716          2,734             2,695
Furniture and equipment                1,507          1,490             1,240
                                      ---------------------------------------
         Total cost                    5,104          5,105             4,428
Accumulated depreciation              (2,266)        (2,280)           (1,839)
                                      ---------------------------------------
         Net                          $2,838         $2,825            $2,589
                                      =======================================

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 6 --      Investment In Limited Partnership

The Bank has an investment of $2,632,863,  $2,705,997 and $3,187,423 at June 30,
1998 (unaudited) and December 31, 1997 and 1996 representing equity in certain limited partnerships organized to build, own and operate apartment complexes. The Bank records its equity in the net income or loss of the partnerships based on the Bank's interest in the partnerships, which interests are 49.5 percent in Pedcor Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnership, the Bank has recorded the benefit of low income housing tax credits of $299,000 and $327,000 for the six months ended June 30, 1998 and 1997 (unaudited) and $655,000 for the years ended December 31, 1997 and 1996. Condensed combined financial statements of the partnerships are as follows:

                                                  June 30,       December 31
                                                    1998       1997       1996
                                                 (Unaudited)
Assets
     Cash                                          $   395    $   363    $   361
     Note receivable--limited partner                2,203      2,691      3,180
     Land and property                               9,527      9,716     10,063
     Other assets                                    1,452      1,499      1,419
                                                   -----------------------------

         Total assets                              $13,577    $14,269    $15,023
                                                   =============================
Liabilities
     Notes payable                                 $ 9,075    $ 9,536    $ 9,738
     Other liabilities                                 624        710        706
                                                   -----------------------------
         Total liabilities                           9,699     10,246     10,444

Partners' equity                                     3,878      4,023      4,579
                                                   -----------------------------

         Total liabilities and partners' equity    $13,577    $14,269    $15,023
                                                   =============================

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)



                                                    Six Months Ended
                                                         June 30                             Year Ended December 31
                                                   1998            1997              1997         1996            1995
                                                 -----------------------------------------------------------------------
                                                         (Unaudited)
Condensed statement of operations
     Total revenue                               $   760         $   817         $ 1,677         $ 1,655         $ 1,579
     Total expenses                                1,296           1,245           2,633           2,438           2,398
                                                 -----------------------------------------------------------------------
         Net loss                                $  (536)        $  (428)        $  (956)        $  (783)        $  (819)
                                                 =======================================================================

At December 31, 1997, the Bank had committed to make a capital contribution of $195,000 to Pedcor in January 1998.


Note 7 --      Deposits


                                                                       June 30,                 December 31
                                                                          1998              1997            1996
                                                                       (Unaudited)

Noninterest-bearing demand deposits                                     $  1,394      $     2,321       $       711
Interest-bearing demand                                                    7,487            7,565             8,551
Money market savings deposits                                             28,631           26,002            14,429
Savings deposits                                                          20,609           21,967            29,714
Certificates and other time deposits of $100,000 or more                  16,698           15,334            24,279
Other certificates and time deposits                                     136,341          130,663           133,139
                                                                        -------------------------------------------

         Total deposits                                                 $211,160         $203,852          $210,823
                                                                        ===========================================

Certificates maturing in years ending :

                                          June 30             December 31
                                        (Unaudited)

1998                                      $111,568             $  69,205
1999                                        30,660                65,038
2000                                         7,590                 5,822
2001                                         2,464                 5,120
2002                                           757                   812
                                         --------------------------------

                                          $153,039              $145,997
                                          ==============================

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Deposits in excess of $100,000 are not federally insured.



                                          Six Months Ended
                                              June 30                        Year Ended December 31
                                        1998           1997               1997       1996        1995
                                       ---------------------------------------------------------------
                                                         (Unaudited)
Interest expense on deposits
     Interest-bearing demand           $    79       $    77             $   154    $   151    $   143
     Money market savings deposits         687           459               1,044        320        108
     Savings deposits                      322           417                 781      1,092      1,295
     Certificates                        4,248         4,136               8,424      8,675      8,456
                                       ---------------------------------------------------------------
                                       $ 5,336       $ 5,089             $10,403    $10,238    $10,002
                                       ===============================================================



Note 8 --      Federal Home Loan Bank Advances

                                             June 30, 1998                December 31, 1997
                                                          Weighted                      Weighted
                                                           Average                       Average
                                       Amount               Rate         Amount           Rate
                                                                       (Unaudited)
Advances from FHLB
   Maturities in years ending
      1998                                                             $35,000               5.47%
      1999                            $24,000               5.53%        7,000               5.21
      2000                                                               3,750               6.15
      2002
                                                                        12,700               5.81
      2003                             10,000               5.67
                                                                         1,686               5.36
      2004                              1,686               5.36
      2007                                                              10,000               6.67
      2008
                                       10,000               5.73
                                      -------                       ----------
                                      $45,686               5.60%   $   70,136              5.71%
                                      =======                       ==========

The FHLB advances are secured by first mortgage loans and investment securities totaling $203,631,000 and $238,781,000 at June 30, 1998 (unaudited) and December 31, 1997. Advances are subject to restrictions or penalties in the event of prepayment.

During the six months ended June 30, 1998 (unaudited), the Bank prepaid FHLB advances of $16,450,000. The early repayments resulted in prepayment penalties of $150,000, net of income taxes of $98,600, which has been accounted for as an extraordinary item as required by generally accepted accounting principles.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Bank has an available line of credit with the FHLB totaling $2,000,000. The line of credit expires September 9, 1998 and bears interest at a rate equal to the current variable advance rate. There were no drawings on this line of credit at June 30, 1998 (unaudited) and December 31, 1997.


Note 9 --      Note Payable

The note payable to Bloomington Housing dated August 18, 1992 in the original amount of $4,945,001 bears no interest so long as there exists no event of default. As of June 30, 1998 (unaudited) and December 31, 1997, the Bank was in compliance with all terms of the note. In the instance where an event of default has occurred, interest shall be calculated at a rate of five percent above the Indiana base rate as described in the note. The following table summarizes the payment terms of the note.

                                          June 30             December 31
                                        (Unaudited)
Payments due in years ending:
     1998                                                        $   489
     1999                                  $   489                   489
     2000                                      489                   489
     2001                                      489                   489
     2002                                      489                   489
     2003                                      247                   246
                                            ----------------------------
                                            $2,203                $2,691
                                            ============================


Note 10 --     Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:


                                                   June 30,                             December 31
                                               1998         1997          1997              1996            1995
-------------------------------------------------------------------------------------------------------------------
                                                                       (Unaudited)
Mortgage loan portfolio serviced for
     FHLMC                                    $101,922      $46,540       $84,879         $36,660           $37,710
     Other investors                                75           92            84             100               212

                                              ---------------------------------------------------------------------
                                              $101,997      $46,632       $84,963         $36,760           $37,922
                                              =====================================================================

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


In 1996, the Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. This Statement requires the capitalization of retained mortgage servicing rights on originated or purchased loans by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans (without the servicing rights) based on their relative fair values. SFAS No. 122 was superseded during 1996 by SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 (as did SFAS No. 122) requires the assessment of impairment of capitalized mortgage servicing rights and requires that impairment be recognized through a valuation allowance based on the fair value of those rights. Prior to 1996, the Bank had recognized loan servicing costs when participating interests in loans sold had an average contractual interest rate, adjusted for normal servicing, that differed from the agreed yield to the purchases. The aggregate fair value of capitalized mortgage servicing rights at June 30, 1998 (unaudited) and December 31, 1997 totaled $758,000 and $530,000. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.


                                                         June 30                                   December 31
                                                ------------------------------------------------------------------------------
                                                 1998              1997              1997             1996             1995
                                                       (Unaudited)
Mortgage Servicing Rights
Balances, January 1                                $530              $85             $  85              $49               $58
Servicing rights capitalized                        354                                512               48
Amortization of servicing rights                   (126)              (5)              (67)             (12)               (9)
                                                  ----------------------------------------------------------------------------
Balances, end of period                            $758              $80              $530              $85               $49
                                                  ============================================================================

Note 11 --     Income Tax


                                            Six Months Ended
                                                June 30                 Year Ended December 31
                                           1998        1997        1997        1996             1995
                                                       (Unaudited)
Income tax expense
  Currently payable
     Federal                             $   206     $   449     $   841     $   695     $ 1,134
     State                                   131         218         366         341         493
  Deferred
     Federal                                (164)         17         (58)       (163)       (351)
     State                                    13          17          10          (3)        (83)
                                           ------------------------------------------------------
          Total income tax expense       $   186     $   701     $ 1,159     $   870     $ 1,193
                                           ======================================================
Reconciliation of federal
 statutory to actual tax expense
   Federal statutory income taxat34%     $   392     $   872     $ 1,588     $ 1,312     $ 1,556
   Effect of state income taxes               95         155         248         223         271
   Tax credits                              (299)       (327)       (655)       (655)       (655)
   Other                                      (2)          1         (22)        (10)         21
                                           ------------------------------------------------------
     Actual tax expense                  $   186     $   701     $ 1,159     $   870     $ 1,193
                                           ======================================================
Effective tax rate                         16.16%       27.3%       24.8%       22.6%       26.1%

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The components of the deferred tax asset are as follows at:

                                                  June 30,                 December 31
                                                     1998              1997            1996
                                                  (Unaudited)
Assets
     Depreciation                                  $     18           $   18
     Allowance for loan losses                          609              578          $    470
     Loan fees                                          106              112               154
     Deferred director fees                             284              273               177
     Loss on limited partnerships                       416              411               402
     Business tax credits                               509              294               198
     Loan interest                                                                          57
     Other                                                2               13                21
                                                    ------------------------------------------
         Total assets                                 1,944            1,699             1,479
                                                    ------------------------------------------
Liabilities
     Depreciation                                                                           12
     State income tax                                    71               76                79
     FHLB stock dividends                                78               78                78
     Loans held for sale                                                                     6
     Mortgage servicing rights                          312              213                20
     Securities available for sale                      359              358
                                                    ------------------------------------------
         Total liabilities                              820              725               195
                                                    ------------------------------------------

                                                     $1,124             $974            $1,284
                                                    ==========================================

No valuation allowance was considered necessary at June 30, 1998 (unaudited) and December 31, 1997 and 1996.

At June 30, 1998 (unaudited) and December 31, 1997, the Bank had an unused business income tax credit carryforward of $509,000 and $294,000 expiring in 2012.

Income tax expense attributable to securities gains was $42,000 for the six months ended June 30, 1998 (unaudited) and $47,000 for year ended December 31, 1997.

Retained earnings at June 30, 1998 (unaudited) and December 31, 1997 include approximately $5,928,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts at June 30, 1998 (unaudited) and December 31, 1997 was approximately $2,348,000.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 12 --     Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:

                                        June 30,          December 31
                                         1998         1997            1996
--------------------------------------------------------------------------------
                                      (Unaudited)
Loan commitments
     At variable rates                   $9,145      $7,255            $6,642
     At fixed rates ranging from
         6.125 to 10.50%                  5,078
         7.25 to 9.50%                                9,263
         6.0 to 9.75%                                                  11,865
     Commitment to sell loans            19,264
     Standby letters of credit              237         715               878

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Bank and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 13 --     Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1998 (unaudited) and December 31, 1997 and 1996, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1998 (unaudited) and December 31, 1997 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:




                                                                                    June 30, 1998
                                                                                    Required for              To Be Well
                                                            Actual               Adequate Capital 1          Capitalized 1
                                                       Amount        Ratio       Amount        Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
Total risk-based capital 1
   (to risk-weighted assets)                            $43,680      24.6%       $14,217        8.0%        $17,772      10.0%
Core capital 1 (to adjusted tangible assets)             42,248      13.9%         9,138        3.0%         18,276       6.0%
Core capital 1 (to adjusted total assets)                42,248      13.9%         9,138        3.0%         15,230       5.0%


1 As defined by regulatory agencies

                                                                                  December 31, 1997
                                                                                    Required for              To Be Well
                                                            Actual               Adequate Capital 1          Capitalized 1
                                                       Amount        Ratio       Amount        Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)                            $42,793      25.3%       $13,547        8.0%        $16,934      10.0%
Core capital 1 (to adjusted tangible assets)             41,432      12.9%         9,625        3.0%         19,250       6.0%
Core capital 1 (to adjusted total assets)                41,432      12.9%         9,625        3.0%         16,042       5.0%

1 As defined by regulatory agencies

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)




                                                                                  December 31, 1996
                                                                                    Required for              To Be Well
                                                            Actual               Adequate Capital 1          Capitalized 1
                                                       Amount        Ratio       Amount        Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------------------

Total risk-based capital 1
   (to risk-weighted assets)                            $38,989      21.8%       $14,342        8.0%        $17,928      10.0%
Core capital 1 (to adjusted tangible assets)             37,918      11.0%        10,367        3.0%         20,733       6.0%
Core capital 1 (to adjusted total assets)                37,918      11.0%        10,367        3.0%         17,278       5.0%

1 As defined by regulatory agencies

The Bank's tangible capital at June 30, 1998 (unaudited) and December 31, 1997 was $42,428,000 and $41,432,000, which amounts were 13.9 and 12.9 percent of tangible assets and exceeded the required ratio of 1.5 percent.

Reconciliation of capital for financial statement purposes to regulatory capital was as follows:



                                                          June 30, 1998                               December 31, 1997
                                               Core        Tangible        Risk-Based          Core       Tangible      Risk-Based
                                              Capital       Capital          Capital          Capital      Capital        Capital
----------------------------------------------------------------------------------------------------------------------------------
                                                           (Unaudited)
Capital for financial
   statement purposes                          $42,795       $42,795          $42,795         $41,978       $41,978       $41,978
Less
   Net unrealized gain on securities
     available for sale                            547           547              547             546           546           546
Add
   General loan valuation allowance                                             1,432                                       1,361
                                               ----------------------------------------------------------------------------------
   Regulatory capital                          $42,248       $42,248          $43,680         $41,432       $41,432       $42,793
                                               ==================================================================================

Note 14 --     Benefit Plans

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan: Pension expense (benefit) was $0 for the six months ended June 30, 1998 and 1997 (unaudited) and $(26,000), $70,000 and $88,000 for the years ended December 31, 1997, 1996 and
1995. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent for the first 5 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $15,000 and $6,000 for the six months ended June 30, 1998 and 1997 (unaudited) and $19,000, $20,000 and $12,000 for the years ended December 31, 1997, 1996 and 1995.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 15 --     Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Interest-Bearing   Deposits--The   fair  value  of   interest-bearing   deposits
approximates carrying value.

Securities--Fair values are based on quoted market prices.

Loans and Loans Held for Sale--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FHLB Advances--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The estimated fair values of the Bank's financial instruments are as follows:


                                                                                                December 31
                                                          June 30, 1998                 1997                       1996
                                                      Carrying       Fair       Carrying       Fair       Carrying       Fair
                                                       Amount        Value       Amount        Value       Amount        Value
-------------------------------------------------------------------------------------------------------------------------------
                                                           (Unaudited)
Assets
    Cash and cash equivalents                          $23,765      $23,765      $18,958      $18,958        $9,799       $9,799
    Interest-bearing deposits                                                                                   595          595
    Securities available for sale                       58,940       58,940       29,399       29,399           118          118
    Securities held to maturity                          3,500        3,509        9,635        9,615        15,185       14,997
    Loans including loans held for sale, net           202,683      205,485      248,635      250,420       305,772      306,153
    Stock in FHLB                                        5,447        5,447        5,447        5,447         4,797        4,797
    Interest receivable                                  1,428        1,428        1,533        1,533         1,892        1,892

Liabilities
    Deposits                                           211,160      211,459      203,852      204,270       210,823      211,287
    Borrowings
          FHLB advances                                 45,686       45,254       70,136       69,753        91,232       90,735
          Note payable--limited partnership              2,203        1,835        2,691        2,198         3,180        2,514
    Interest payable                                     1,138        1,138        1,154        1,154           484          484
    Advances by borrowers for
         taxes and insurance                               613          613          723          723           937          937



Note 16 --     Subsequent Event--Plan of Conversion

On July 2, 1998, the Board of Directors adopted a Plan of conversion ("Plan") whereby the Bank will convert from a Federally chartered mutual institution to a Federally chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Bank will be issued to Lincoln, a holding company formed in connection with the conversion, and the Bank will become a wholly-owned subsidiary of Lincoln. Pursuant to the Plan, shares of capital stock of Lincoln are expected to be offered initially for subscription to eligible members of the Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering expected to be commenced following the subscription offering.

LINCOLN FEDERAL SAVINGS BANK AND SUBSIDIARY
Plainfield, Indiana
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Plan provides that when the conversion is completed, a "liquidation account" will be established in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors ("eligible account holders") at June 30, 1997 and other depositors ("supplemental eligible account holders") as of September 30, 1998 who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.


Pursuant to the Plan, Lincoln intends to establish a Charitable Foundation (the "Foundation") in connection with the conversion. The Plan provides that the Bank and Lincoln will create the Foundation and donate an amount of Lincoln's common stock of up to 8% of the common stock to be issued in the conversion. The Foundation is being formed as a complement to the Bank's existing community activities and will be dedicated to community activities and the promotion of charitable causes.

The Foundation has submitted a request to the Internal Revenue Service to be recognized as a tax-exempt organization and would likely be classified as a private foundation. A contribution of common stock to the Foundation by Lincoln would be tax deductible, subject to an annual limitation based on 10% of Lincoln's annual taxable income. Lincoln, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, Lincoln will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax benefit, during the quarter in which the contribution is made.


Current regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on its capital level and supervisory condition. Under regulations in effect at June 30, 1998, repurchase of bank or holding company stock may only be made during the first year following conversion in exceptional circumstances approved by the Office of Thrift Supervision. For the second and third years following conversion, subject to the demonstration of a valid business purpose and approval by the Office of Thrift Supervision, annual repurchases of up to 5 percent of outstanding stock can be made.

Costs of conversion will be netted from proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock. If the conversion is not competed, such costs, totalling $26,000 at June 30, 1998 (unaudited), would be charged to expense.


Note 17 --     Unaudited Financial Statements

The accompanying consolidated balance sheet as of June 30, 1998, and the consolidated statements of income, comprehensive income, changes in equity capital and cash flows for the six months ended June 30, 1998 and 1997 are unaudited, but management is of the opinion that all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of those expected for the remainder of the year.

                                    GLOSSARY

1933 Act                 Securities Act of 1933, as amended

1934 Act                 Securities Exchange Act of 1934, as amended

APY                      Annual Percentage Yield

Associate                The term "Associate" of a person is defined to mean (i)
                         any  corporation  or  organization  (other than Lincoln
                         Federal or its  subsidiaries or the Holding Company) of
                         which such  person is a director,  officer,  partner or
                         10%  shareholder;  (ii) any  trust or other  estate  in
                         which such person has a substantial beneficial interest
                         or  serves  as  trustee  or  in  a  similar   fiduciary
                         capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding
                         Company or Lincoln Federal in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Lincoln Federal or its subsidiaries or the Holding Company. ATM Automated
                         Teller Machine

Barnes & Thornburg       Barnes & Thornburg, Indianapolis, Indiana

BIF                      Bank Insurance Fund of the FDIC

Code                     The Internal Revenue Code of 1986, as amended

Community Offering       Offering  for sale to members of the general  public of
                         any shares of Common  Stock not  subscribed  for in the
                         Subscription   Offering,   with  preference   given  to
                         residents of Hendricks, Montgomery and Clinton Counties

Common Stock             Up to  6,809,250  shares of Common  Stock,  with no par
                         value, offered by Lincoln Bancorp in connection with the Conversion

Conversion               Simultaneous conversion of Lincoln Federal Savings Bank
                         to  stock  form,  the  issuance  of  Lincoln  Federal's
                         outstanding   capital  stock  to  Lincoln  Bancorp  and
                         Lincoln Bancorp's offer and sale of Common Stock

Eligible Account Holders Savings account holders of Lincoln Federal with account balances of at least $50 as of the close of business on June 30, 1997

ERISA Employee Retirement Income Security Act of 1974, as amended

ESOP                     The Lincoln  Bancorp  Employee Stock Ownership Plan and
                         Trust


Estimated
Valuation Range          Estimated  pro forma  market  value of the Common Stock
                         ranging from $43,050,000 to $58,950,000


Expiration Date          12:00 noon, Plainfield Time, on December 14, 1998

FASB                     Financial Accounting Standards Board

FDIC                     Federal Deposit Insurance Corporation

FedICIA Federal Deposit Insurance Corporation Improvement Act of 1991, as amended


FHLB                     Federal Home Loan Bank


FHLMC                    Federal Home Loan Mortgage Corporation

FNMA                     Federal National Mortgage Association

Foundation               The Lincoln Federal Charitable Foundation, Inc.

Holding Company          Lincoln Bancorp

IRA                      Individual retirement account or arrangement

IRS                      Internal Revenue Service

Keefe, Bruyette          Keefe, Bruyette & Woods, Inc.

Keller                   Keller & Company, Inc.

LF                       LF Service Corp., a wholly-owned  subsidiary of Lincoln
                         Federal Savings Bank

Lincoln Federal          Lincoln Federal Savings Bank of Plainfield, Indiana

MMDA                     Money Market Demand Account

NASD                     National Association of Securities Dealers, Inc.

Nasdaq National          National Association of Securities Dealers Automated
Market System            Quotation System--National Market

NOW account              Negotiable Order of Withdrawal Account

NPV                      Net portfolio value

OCC                      Office of the Comptroller of the Currency

Order Form               Form for ordering stock  accompanied by a certification
                         concerning certain matters

Other Members            Savings  account  holders (other than Eligible  Account
                         Holders and Supplemental Eligible Account Holders) who are entitled to vote at the Special Meeting due to the existence of a savings account on the Voting Record
                         Date for the Special Meeting,  and borrowers of Lincoln
                         Federal as of June 19, 1984 who remain borrowers on the Voting Record Date

OTS                      Office of Thrift Supervision

Pension Plan             Multiple-employer,   noncontributory   defined  benefit
                         retirement plan adopted by Lincoln Federal for its full-time employees through Pentegra Group (formerly known as Financial Institutions Retirement Fund)

Plan or
Plan  of  Conversion     Plan of Lincoln  Federal Savings Bank to convert from a
                         federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of all of Lincoln Federal's outstanding capital stock to Lincoln
                         Bancorp and the  issuance of Lincoln  Bancorp's  Common
                         Stock to the public

Purchase Price           $10.00 per share price of the Common Stock

QTI                      Qualified thrift investment

QTL                      Qualified thrift lender

REO                      Real Estate Owned

RRP Management Recognition and Retention Plan to be submitted for approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion

SAIF                     Savings Association Insurance Fund of the FDIC

SFAS                     Statement of Financial Accounting Standard

SEC                      Securities and Exchange Commission

Special Meeting          Special  Meeting of members of Lincoln  Federal  called
                         for the purpose of approving the Plan

Stock Option Plan        The Lincoln Bancorp Stock Option Plan for directors and
                         officers to be submitted for approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion

Subscription Offering    Offering of  non-transferable  rights to subscribe  for
                         the Common  Stock,  in order of  priority,  to Eligible
                         Account  Holders,  the  ESOP,   Supplemental   Eligible
                         Account Holders and Other Members

Supplemental  Eligible   Depositors of Lincoln Federal  Savings Bank who are not
Account Holders          Eligible Account Holders,  with account balances of at
                         least $50 on September 30, 1998


Voting Record Date       The close of business on October 31, 1998, the date for
                         determining  members  entitled  to vote at the  Special
                         Meeting


Webb                     Charles Webb & Company, a Division of Keefe, Bruyette &
                         Woods, Inc.

================================================================================
         No person has been authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Holding Company or Lincoln Federal. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.



                                 Lincoln Bancorp
                          (Proposed Holding Company for
                          Lincoln Federal Savings Bank)



                             Up to 6,809,250 Shares



                                  Common Stock
                               (without par value)




                                SUBSCRIPTION AND
                               COMMUNITY OFFERING
                                   PROSPECTUS



                             CHARLES WEBB & COMPANY
                  A Division of Keefe, Bruyette and Woods, Inc.




                              November 12, 1998




                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                   AND ARE NOT FEDERALLY INSURED OR GUARANTEED



Until December 7, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution(1).
          Blue Sky Legal Services and Registration Fees               $    5,000
          OTS Filing Fees                                             $   14,400
          NASD Filing Fee                                             $    8,964
          Securities and Exchange Commission Registration Fee         $   26,334
          NASDAQ National Market System Listing Fee                   $   72,875
          Legal Services and Disbursements - Issuer's counsel         $  150,000
          Auditing and Accounting Services                            $  115,000
          Appraisal fees and expenses                                 $   26,000
          Business plan fees and expenses                             $    6,000
          Conversion agent fees and expenses                          $   20,000
          Printing costs (including Desktop Publishing and EDGAR fees)$  100,000
          Postage and mailing                                         $   50,000
          Commissions and other offering fees (2)                     $  444,332
          Computer and telephone equipment for conversion center $ 70,000 Expenses of Sales Agents
              (Including Counsel Fees and Disbursements)              $   40,000
          Advertising                                                 $    2,000
          Transfer agent fees                                         $    2,000
          Other expenses                                              $  130,467
                                                                      ----------
              TOTAL (3)                                               $1,283,372
                                                                      ==========

(1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.

(2) Assumes that the Common Stock is sold for $51,000,000, the midpoint of the Estimated Valuation Range, that no shares of stock will be sold through brokers, that 70% of shares sold are sold to Indiana residents, that all shares are sold in the Subscription Offering, and that executive officers and directors of the Registrant and of Lincoln Federal Savings Bank and their Associates and the Lincoln Bancorp Employee Stock Ownership Plan acquire 784,000 shares.

(3) All the above items, except the Registration, OTS and NASD Filing Fees, are estimated.

Item 14.      Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 10.05 and Article 13 of the Articles of Incorporation of the Registrant state as follows:

         Section 10.05. Limitation of Liability and Reliance on Corporate Records and Other Information.

         Clause 10.051. General Limitation. No Director, member of any committee of the Board of Directors, or of another committee appointed by the Board, Officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 10.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

         Clause 10.052. Reliance on Corporate Records and Other Information. Any "Corporate Person" shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or
     (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

                                   ARTICLE 13

                                 Indemnification

         Section 13.01. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

         Section 13.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 13.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or (3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

         Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

         Section 13.03. Good Faith Defined. For purposes of any determination under Section 13.01 of this Article 13, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 13.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 13.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.01 of this Article 13.

         Section 13.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 13.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this Article 13, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article13.

         Section 13.05. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's Code of By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 13.06. Vested Right to Indemnification. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 13.01 of this Article 13 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 13, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

         Section 13.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

         Section 13.08. Additional Definitions. For purposes of this Article, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

         For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

         For  purposes  of this  Article,  "official  capacity,"  when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

         Section 13.09. Payments a Business Expense. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

     Under the Act, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act. The Registrant has purchased insurance designed to protect and indemnify the Registrant and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of the Registrant.

Item 15.      Recent Sales of Unregistered Securities.

     Because the Registrant was only recently incorporated to act as a holding company upon the completion of the offering registered by means of this Registration Statement, the Registrant has not yet issued any shares of its capital stock or other securities.

Item 16.      Exhibits and Financial Statement Schedules.

           (a) The exhibits furnished with this Registration Statement are listed beginning on page E-l.

           (b)  No financial statement schedules are required.

Item 17.      Undertakings.

     (1) The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainfield, State of Indiana, on November 9, 1998.

                              LINCOLN BANCORP



                                                 By  /s/ T. Tim Unger
                                                     ------------------------
                                                     T. Tim Unger
                                                     President and Chief
                                                     Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                                Title                  Date

(1)  Principal Executive Officer and Director:



     /s/ T. Tim Unger                  Director,               )
     -------------------------                                 )
     T. Tim Unger                      President and           )
                                       Chief Executive Officer )
                                                               )
                                                               )
(2)  Principal Financial                                       )
     and Accounting Officer:                                   )
                                                               )
                                                               )
     /s/ John M. Baer                  Chief Financial Officer )
     John M. Baer                      and Secretary           )
                                                               )
                                                               )
(3)  The Board of Directors:                                   )
                                                               )
     LESTER N. BERGUM                  Director                )
                                                               )
     W. THOMAS HARMON                  Director                )November 9, 1998
                                                               )
     JERRY R. HOLIFIELD                Director                )
                                                               )
     WAYNE E. KESSLER                  Director                )
                                                               )
     DAVID E. MANSFIELD                Director                )
                                                               )
     JOHN C. MILHOLLAND                Director                )
                                                               )
     T. TIM UNGER                      Director                )
                                                               )
     EDWARD E. WHALEN                  Director                )
                                                               )
     JOHN L. WYATT                     Director                )

By:  /s/ T. Tim Unger
     ----------------------
     T. Tim Unger
     Attorney-in-fact

                               EXHIBIT INDEX

Exhibit No.                        Description                             Page

       1 Form of Agency Agreement to be entered into among Registrant, Lincoln Federal Savings Bank, and Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc.

       2            Plan of Conversion*

       3(1)         Registrant's Articles of Incorporation*

        (2)         Registrant's Code of By-Laws*

       4            Form of Stock Certificate*

       5 Opinion of Barnes & Thornburg re legality of securities being registered*

       8(1)         Opinion of Barnes & Thornburg re tax matters*

        (2) Opinion of Keller and Company, Inc. re economic value of Subscription Rights*

      10(1) Letter Agreements entered into between Registrant and Keller & Company, Inc. relating to appraisal and business plan*

        (2)         Lincoln Bancorp Stock Option Plan*

        (3)         Lincoln Federal Savings Bank  Recognition and Retention
                    Plan and Trust*

        (4) Employment Agreement between Lincoln Federal Savings Bank and T. Tim Unger*

        (5)         Lincoln Bancorp Employee Stock Ownership Plan and Trust
                    Agreement*

        (6) ESOP Loan Commitment and Exempt Loan and Share Purchase Agreement between Trust under Lincoln Bancorp Employee Stock Ownership Plan and Trust Agreement and Lincoln Bancorp

        (7) Unfunded Deferred Compensation Plan for the Directors of Lincoln Federal Savings Bank, as amended*

        (8)         Lincoln   Federal   Saving   Bank   Deferred   Director
                    Supplemental  Retirement  Plan  (Effective  December 1,
                    1997)*

      21            Subsidiaries of the Registrant*

      23(1)         Consent of Keller & Company, Inc.*

        (2)         Consent of Geo. S. Olive & Co. LLC*

        (3)         Consent of Barnes & Thornburg (included in Exhibit 5)*

      24            Power  of   Attorney   included  on  page  S-6  of  the
                    Registration Statement*

      27            Financial Data Schedule*

      99(1)         Appraisal Report of Keller & Company, Inc.*

        (2)         Stock Order Form*

        (3)         Appraisal update*

        (4)         Charitable Gift

     *Previously filed